UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Progress Software Corporation

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2026 Notice of Annual Meeting & Proxy Statement Progress Software Corporation 15 Wayside Road, Suite 400 Burlington, MA 01803

Our Values: Courage | Teamwork | Accountability Our values drive our everyday actions, keeping us connected, inspired, and moving forward. Courage, Teamwork, and Accountability represent the fundamental beliefs that guide our actions. Our adherence to these values reinforces who Progress is as a trusted software provider and employer of choice and enables us to innovate and solve what matters most to our customers. Courage We act boldly, think creatively, innovate and take risks to solve what matters most to our customers. We collaborate to solve difficult challenges, value inclusion, build trust and respect each other's differences. Teamwork Accountability We do what we say, overcome hurdles with agility and resilience, to achieve valuable outcomes.

Letter From Our Chair

March 25, 2026

To Our Stockholders:

We invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Progress Software Corporation (“Progress,” the “Company,” “we,” “us” or “our”), which will be held on May 7, 2026, at 10:00 a.m. Eastern Time.

The Annual Meeting will be conducted via live webcast to facilitate stockholder attendance and participation from any location around the world. Stockholders will be able to submit questions before and during the meeting using online tools, providing our stockholders with the opportunity for meaningful engagement with the Company. For instructions on attending the Annual Meeting virtually and voting your shares, please see “About the Meeting and Voting” in the accompanying Proxy Statement.

The following Notice of Annual Meeting of Stockholders and accompanying Proxy Statement contain details regarding admission to the virtual meeting and the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted during the meeting. We urge you to promptly vote and submit your proxy via the internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting online, you can vote online even if you have previously submitted your proxy.

We will also provide a recording of the Annual Meeting on our Investor Relations website at https://investors.progress.com/. We hope this will allow those who cannot attend the meeting to hear Progress discuss 2025 and our goals for 2026 at their convenience. As always, you can find a variety of pertinent information about Progress on our Investor Relations website.

On behalf of the Board of Directors, thank you for your continued support. We look forward to seeing many of you at the virtual Annual Meeting.

John R. Egan

Board Chair

About Progress Est. 1981 Nasdaq: PRGS Headquartered in Burlington, Massachusetts, USA Offices across North America, Latin America, EMEA and Asia Pacific 3000+ employees

2026 Proxy Statement	1

Letter From Our Board of Directors

March 25, 2026

To Our Stockholders:

Over the past year, the use of AI across all industries has shifted from experimental tools and pilots to agentic and business-critical initiatives. Delivering trusted AI capabilities for organizations of all sizes is core to what we do at Progress. Our recent acquisitions of ShareFile and Nuclia have further deepened this commitment to helping our customers turn AI disruption into a competitive advantage.

As a result, 2025 was the strongest year ever for Progress as we continue to execute our long-term Total Growth Strategy to invest and innovate, acquire and integrate, and drive customer success. The hard work of Progressers around the world contributed to strong retention and dynamic teams that executed well throughout the year, delivering on steady demand across virtually all markets and product lines.

As we have for decades, Progress remained focused this past year on empowering our customers, our people, and our products. Throughout the year, the Board and executive leadership team collaborated closely to ensure the success of Progress’ financial, strategic, and business results in fiscal 2025.

Our Performance

Our work this year advanced our strategic plan of delivering meaningful stockholder value through our Total Growth Strategy, while achieving impressive financial results. Our business, across base and newly integrated products, remains well positioned for continued success. By building on our track record as the trusted provider of AI-powered digital experience and infrastructure software that our customers and partners rely on, we have navigated market turbulence with a steady hand.

Corporate Social Responsibility

The Board is enormously proud of how Progress and its employees performed, not just in their day-to-day responsibilities, but through advancing our Corporate Social Responsibility (CSR) program, Progress for Tomorrow. This work is organized around three pillars: Our People, Our Global Community, and Our Planet, enabling us to focus on supporting the communities in which we live and work while also making a tangible difference in the world around us. As the foundation of all our CSR efforts, Progress is committed to maintaining the highest standards of corporate governance, ensuring transparency, accountability, and ethical conduct across all operations.

Director Nominations and Corporate Governance

Current Board nominees represent a wide range of backgrounds and expertise. We believe our varied experiences, perspectives, and skills contribute to the Board’s effectiveness in managing risk and providing guidance that positions Progress for long-term success in a changing business environment. Of our nine Board nominees, eight are independent, which includes our Board Chair and all committee members. This Proxy Statement describes Progress’ corporate governance policies and practices that foster the Board’s effective oversight of the Company’s business strategies and practices.

Executive Compensation

Consistent with our pay-for-performance philosophy, the Compensation Committee of the Board of Directors emphasized alignment with our long-term business goals in designing our executive compensation programs for 2025. Our executive compensation programs for 2025 reflected management’s continued commitment to our strategic plan.

Looking Ahead

In fiscal year 2026, the Board anticipates continuing to advance and execute on the Company’s strategic plan. We acknowledge that there is increasing market and geopolitical uncertainty, but we believe that challenges can also present opportunities. We remain diligent in our efforts and confident in Progress’ future outlook.

Thank you for your ongoing support. We appreciate the opportunity to represent your interests as stockholders.

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Notice of Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting online.

Voting Items

Proposals		Board Vote Recommendation	For Further Details
1	Elect nine directors to serve until the 2027 Annual Meeting	“FOR” each director nominee	Page 15

2	Advisory vote to approve the fiscal year 2025 compensation of our named executive officers (“say-on-pay” vote)	“FOR”	Page 46

3	Approve an increase in the number of shares authorized for issuance under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated	“FOR”	Page 84

4	Approve an increase in the number of shares authorized for issuance under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated	“FOR”	Page 95

5	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year	“FOR”	Page 99

Other matters properly brought before the meeting may also be considered.

Please vote your shares before the Annual Meeting, even if you plan to attend the Annual Meeting. Further information about how to attend the Annual Meeting, vote your shares during the Annual Meeting, and submit questions during the Annual Meeting is included in the accompanying Proxy Statement.

Your broker will not be able to vote your shares on the election of directors, the advisory say-on-pay vote, the approval of an increase in shares under the 2008 Plan, or the approval of an increase in shares under the ESPP, unless you give your broker specific instructions to do so. A complete list of registered stockholders will be available for examination during the Annual Meeting.

By Order of the Board of Directors,

YuFan Stephanie Wang
Corporate Secretary
Burlington, Massachusetts
March 25, 2026

YOUR VOTE IS IMPORTANT Whether or not you plan to attend the meeting, please promptly vote and submit your proxy.

Date and Time
Day, May 7, 2026 10:00 AM ET

Virtual Meeting
www.virtualshareholdermeeting. com/PRGS2026

Who Can Vote Stockholders as of March 9, 2026, are entitled to vote

How to Vote

Internet www.proxyvote.com

Telephone 1-800-690-6903

Mail Complete, sign and promptly mail the proxy card in the enclosed postage-prepaid envelope

During the Meeting www.virtualshareholdermeeting. com/PRGS2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2026: This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended November 30, 2025, are available at: www.proxyvote.com

2026 Proxy Statement	3

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Table of Contents

PROPOSAL 3: Approve an Increase in the Number of Shares Authorized For Issuance Under the 2008 Stock Option and Incentive Plan, as Amended and Restated	84
PROPOSAL 4: Approve an Increase in the Number of Shares Authorized For Issuance Under the 1991 Employee Stock Purchase Plan, as Amended and Restated	95
PROPOSAL 5: Ratification of the Selection of Independent Registered Public
Accounting Firm	99
Evaluation of the Independent Auditor	99
Tenure	100
Independent Registered Public Accounting Firm Fees	100
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
Registered Public Accounting Firm	101

Audit Committee Report	102
Other Matters	103
Certain Relationships and Related Persons Transactions	103
Information About Progress Software Common Stock Ownership	103
Equity Compensation Plan Information	105
Proposals of Stockholders For 2027 Annual Meeting	106
About the Meeting and Voting	107
Expenses of Solicitation	111
Available Information	112

Appendix A: Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated	A-1
Appendix B: Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated	B-1

2026 Proxy Statement	5

Business Overview

Mission: Power AI experiences and infrastructure for every business through leading software products. Vision: Help every business turn AI disruption into a competitive advantage.

Progress provides software that empowers organizations to achieve transformational success in the face of disruptive change. Our software enables our customers to develop, deploy, and manage responsible AI-powered applications and digital experiences with agility and ease.

Businesses of all sizes get a trusted provider in Progress, with the products, expertise, and vision they need to turn AI disruption into a competitive advantage. Millions of developers and technologists at hundreds of thousands of organizations depend on Progress every day.

The core tenets of the Progress Total Growth Strategy are to invest and innovate, acquire and integrate great businesses, and drive customer success. We invest in our products, our people, and in how we run the business.

The result of that is industry-leading products that are built and supported by engaged employees.

Our Strategy

Trusted Provider of the Best Products to Develop, Deploy and Manage Responsible AI-Powered Applications and Digital Experiences • Our broad portfolio of products falls into three distinct categories: digital experiences, application and data platform, and infrastructure management. • We empower customers with market-leading products in each of these categories, so their businesses can thrive. We understand our customers’ core business workflows and requirements, and provide trusted products that enable them to meet and exceed their business objectives. • We offer these products to both new and existing customers and partners. Focus on Customer and Partner Retention to Drive Recurring Revenue and Profitability • Our financial stability, trusted and reliable products, and commitment to innovation propels customers forward with confidence. • Our organizational philosophy and operating principles are focused on customer and partner retention, their success, and a streamlined operating approach to more efficiently drive predictable and stable recurring revenue and high levels of profitability. M&A Driven Growth • We are pursuing growth driven by accretive acquisitions of software businesses, with products that appeal to IT organizations, developers, and business users. • These acquisitions must meet strict financial and other criteria, with the goal of driving significant stockholder returns by providing scale and increased cash flows. • We have made smart, strategic acquisitions over the last seven years: Ipswitch (April 2019), Chef Software (October 2020), Kemp Technologies (November 2021), MarkLogic Corporation (February 2023), ShareFile (October 2024), and Nuclia (June 2025). Thoughtful Capital Allocation Strategy • Our capital allocation policy emphasizes accretive M&A, which allows us to expand our business and drive significant stockholder returns, and utilizes share repurchases to return value to stockholders. • We intend to repurchase our shares in sufficient quantities to offset dilution from our equity plans and may elect to conduct additional repurchases based on market conditions and other factors.

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Business Overview

Fiscal Year 2025 Financial Highlights

Fiscal Year 2025 Financial Highlights $978M Revenue 30% from FY2024 $235M Cash Flow from Operations 11% from FY2024 $852M Annualized recurring revenue (“ARR”) as of the end of fiscal year 2025, increased 2% year-over-year on a constant currency basis $105M+ Stockholder-focused capital allocation capital returned to stockholders in fiscal year 2025 Exceeded our non-GAAP operating income target Key product releases featuring AI, including Progress Agentic RAG, ShareFile, OpenEdge, Flowmon, Progress Data Platform, Sitefinity, Telerik, and Kendo UI 100% NRR net retention rate as of the end of fiscal 2025, illustrating our predictable and durable revenue performance Acquired Nuclia, an innovative Agentic RAG-as-a Service offering that makes agentic RAG accessible to organizations of all sizes, in June 2025.

2026 Proxy Statement	7

Business Overview

Praise for Progress

We are proud to share that we continue to win industry recognition for our products, leadership, and culture, and have again been recognized as a top place to work.

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Business Overview

Corporate Social Responsibility

Each year, we focus on supporting our people, engaging with our global community, and taking tangible steps to leave our planet better than we found it. In 2025, Progress and our employees supported more than 290 charities around the world and proudly gave 674 hours of time to volunteer for causes in our communities.

 Our People • Achieved strong scores of 93% for teamwork and 90% for empowerment in our annual employee engagement survey. • Reached a record rate of participation in our Mentorship Program, reflecting active engagement across our organization in professional growth. • Hosted 40+ wellbeing activities to support a healthy, inclusive, and happy working environment, including sessions on spinal health, eye health, improving ergonomics at work, nutritional wellness, sleep, health checkups, and psychotherapy. • Our seven Employee Resource Groups (ERGs) organized 25+ events, open to all Progressers, focused on community, connection, and learning. Our Global Community • Focused our support on STEM education, children, and sustainable communities, reflecting our values and the passions of our employees. • Hosted three donation matching campaigns, achieving record employee participation and resulting in more than $60,000 donated to causes around the world by Progress and our employees. • Our STEM Scholarship Series received the highest number of applications to date, including a 2x increase in India year-over-year. Our Planet • Strengthened the foundation of our sustainability efforts by engaging with an advisory service to guide the next phase of our program. • Our Earth Team advanced sustainability awareness through composting workshops, clothing drives, and hands-on environmental activities. • Our employees volunteered to plant pollinator gardens and participated in local cleanup efforts.

2026 Proxy Statement	9

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these and other topics, please review our Annual Report on Form 10-K for the fiscal year ended November 30, 2025 (the “Annual Report”) and this entire Proxy Statement.

This Proxy Statement and the accompanying proxy card, including an Internet link to our previously filed Annual Report, were first made available to stockholders on or about March 25, 2026.

Proposal The Board recommends a vote FOR each director nominee. Election of Nine Directors See page 15

The Board of Directors and Nominating and Corporate Governance Committee of the Board of Directors believe the nine Board nominees possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.

Director Nominees

Name and Primary Occupation Age Director Since Other Public Boards Committee Membership AC CC NC M&A John R. Egan Board Chair Managing Partner, Carruth Management, LLC 68 2011 1 M Paul T. Dacier Chief Legal Officer, Chief Administrative Officer, IonQ, Inc. 68 2017 1 C Rainer Gawlick Board Chair, Proto Labs, Inc. 58 2017 1 M M Yogesh K. Gupta President and CEO, Progress Software Corporation 65 2016 - Charles F. Kane Senior Lecturer, MIT Sloan 68 2006 2 F M Samskriti Y. King CEO, Nasuni Corporation 52 2018 - M C David A. Krall Strategic Advisor, Roku, Inc. 65 2008 1 C Angela T. Tucci Chair, Anita Borg Institute for Women and Technology 59 2018 - M M Vivian M. Vitale, NACD.DC Principal, Vivian Vitale Consulting, LLC 72 2019 1 M M AC Audit Committee CC Compensation Committee NC Nominating and Corporate Governance Committee M&A Mergers & Acquisitions/Strategy Committee Chair Member Chair and Financial Expert Independent

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Proxy Statement Summary

Key Board Qualifications, Expertise, and Attributes

The table and graphs below summarize the director nominees’ experience and the qualifications, skills, and attributes most relevant to service on the Board. See “Nominees for Directors” for additional details regarding our nominees’ experience and backgrounds.

Board Snapshot

Key Board Qualifications, Expertise, and Attributes The table and graphs below summarize the director nominees’ experience and the qualifications, skills, and attributes most relevant to service on the Board. See “Nominees for Directors” for additional details regarding our nominees’ experience and backgrounds. o5 Artificial Intelligence o 7 o 5 Corporate Social Responsibility Human Capital Management o 7 Cybersecurity o 9 o 5 Finance and Accounting Leadership o 9 o 9 o 6 Strategy Technology/Software Industry Go-to-Market/Sales o 9 o 5 o 9 Mergers & Acquisitions Public Company Board Service and Governance Product Development Board Snapshot Independence Diversity of Tenure Diversity of Background Diversity of Age Independent: 8Not Independent: 1 Mid-range (6-10 years): 6Diverse: 6Non-Diverse: 350-59: 360-69: 570-79: 1 Longer-term (>10 years): 3 67% 56% 67% 89% have served ≤ 9 years are diverse in gender, ethnicity, or nationality are independent are 65 or younger AI

2026 Proxy Statement	11

Proxy Statement Summary

Board Effectiveness

Our Board of Directors takes a multi-faceted approach to continually assess Board composition and evaluate Board effectiveness.

Practices Contributing to Board Effectiveness % Chair and CEO positions have been separate since 2012% 8 of 9 directors are independent % All committee members are independent % Independent directors meet in executive session without the CEO at every regularly scheduled Board meeting % Board composed with diverse backgrounds and perspectives Relevant Skills % Technology/Software Industry % Cybersecurity % Go-to-Market/Sales % Strategy % Product Development % Organizational effectiveness and human capital management % Artificial Intelligence Balanced Tenure % 5 of 8 independent directors have a tenure of 8 years or less % All directors are elected annually % We have adopted a director resignation policy for directors

Active and Engaged Board

We have an active and engaged Board that is committed to fulfilling its fiduciary duty to act in good faith in the best interests of Progress and its stockholders. The number of Board and committee meetings held in fiscal year 2025 (December 1, 2024 – November 30, 2025) is set forth below.

2025 Meetings
Board	6
Audit Committee	4
Nominating & Corporate Governance Committee	4
Compensation Committee	5
Mergers & Acquisitions Committee	4

6 Total Board meetings in 2025 17 Total committee meetings in 2025 99% Average attendance rate

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Proxy Statement Summary

Advisory Vote to Approve Fiscal 2025 Executive Compensation of Our Named Executive Officers (Say-on-Pay Vote) Proposal The Board recommends a vote FOR this proposal. See page 46

Executive Compensation Philosophy

The Compensation Committee’s philosophy is to tie executive pay to performance in order to incentivize the achievement of returns to our stockholders and to drive the creation of sustainable long-term stockholder value. Consistent with this pay-for-performance philosophy, the Compensation Committee, in designing our executive compensation programs for 2025, emphasized alignment with our long-term business goals.

2025 Executive Compensation Highlights

Base salaries for our named executive officers targeted at market competitive levels • 100% of annual cash bonuses for our named executive officers tied to achieving pre-established financial objectives that are difficult to attain and require achievement that is closely linked to our annual operating plan and budget and publicly announced expectations • Payouts of annual cash bonuses capped at 150% of target amounts • Annual target equity opportunity for our named executive officers: • 70% of annual equity award is performance-based: • 50% was delivered in the form of stock awards tied to three-year relative total stockholder return and cumulative operating income metrics • 20% was delivered in the form of stock options • 30% was delivered in the form of time-based restricted stock units

Compensation Governance Highlights

 What We Do % 70% of annual equity award is performance-based, through performance-based stock units and stock options % Grant performance-based equity awards with performance measures that span three years % Maintain stock ownership guidelines to ensure our directors’ and executives’ interests are aligned with those of our stockholders % Clawback Policy: consistent with the Securities and Exchange Commission’s (the “SEC”) rules and the Nasdaq Listing Rules % Cap the amount our executives can earn under our annual and long-term incentive plans % Compensation Committee retains independent compensation consultant What We Don’t Do × No excessive perquisites × No guaranteed salary increases or non-performance-based bonuses × No pledging or hedging of company stock by directors or executive officers × No excise tax gross-ups

2026 Proxy Statement	13

Proxy Statement Summary

Proposal Approve an Increase in the Number of Shares Authorized for Issuance Under the 2008 Stock Option and Incentive Plan, as Amended and Restated The Board recommends a vote FOR this proposal. See page 84

We are asking our stockholders to approve an increase in the number of shares authorized for issuance under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as amended and restated (the “2008 Plan”). On March 24, 2026, our Board of Directors unanimously approved an increase in the number of shares of our common stock reserved for issuance under the 2008 Plan by 2,000,000 shares, which is subject to stockholder approval at the Annual Meeting. Our Board of Directors believes that the availability of an adequate reserve of shares for issuance under the 2008 Plan is essential to enable us to maintain our competitive position with respect to our Total Growth Strategy and our ability to recruit, retain, and incentivize a highly skilled and engaged workforce.

Proposal Approve an Increase in the Number of Shares Authorized for Issuance Under the 1991 Employee Stock Purchase Plan, as Amended and Restated The Board recommends a vote FOR this proposal. See page 95

We are asking our stockholders to approve an increase in the number of shares authorized for issuance under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). On March 24, 2026, our Board of Directors unanimously approved an increase in the number of shares of our common stock reserved for issuance under the ESPP by 900,000 shares, which is subject to stockholder approval at the Annual Meeting. Our Board of Directors believes that the availability of an adequate reserve of shares for issuance under the ESPP is essential to enable us to retain and incentive highly skilled and engaged personnel.

Ratify the Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Our Current Fiscal Year Proposal The Board recommends a vote FOR this proposal. See page 99

Based on the Audit Committee’s assessment of Deloitte & Touche LLP’s qualifications and performance, it believes their retention for fiscal year 2026 is in the best interests of the Company.

 Experience and effectiveness % Enhanced audit quality % Effective audit plans and efficient fee structures % Maintaining continuity avoids disruption Strong independence controls % Thorough Audit Committee oversight % Robust pre-approval policies and limits on non-audit services % Deloitte’s strong internal independence procedures and regulatory framework

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Proposal The Board recommends a vote FOR each director nominee. Election of Directors

Nominees

Nine individuals have been nominated for election at the Annual Meeting to hold office until the 2027 Annual Meeting. The nominees were evaluated and recommended by the Nominating and Corporate Governance Committee of the Board of Directors in accordance with its charter and our Corporate Governance Guidelines. The Board of Directors and Nominating and Corporate Governance Committee believe the nine Board nominees possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy. For additional information about the nominees and their qualifications, please see the sections of this Proxy Statement entitled “Director Nomination Process” and “Nominees for Directors.”

Each director elected at the Annual Meeting will hold office until the next annual meeting of stockholders or special meeting in lieu of such an annual meeting or until their successor has been duly elected and qualified or until their earlier death, resignation, or removal. There are no family relationships among any of our executive officers or directors. Each of the director nominees named in this Proxy Statement has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve. If, before the Annual Meeting, one or more nominees named in this Proxy Statement should become unable to serve or for good cause will not serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.

Our Director Resignation Policy

Our Corporate Governance Guidelines set forth our director resignation policy, which provides that any nominee for election to the Board in an uncontested election who receives a greater number of votes “withheld” from their election than votes “for” such election is required to submit their offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is to consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to that offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, the Company will disclose that decision and an explanation of such decision in a filing with the SEC or a press release. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy or may decrease the size of the Board, in either case pursuant to our Bylaws.

If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders or special meeting in lieu of such an annual meeting or until their successor has been duly elected and qualified, or until their earlier death, resignation, or removal. Through this policy, the Board seeks to be accountable to all stockholders and respects the rights of stockholders to express their views through their votes for directors. At the same time, the policy allows the Board sufficient flexibility to make sound evaluations based on the relevant circumstances and to act in the best interest of the Company and its stockholders in the event of a greater than 50% “withhold” vote against a specific director.

2026 Proxy Statement	15

Proposal 1: Election of Directors

Director Nomination Process

Board Membership Criteria

Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the background, experience, and qualifications of any candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have:

Ability to collaborate effectively with other Board members and management to serve the long-term interests of our stockholders Highest personal and professional integrity Demonstrated exceptional ability and judgment

In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;
•	no identified conflicts of interest as a prospective director;
•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and
•	willingness to comply with our Code of Conduct and Business Ethics.

The Board of Directors retains the right to modify these minimum qualifications from time-to-time and exceptional candidates who do not meet these criteria may still be considered.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including:

Direct experience in the software industry or in the markets in which we operate An understanding of, and experience in, accounting, legal, finance, product, sales and/or marketing matters Experience on other public or private company boards and involvement in corporate governance best practices Leadership experience with public companies or other major organizations with a proven track record in developing and executing a strategic vision and making executive-level decisions Diversity of the Board, considering business and professional experience, educational background, reputation and industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes M&A experience around the strategic acquisition of complementary businesses while meeting strict financial criteria

The Nominating and Corporate Governance Committee considers a variety of standards that may be appropriate from time-to-time for the overall structure and composition of our Board of Directors, but it does not assign specific weights to the various criteria and no single criterion is necessarily applicable to all prospective nominees.

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Proposal 1: Election of Directors

Director Selection Process

1	IDENTIFYING CANDIDATES

Generally, the Nominating and Corporate Governance Committee, in light of the results of the Board’s self-evaluation process, identifies candidates for director nominees in consultation with the other directors and management, using search firms or other advisors, through recommendations submitted by stockholders, or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates.

 ▼

2	INCUMBENT DIRECTORS

In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards.

 ▼

3	MINIMUM QUALIFICATIONS FOR NEW DIRECTOR CANDIDATE

In the case of a new director candidate, the Nominating and Corporate Governance Committee confirms that the candidate meets the minimum qualifications for a director nominee established by the Nominating and Corporate Governance Committee.

 ▼

4	INTERVIEWING CANDIDATES
The candidate will be interviewed by the Nominating and Corporate Governance Committee and other Board members.

 ▼

5	REVIEW OF CANDIDATES

The Nominating and Corporate Governance Committee then meets to discuss and review the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

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6	RECOMMENDATION OF CANDIDATES

Based on the results of the review process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.

2026 Proxy Statement	17

Proposal 1: Election of Directors

We Value Diverse Backgrounds and Perspectives The Board and the Nominating and Corporate Governance Committee value diversity of backgrounds, experience, perspectives, and leadership in different fields when identifying nominees. We believe that we have assembled a diverse set of directors with the varied backgrounds, experiences, and perspectives critical to our long-term success. Presently, more than half of our Board members are diverse in gender, ethnicity or nationality. Our Board conducts regular self-evaluations. The survey questions include an assessment of whether the composition of the Board possesses the skills, perspectives, and experience consistent with achieving our short and long-term corporate goals.

Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Recommendations sent by stockholders must provide the following information:

•	the name and address of record of the stockholder;
•	a representation that the stockholder is a record holder of our common stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;
•	a description of all arrangements or understandings between the stockholder and the proposed director candidate; and
•	any other information regarding the proposed director candidate that is required to be included in a Proxy Statement filed under SEC rules.

The submission must be accompanied by a written consent of the individual to be named in our Proxy Statement as standing for election if nominated by our Board of Directors and to serve if elected by the stockholders. Stockholder recommendations of candidates for election as directors at an annual meeting of stockholders must be timely and submitted to the Company in accordance with the requirements for director nominations set forth in the Company’s Bylaws.

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Proposal 1: Election of Directors

Key Board Qualifications, Expertise, and Attributes

The table and graphs below summarize the director nominees’ experience and the qualifications, skills, and attributes most relevant to service on the Board. Director biographies in the section below entitled “Nominees for Directors” describe each director’s background and relevant experience in more detail.

Director Skills and Experience Egan Dacier Gawlick Gupta Kane King Krall Tucci Vitale AI Artificial Intelligence Our products and operations increasingly rely upon and incorporate artificial intelligence, and the Board values members with expertise in this rapidly developing area of technology. Cybersecurity Mitigating risk through cybersecurity is a key area of focus for us. The Audit Committee receives quarterly updates from our IT/Cybersecurity Team, including regarding governance processes, projects to strengthen cybersecurity processes, and infrastructure. Leadership Our business is complex and ever-evolving. CEOs and individuals with experience leading large business units have proven track records in developing and executing a vision and making executive-level decisions. Finance and Accounting Individuals with financial expertise able to identify and understand the relevant financial considerations applicable to us as a global public company. Technology/Software Industry Progress is the trusted provider of AI-powered digital experience and infrastructure software. Those with relevant technology/software experience are better able to understand the opportunities and challenges facing our business. Go-to-Market/Sales Our business depends on successfully creating awareness of our products and entering new markets as well as executing our sales strategy. Strategy Development and execution of a strong corporate strategy is critical to sustaining and growing our business. Product Development Our business depends on our ability to successfully develop our products and expand our offerings. Experience in product development enhances understanding of the challenges we face and facilitates strategic planning in this area. Public Company Board Service and Governance Individuals having experience serving on public company boards better understand the roles and responsibilities of directors and corporate governance best practices. Mergers & Acquisitions A key element of our corporate strategy includes the acquisition of businesses that offer complementary products, services, and technologies, augment our revenues and cash flows, and meet our strict financial criteria. M&A experience enhances understanding of the complexities, issues, and risks involved with any such acquisitions and their integration. Human Capital Management Progress is driven by our people, so expertise in human capital management and related issues is critical to our long-term success. CSR Corporate social responsibility is an integral part of our culture and we consider sustainability, ethics, and governance issues in multiple aspects of our operations.

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Proposal 1: Election of Directors

Director Independence

Having an independent Board is a core component of our governance philosophy. Our Corporate Governance Guidelines provide that, as a matter of policy and consistent with applicable laws, rules, and regulations, a majority of the Board should be independent directors, as defined by the Nasdaq Listing Rules. To help ensure independence, our Corporate Governance Guidelines contain limits on director outside activities. Directors are expected to avoid any action, position, or arrangement that conflicts with an interest of the Company or gives the appearance of a conflict. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Board, and other directors should not serve on more than four other boards of public companies in addition to the Board of Directors.

Based on the review and recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that all current directors except Yogesh Gupta (our President and Chief Executive Officer) are independent within the meaning of the director independence standards of the Nasdaq Listing Rules and the applicable rules of the SEC.

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Proposal 1: Election of Directors

Nominees for Directors

Proposal 1: Election of Directors Nominees for Directors Director Since: September 2011Chair since December 2012Age: 68Current Board Committees: Nominating and Corporate Governance Skills and Experiences: John R. Egan Independent Background: Mr. Egan is managing partner of Carruth Management, LLC, a Boston-based Family Office. From October 1986 until September 1998, Mr. Egan served in several executive positions with EMC Corporation, a publicly held global leader in information technology, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan also serves on the Board of Trilio, a privately held technology company. Other Current Public Company Boards:•NetScout Systems, Inc. (Nasdaq: NTCT), a network performance management company, where he serves as Lead Director. Prior Public Company Boards in Last 5 Years:•Verint Systems, Inc. •Agile Growth Corp. Cybersecurity Technology/ Software Industry M&A Go-to-Market/ Sales Leadership Strategy Finance and Accounting Public Company Board Service and GovernanceCSR2026

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Proposal 1: Election of Directors

Paul T. Dacier Independent Background: Mr. Dacier is currently Chief Legal Officer, Chief Administrative Officer and Corporate Secretary at IonQ, Inc., a leader in quantum computing and networking, since July 2025. Previously, he was a partner at Quinn Emanuel Urquhart & Sullivan LLP, a leading law firm devoted to business litigation and arbitration, having joined their Corporate Governance Litigation and Crisis Law and Strategy practice group in January 2024. From March 2017 to December 2023, he was the Executive Vice President and General Counsel of Indigo Agriculture, Inc., a Boston-based agricultural technology start-up company. Previously, Mr. Dacier was the long-time General Counsel of EMC Corporation from 1990 until September 2016, when EMC was acquired by another technology company. Mr. Dacier was responsible for the worldwide legal affairs of EMC and its subsidiaries and oversaw the company’s internal audit, real estate and facilities organizations, sustainability, aviation, and government affairs departments. Other Current Public Company Boards: • AerCap Holdings NV (NYSE: AER), the world’s largest commercial aircraft leasing company, where he serves as Non-Executive Chair. Prior Public Company Boards in Last 5 Years: None. Director Since: June 2017 Age: 68 Current Board Committees: Nominating and Corporate Governance (Chair) Skills and Experiences: Leadership M&A Cybersecurity Strategy Public Company Board Service and Governance CSR Technology/ Software Industry Human Capital Management

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Proposal 1: Election of Directors

Proposal 1: Election of Directors Director Since: June 2017 Age: 58 Current Board Committees: Audit; Mergers and Acquisitions/Strategy Skills and Experiences: Rainer Gawlick Independent Background: Dr. Gawlick is a public and private company board member and currently serves as Chair of Proto Labs, Inc. In addition, Dr. Gawlick serves on a number of private company boards including Plastik AI, Sectigo, Oktopost, Photoshelter (Chair), Chyron (Lead Independent Director), and Apprenti (Chair). Dr. Gawlick formerly served as President of Perfecto Mobile, Ltd., a leader in mobile testing, and as Executive Vice President of Global Sales at lntralinks, Inc., a computer software company providing virtual data rooms and other content management services. Previously, Dr. Gawlick served as Chief Marketing Officer of Sophos Ltd., a computer security company providing endpoint, network, and data protection software. Prior to that, Dr. Gawlick served as Vice President of Worldwide Marketing and Strategy at SolidWorks Corp., a CAD software company. He has also held a variety of executive positions in other technology businesses and was a consultant with McKinsey & Company. Other Current Public Company Boards: •Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production, where he serves as Chair. Prior Public Company Boards in Last 5 Years: None. AI Artificial Cybersecurity Product CSR Intelligence Development Go-to-Market/ Leadership Finance and Technology/ Accounting Software Sales Industry Strategy Public Company M&A Board Service and Governance

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Proposal 1: Election of Directors

Director Since: October 2016 Age: 65 Skills and Experiences: Yogesh K. Gupta President and Chief Executive Officer Background: Mr. Gupta became our President and Chief Executive Officer in October 2016. Prior to that time, Mr. Gupta served as an advisor to various venture capital and private equity firms from October 2015 until September 2016. Previously, Mr. Gupta was President and Chief Executive Officer at Kaseya, Inc., a provider of IT management software solutions, from June 2013 until July 2015, at which time Mr. Gupta became Chair of the Board of Directors, a position he held until October 2015. From July 2012 until June 2013, Mr. Gupta served as an advisor to various venture capital and private equity firms in several mergers and acquisitions opportunities. Mr. Gupta was previously President and Chief Executive Officer of FatWire Software from July 2007 until February 2012, prior to the acquisition of FatWire Software by Oracle Corporation. Prior roles held by Mr. Gupta include Chief Technology Officer at CA, Inc., with which Mr. Gupta held various senior positions. Other Current Public Company Boards: None. Prior Public Company Boards in Last 5 Years: •Blackbaud, Inc. AI Public Company Human Capital Intelligence Artificial Cybersecurity Board Service Management and Governance CSR Leadership Finance and Technology/ Accounting Software Industry M&A Sales Development Go-to-Market/ StrategyProduct

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Proposal 1: Election of Directors

Proposal 1: Election of Directors Director Since: November 2006 Age: 68 Current Board Committees: Audit (Chair); Mergers and Acquisitions/Strategy Skills and Experiences: Charles F. Kane Independent Background: Mr. Kane is currently Senior Lecturer, Global Economics and Management and Technological Innovation, Entrepreneurship and Strategic Management at the MIT Sloan Graduate Business School of Management. Since November 2006,Mr. Kane has also been a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. (NYSE: AZPN), a publicly traded provider of supply chain management software and professional services. Other Current Public Company Boards: •Alkami Technology, Inc. (Nasdaq: ALKT), a digital banking platform that enables banks and credit unions to grow confidently and compete with Megabanks and Fintechs. •Symbotic Inc. (Nasdaq: SYM), a robotics hardware and software company for supply chain management. Prior Public Company Boards in Last 5 Years: •Realpage, Inc. AI Artificial Cybersecurity Go-to-Market/ Product Intelligence Sales Development Human Capital CSR Leadership Finance and Management Accounting Public Company M&A Software Industry Technology/ Strategy Board Service and Governance

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Proposal 1: Election of Directors

Proposal 1: Election of Directors Director Since: February 2018 Age: 52 Current Board Committees: Audit; Mergers and Acquisitions/Strategy (Chair) Skills and Experiences: Samskriti (Sam) Y. King Independent Background: Ms. King is Chief Executive Officer of Nasuni Corporation, a high-growth hybrid cloud data platform company, since April 2025. Prior to that, she was the Chief Executive Officer of Veracode, Inc., a leading provider of application security testing, from January 2019 to April 2024. Ms. King previously held various role sat Veracode, including having served as Senior Vice President and General Manager from July 2017 to January 2019, Chief Strategy Officer from August2015 until July 2017, and as Executive Vice President, Product Strategy and Corporate Development GM, Mobile from April 2012 until July 2015. Ms. King joined Veracode in November 2006 and also served as Veracode’s Senior Vice President, Product Marketing and Vice President, Service Delivery. Prior to joining Veracode, Ms. King held leadership positions in multiple cybersecurity and technology companies. Other Current Public Company Boards: None. Prior Public Company Boards in Last 5 Years: •ZeroFox Holdings, Inc. AI Artificial Cybersecurity Public Company Human Capital Intelligence Board Service Management and Governance Leadership Finance and Technology/ Go-to-Market/ Accounting Software Industry Sales StrategyProduct M&ACSR Development

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Proposal 1: Election of Directors

Director Since: February 2008Age: 65Current Board Committees: Compensation (Chair)David A. Krall Independent Background: Mr. Krall currently serves as a strategic advisor to Roku, Inc. (Nasdaq: ROKU), a leading manufacturer of media players for streaming entertainment, since January 2011. From February 2010 to December 2010, he served as President and Chief Operating Officer of Roku, where he was responsible for managing all functional areas of the company. Prior to that, Mr. Krall spent two years as President and Chief Executive Officer of QSecure, Inc., a privately held developer of secure credit cards based on micro-electro-mechanical system technology. From 1995 to July 2007, he held a variety of positions of increasing responsibility and scope at Avid Technology, Inc. (Nasdaq: AVID), a leading provider of digital media creation tools for the media and entertainment industry. His tenure at Avid included serving seven years as the company’s President and Chief Executive Officer. Mr. Krall also currently serves as a strategic advisor to Audinate Group Ltd (ASX:AD8) and as a board member of privately held DSP Concepts. Other Current Public Company Boards:•Harmonic Inc. (Nasdaq: HLIT), a leader in video delivery and cable access virtualization. Prior Public Company Boards in Last 5 Years:•Audinate Group Ltd Skills and Experiences: Mergers & Acquisitions Leadership Product Development Public Company Board Service and Governance Technology/ Software Industry Strategy AI Artificial Intelligence

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Proposal 1: Election of Directors

Director Since: February 2018 Age: 59 Current Board Committees: Compensation; Mergers and Acquisitions/ Strategy Angela T. Tucci Independent Background: Ms. Tucci currently serves as the Chair of the Board of Trustees of the Anita Borg Institute for Women and Technology (AnitaB.org) and is the founder of CEO Success, LLC, which offers expert coaching for executive-level women and CEOs. Previously, she was the Chief Operating Officer of Uplight, Inc., a provider of end-to-end technology solutions dedicated to serving the energy ecosystem, from January 2020 until October 2022. Since December 2019, she has served as an advisor to TPG Celegene Aggregation GP, Inc. in connection with its then investment in CollabNet/Version One, now Digital.ai, for which she currently serves as a board member. Previously, Ms. Tucci was Chief Executive Officer of Apto, Inc., from August 2017 to September 2019. Prior to that time, Ms. Tucci was General Manager, Agile Management Business Unit of CA, Inc. from September 2015 to July 2017. Prior to that, Ms. Tucci was Chief Revenue Officer, Office of the CEO of Rally Software Development Corp. from December 2014 to August 2015, when Rally was acquired by CA, Inc. Ms. Tucci joined Rally in December 2013 as Chief Marketing Officer. From January 2011 to August 2013, Ms. Tucci was Chief Strategy Officer of Symantec Corporation. Other Current Public Company Boards: None. Prior Public Company Boards in Last 5 Years: None. Skills and Experiences: Leadership Technology/ Software Industry Public Company Board Service and Governance Strategy Mergers & Acquisitions Go-to-Market/ Sales

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Proposal 1: Election of Directors

Director Since: October 2019 Age: 72 Current Board Committees: Compensation; Nominating and Corporate Governance Vivian M. Vitale, NACD.DC Independent Background: Ms. Vitale owns and operates Vivian Vitale Consulting, LLC, a consulting practice assisting organizations in the development of human resources and people management practices, a role she has held since April 2018. From April 2012 until March 2018, she held multiple positions of increasing responsibility at Veracode, Inc., a provider of application security testing. Her tenure at Veracode included serving as Executive Vice President of Human Resources, continuing in her role through Veracode, Inc.’s acquisition by CA Technologies in March 2017. Prior to 2012, Ms. Vitale served as Senior Vice President at Care.com, Inc., an online provider of support services to families, and held senior leadership roles at RSA Security, Unica Corporation and IBM. Ms. Vitale is National Association of Corporate Directors NACD Directorship Certified® since December 2022. Other Current Public Company Boards: • NetScout Systems, Inc. (Nasdaq: NTCT), a network performance management company. Prior Public Company Boards in Last 5 Years: None. Skills and Experiences: Cybersecurity Strategy CSR Public Company Board Service and Governance Leadership M&A Technology/ Software Industry Human Capital Management

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Corporate Governance

Our Corporate Governance Framework

We believe we have in place corporate governance processes and practices that are designed to promote and enhance the long-term interests of our stockholders, solidify board oversight, strengthen management accountability, and foster responsible decision-making. We regularly monitor developments in corporate governance and review our processes and practices in light of such developments.

Proactive and responsive stockholder engagement % 93% say-on-pay support of shares voted at our 2025 Annual Meeting. We believe the vote indicates strong support for our executive compensation program, including enhancements made over prior years. % We hold say-on-pay votes annually to help ensure continued alignment with stockholder values. Accountable to stockholders % All directors are elected annually % We have adopted a director resignation policy % Stockholders of 40% of outstanding shares have the right to call a special meeting % We have no stockholders rights plan (“poison pill”) in place Structures and practices that enhance Board effectiveness % 8 of 9 director nominees are independent % 5 of 8 independent directors have a tenure of 8 years or less; current Board composition strikes an appropriate balance between directors with deep knowledge of the Company and those with a fresh perspective % All committee members are independent % All Audit Committee members are financially literate and our Audit Committee Chair is a financial expert % Our Compensation Committee uses an independent compensation consultant % Robust stock ownership requirements for directors and officers % No hedging or pledging of Company stock by directors or officers % Director access to officers and employers % Director onboarding and continuing education % Performance evaluation of the Board and its committees Strong, independent leadership % Independent Board Chair: Chair and CEO positions have been separate since 2012 % Independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled board meeting Stockholders vote in proportion to their economic interest % One class of voting stock % “One share, one vote” standard Management incentives aligned with the long-term strategy of the Company % Long-term incentive compensation goals are tied to long-range Company plans % Board reviews of incentive structures take into account our long-term strategy

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Corporate Governance

Our Corporate Governance Documents

•	Certificate of Incorporation
•	Bylaws
•	Audit Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Compensation Committee Charter
•	Mergers & Acquisitions / Strategy Committee Charter
•	Code of Conduct and Business Ethics
•	Finance Code of Ethics
•	Corporate Governance Guidelines
•	Stock Option Grant Policy

Our Certificate of Incorporation and our Bylaws are filed with the SEC and are available electronically at www.sec.gov. The other documents listed above can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Investor Relations” page. Any substantive amendment to or waiver of any provision of the Code of Conduct and Business Ethics may be made only by the Board and will be disclosed as required by the Nasdaq Listing Rules or applicable law.

Our Corporate Governance Practices

Our Board of Directors is Independent

8 of 9 nominees are independent	If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of one employee director (Mr. Gupta, our CEO) and eight independent, non-employee directors (Messrs. Egan, Dacier, Kane and Krall, Dr. Gawlick and Mses. King, Tucci and Vitale).
Regular executive sessions of independent directors	Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled board meeting to discuss, among other matters, the performance of the Chief Executive Officer.
Committees are independent	Each of the Board’s committees is strictly comprised of independent directors.
Independent compensation consultant	The compensation consultant is retained by and reports directly to the Compensation Committee. The compensation consultant is independent of the Company and management.

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Corporate Governance

Board Refreshment

We believe it is important to maintain a mix of longer-tenured, experienced directors, who can help to preserve continuity and institutional knowledge, and newer directors, who can provide fresh perspectives. In furtherance of this objective, the Board elected Mr. Dacier and Dr. Gawlick in June 2017, Mses. King and Tucci in February 2018 and Ms. Vitale in October 2019. We do not impose director tenure limits, although our Corporate Governance Guidelines impose a mandatory retirement age of 85. We believe our Board of Directors’ composition balances directors with extensive company knowledge and those with fresh perspectives. The majority of our Board of Directors have served eight or fewer years.

We Have an Independent Board Chair

We believe the current Board leadership structure of having a strong independent Board Chair serves us and our stockholders well by providing independent leadership of the Board and because it allows our CEO to focus primarily on the Company’s business strategy, operations, and corporate vision. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Board members have complete access to and are encouraged to utilize members of our senior management regularly, and they have the authority to retain independent advisors as they deem necessary. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity, and independence.

John R. Egan Board Chair

Key Responsibilities of the Independent Board Chair:

•   Calling meetings of the Board and independent directors;

•   Setting the agenda for board meetings in consultation with the CEO and our Corporate Secretary;

•   Chairing executive sessions of the independent directors;

•   Engaging with stockholders;

•   Acting as an advisor to our CEO on strategic aspects of the CEO role, with regular consultations on major developments and decisions likely to interest the Board; and

•   Performing other duties specified in the Corporate Governance Guidelines or assigned by the Board.

Mr. Egan currently serves as our independent Board Chair and brings extensive board leadership experience as a director of publicly traded companies, including NetScout Systems, Inc., where he serves as Lead Independent Director, as well as previous tenures as a director of Verint Systems Inc., EMC Corporation, and VMWare, Inc. Mr. Egan also serves on the Board of Trilio, a privately held technology company. Mr. Egan has led global technology companies through strategic growth and operational change. His strong integrity and professional credibility with the other directors and executive officers has helped Mr. Egan to effectively oversee management and execute on the Company’s business strategy.

Our Corporate Governance Guidelines do not require the separation of the roles of Board Chair and Chief Executive Officer, as our Board of Directors believes that it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the Company’s needs and leadership at a given point in time. We believe that an effective board leadership structure is highly dependent on the experience, skills, and personal interaction between those in leadership roles. Our policy is to have a Lead Independent Director if the Board Chair is not independent.

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Corporate Governance

We Proactively Engage with our Stockholders

We actively seek to engage with our stockholders as part of our corporate governance. During the past year, members of senior management spoke to, or sought to engage with, a large cross-section of our stockholders. In 2025, over half our shares were held by passive investors, with the majority of those being index funds, whose stewardship teams routinely connect with us only on an as-needed basis. We typically reach out to these investors proactively on a biannual basis.

Our stockholder engagement team is comprised of: % Senior Vice President of Investor Relations % Chief Executive Officer % Chief Financial Officer % Chief Legal Officer % Chief Accounting Officer % Members of our Finance, Legal, Human Resources, and Communications & Marketing Teams, who provide support and relevant information. In 2025, we reached out to stockholders representing: ~75% of our outstanding common stock Topics discussed during our meetings included: % Our Total Growth Strategy—execution, results, plans % AI and its implications internally, competitively, and strategically % Quarterly results and projections/guidance % Capital allocation % Operating trends % The state of the M&A market and our outlook for transactions, valuations and multiples % The integration of prior acquisitions % Cybersecurity Investor Relations Outreach We conduct a proactive, year-round investor outreach program with existing stockholders and potential investors, with whom we engage both passively (by responding promptly to inbound queries) and actively (through outbound solicitation). Our outreach program is run by our Investor Relations Department, and our CEO and CFO regularly participate in investor meetings. We routinely attend investor conferences and participate in non-deal roadshows hosted by sell-side brokerage firms, as well as host meetings with investors at their request and by our invitation. We aim to maintain proactive, consistent dialogue with portfolio managers, analysts and ESG contacts at all institutional investment funds that own 0.5% or more of our shares. Our Investor Relations Department communicates with current and potential investors of all sizes. How to Communicate with Our Board Our Board of Directors welcomes communications from stockholders. Any stockholder may communicate either with our Board as a whole, or with any individual director, by sending written communications addressed to the Board of Directors or to such director at our offices located at 15 Wayside Road, Suite 400, Burlington, Massachusetts 01803, or by submitting an email communication to BOD@progress.com. All good-faith communications sent to our Board of Directors will be forwarded to the full Board or to the individual director to whom such communication was addressed.

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Corporate Governance

Our Board of Directors Evaluates Its Effectiveness

Our Board of Directors conducts periodic self-evaluations to determine whether the Board is functioning effectively. In addition, each committee of the Board also conducts a self-evaluation of its performance and its members’ effectiveness relative to the goals and standards set forth in each committee’s charter. The Nominating and Governance Committee leads these evaluations and is responsible for reporting the results to the full Board. Directors may be required to submit responses through a survey or other means to evaluate the effectiveness of the Board. The annual self-evaluation process also evaluates the performance of individual directors, which is considered in connection with director nominations.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Mergers and Acquisitions/Strategy Committees. The committee charters adopted by our Board of Directors can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Investor Relations” page.

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Corporate Governance

Audit Committee Members Charles F. Kane (Chair) Rainer Gawlick Samskriti Y. King Principal Responsibilities: Assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance Appoints, compensates, retains, and oversees the work performed by our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work Reviews the independent registered public accounting firm’s fees for services performed Reviews with the independent registered public accounting firm the Company’s internal audit and fiscal management, the integrity of the Company’s internal and external financial reporting processes, and the adequacy and effectiveness of the Company’s internal controls over financial reporting Reviews with management various matters related to our internal controls and legal, compliance, and regulatory matters Reviews with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements prior to the filing of reports containing those financial statements with the SEC Reviews with management policies with respect to our risk assessment and risk management (including cybersecurity, data management, and applicable regulatory compliance), including appropriate guidelines and policies to govern the process, as well as the steps management has taken to monitor and control those risks Is responsible for producing the Audit Committee Report included in this Proxy Statement Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate, and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC.

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Corporate Governance

Compensation Committee Members David A. Krall (Chair) Angela T. Tucci Vivian M. Vitale Principal Responsibilities: Oversees our overall compensation structure and benefits, policies, and programs Administers our equity-based plans Reviews and makes recommendations to our Board of Directors regarding the performance of our Chief Executive Officer Reviews and recommends to our Board of Directors for its approval the compensation of our Chief Executive Officer Consults with our Chief Executive Officer to review and determine compensation of all of our other executive officers Assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer Reviews our policies, programs, and initiatives for employee inclusion and belonging Reviews our processes and procedures for the consideration and determination of director and executive compensation Is responsible for producing the Compensation Committee Report included in this Proxy Statement Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by Nasdaq.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for fiscal year 2025 were Mr. Krall and Mses. Tucci and Vitale, with Mr. Krall serving as Chair. Mr. Krall, Ms. Tucci, and Ms. Vitale are not, nor have they ever been, an officer or employee of the Company or of any of its subsidiaries or had any relationship with us requiring disclosure in this Proxy Statement. There are no compensation committee interlocks amongst any of our directors.

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Corporate Governance

Nominating and Corporate Governance Committee Members Paul T. Dacier (Chair) John R. Egan Vivian M. Vitale Principal Responsibilities: Responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the Annual Meeting Assists in determining the composition of our Board of Directors and its committees Assists in developing and monitoring a process to assess the effectiveness of our Board of Directors Assists in developing and implementing our Corporate Governance Guidelines Assists in U.S. federal security clearance and government contracting matters The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. Mergers and Acquisitions/Strategy Committee Members Samskriti Y. King (Chair) Rainer Gawlick Charles F. Kane Angela T. Tucci Principal Responsibilities: Reviews and provide guidance to Company’s management and the Board of Directors on the Company’s mergers and acquisitions strategy as part of overall corporate strategy Assists management in the review of acquisition transactions to be brought before the Board and the review of our corporate strategy Reviews and evaluates the performance and integration of completed transactions Makes regular reports to the Board of Directors concerning its areas of responsibility The Board of Directors has determined that each member of the Mergers and Acquisitions/Strategy Committee meets the independence requirements promulgated by Nasdaq.

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Corporate Governance

Board Oversight

Role of the Board of Directors

The Board of Directors is elected by stockholders. Except for those matters reserved for stockholder approval, the Board of Directors is the ultimate decision-making body of the Company. The Board of Directors advises and guides senior management and monitors its performance.

The fundamental role of the members of the Board of Directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. In fulfilling that responsibility, the Board of Directors may rely on the honesty and integrity of the Company’s senior management and on legal, accounting, financial, and other advisors.

Strategic Oversight

Our Board of Directors engages with the Company’s management regularly and plays a vital role informing management’s understanding of the Company’s strategic objectives and performance drivers while ensuring proper focus on the risks associated with those corporate strategies. In addition, the Board of Directors continually evaluates the level of authority delegated to management to ensure that it is reasonable.

Our Board of Directors delegates substantial authority in certain areas to the Company’s CEO and senior management, enabling them to operate the Company on a day-to-day basis. The Board of Directors remains responsible, however, for overseeing management’s performance within delegated areas, including: strategic initiatives, financial performance, accounting and financial reporting, risk management, and compliance. Starting in 2024, this has included engagement with management regarding the Company’s product and operational strategies with respect to AI.

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Corporate Governance

Our Board of Directors Has a Significant Role in Risk Oversight

Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting the Company is one of its most important areas of responsibility and provides further checks and balances on our leadership structure. Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year while evaluating the strategic direction and actions of the Company. A fundamental aspect of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the Company. We believe that having an independent Board Chair enhances our Board of Directors’ ability to oversee our risks.

In carrying out this critical function, our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board of Directors and through its committees. Each committee’s specific area of responsibility as it relates to risk management is as follows:

In carrying out this critical function, our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board of Directors and through its committees. Each committee’s specific area of responsibility as it relates to risk management is as follows: Audit Committee Financial condition, financial statements, and financial reporting process Internal controls and accounting matters Cybersecurity matters Conflict of interest issues and compliance with legal and ethical standards Compensation Committee Compensation practices, policies, and program design for both our executive team and overall workforce Human capital management considerations, including employee engagement programs Nominating and Corporate Governance Committee Corporate governance practices Leadership structure of the Board of Directors Director and management succession planning U.S. federal security clearance and government contracting matters Mergers & Acquisitions/ Strategy Committee Review of overall M&A strategy Acquisitions and other strategic transactions Our Board of Directors receives reports from members of senior management on the functional areas for which they are responsible. These reports may include information concerning operational, financial, sales, competitive, legal and regulatory, strategic, and other risks, as well as any related management and mitigation. Board Oversight of CSR It is the role of our Board of Directors to guide management in connecting the Company’s sustainability, ethics, and governance efforts to the industry, markets, products, and strategies that are unique to Progress in order to ensure such efforts are aligned with the best interests of our stakeholders.

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Corporate Governance

Oversight of Cybersecurity We maintain a comprehensive cybersecurity program and continuously assess our approach against industry best practices. Our focus on cybersecurity risk management, including risk identification, analysis, and response, centers on the following areas: Enterprise security: We reference industry-accepted control frameworks, compliance regulations, privacy requirements, and best practices. Product security: Our development teams participate in regular training and adopt industry best practices to enhance the security of our product portfolio. Threat landscape analysis: We continuously assess emerging threat vectors and the evolving data privacy regulatory environment. Incident response: We continuously monitor the threat landscape and our systems in coordination with an external monitoring firm and regularly test our incident response preparedness. We actively participate in the cybersecurity community to stay current regarding best practices and continuously improve our security awareness posture. Our employees are engaged in security and privacy awareness training to enhance the protection of our systems and data. In addition, we incorporate data and privacy protection education in our customer engagement through ongoing resources, such as best practices content and security consultations. We also assess third-party service providers for cybersecurity risks at onboarding, refreshing as needed throughout our engagement. We also engage third-party resources to assist in our cybersecurity program, including annual ISO 27001 assessments of our cybersecurity program, validation of our SOC2 controls’ operational effectiveness for certain products, and retaining leading cybersecurity experts as needed in response to cybersecurity incidents and for other consultative needs (e.g., due diligence of potential acquisitions).

40

Corporate Governance

Director Attendance

Our Board of Directors met six times during the fiscal year ended November 30, 2025. During fiscal year 2025, each director nominee attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served from and after their election to the Board.

In January 2018, the Board of Directors adopted a policy requiring members of our Board of Directors to attend the annual meeting of stockholders. All members of our Board of Directors virtually attended the 2025 annual meeting of stockholders.

6 meetings in 2025 Our Board holds five regular meetings a year, with special meetings occurring when necessary. 2025 Regular Board Meetings: JAN JUN NOV MAR SEP

Our Board of Directors’ organizational meeting follows the annual meeting of stockholders. Our Board of Directors meets in executive session at every regularly scheduled board meeting. Directors are expected to attend board meetings, meetings of the committees on which they serve, and our annual meeting of stockholders, with the understanding that on occasion a director may be unable to attend a meeting.

Executive Sessions of Independent Directors

The independent directors of the Board will meet in executive session as required and at least two times each year, typically before or after a regularly scheduled board meeting, and at any other time requested by any independent director. The executive sessions are led by the Board Chair.

2026 Proxy Statement	41

Director Compensation

We pay our non-employee directors a mix of cash and equity compensation. Employee directors receive no compensation for their service on the Board of Directors.

In accordance with the Director Compensation Plan adopted by the Board for 2025, our non-employee directors were paid an annual retainer of $275,000, of which $50,000 was paid in cash and $225,000 in equity in the form of deferred stock units (“DSUs”) or restricted stock units (“RSUs”). Committee members and chairs also received the additional compensation described below.

ANNUAL RETAINER ADDITIONAL ANNUAL CASH RETAINER Independent Board Chair – $100,000 $50,000 Audit Committee Compensation Committee Chair - $25,000 Chair - $25,000 Members - $20,000 Members - $15,000 Nominating and Corporate Governance Committee Mergers and Acquisitions/ Strategy Committee Chair - $12,500 Chair - $25,000 Members - $10,000 Members - $15,000 $225,000 Annual Equity Retainer Annual Cash Retainer

Prior to adopting the 2025 Director Compensation Plan, the Compensation Committee received market data from Pay Governance LLC (“Pay Governance”), the Compensation Committee’s independent compensation consultant, and considered whether any changes in director compensation should be proposed. Based on the market data, the Compensation Committee recommended to the Board of Directors to increase the retainer paid to the Independent Board Chair and the Board of Directors adopted this recommendation; no other changes to director compensation were recommended or adopted.

The cash retainers for Board of Directors and committee services were paid in June 2025 and the equity retainers were issued in June 2025. Pursuant to timely made annual elections, members of the Board of Directors receive their respective equity retainers in either DSUs or RSUs.

The number of DSUs or RSUs granted was determined by dividing the equity retainer by the grant-date closing price of our common stock as reported on the Nasdaq Global Select Market. The DSUs and RSUs vest in a single installment on the date of the annual meeting of stockholders, subject to continued service on our Board of Directors through such date. DSUs do not convert to shares of common stock until a director terminates service on the Board of Directors. RSUs and DSUs would also convert into shares in connection with a change in control.

42

Director Compensation

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold an amount of our common stock, restricted shares, restricted stock units, and/or vested DSUs having a value equal to at least five times the annual cash retainer. Directors have five years to attain this ownership threshold. As of the date of this Proxy Statement, all non-employee directors are in compliance with the stock ownership guidelines.

Director Compensation Table—Fiscal Year 2025

The following table sets forth a summary of the compensation paid or granted to our non-employee directors for service on our Board of Directors in fiscal year 2025.

Name	Unvested DSUs and RSUs Outstanding at November 30, 2025(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Paul T. Dacier	4,175	62,500	225,033	287,533
John R. Egan	4,175	160,000	225,033	385,033
Rainer Gawlick	4,175	85,000	225,033	310,033
Charles F. Kane	4,175	90,000	225,033	315,033
Samskriti Y. King	4,175	95,000	225,033	320,033
David A. Krall	4,175	75,000	225,033	300,033
Angela T. Tucci	4,175	80,000	225,033	305,033
Vivian M. Vitale	4,175	75,000	225,033	300,033

(1)	The number of outstanding unvested DSUs and RSUs held by each non-employee director as of November 30, 2025, is shown. No non-employee director held stock options.
(2)	Represents the fair value of the awards measured at the grant date. The number of units granted to each non-employee director in 2025 was determined by dividing the grant date value of the award, $225,000, by $53.90, the closing price of our common stock on the Nasdaq Global Select Market on July 2, 2025, rounded up to the nearest whole unit.

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Our Executive Officers

The following table sets forth certain information regarding our current executive officers.

Name	Age	Position
Yogesh Gupta	65	President and Chief Executive Officer
Anthony Folger	54	Executive Vice President, Chief Financial Officer, Treasurer
John Ainsworth	61	Executive Vice President and General Manager, Application and Data Platform
Loren Jarrett	51	Executive Vice President and General Manager, Digital Experience
Sundar Subramanian	47	Executive Vice President and General Manager, Infrastructure Management
YuFan Stephanie Wang	43	Executive Vice President, Chief Legal Officer, Corporate Secretary and Chief Compliance Officer

Mr. Gupta became President and Chief Executive Officer in October 2016. Since he is also a Board member, his biography appears above in Proposal One: Election of Directors.

Mr. Folger joined Progress as Chief Financial Officer in January 2020 and was elevated to Executive Vice President in November 2021. As CFO, Mr. Folger is responsible for our finance and accounting, financial planning, treasury, tax, and investor relations functions. Prior to joining Progress, Mr. Folger was Chief Financial Officer and Treasurer of Carbonite, Inc., from January 2013 until Carbonite was acquired by OpenText Corporation in late December 2019. Prior to that time, from June 2006 to December 2012, Mr. Folger held a variety of senior leadership positions at Acronis AG, including Chief Financial Officer from October 2008 to December 2012. In December 2024, Mr. Folger was appointed to the board of directors of CSP, Inc. (Nasdaq: CSPI).

Mr. Ainsworth joined Progress as Senior Vice President, Products-Core in January 2017 and was elevated to Executive Vice President in November 2021. Since December 2022, Mr. Ainsworth has served as the General Manager for the Application and Data Platform business unit (“ADP”). As General Manager, Mr. Ainsworth is responsible for guiding all aspects of engineering, support, and sales for ADP. Prior to taking on this role, Mr. Ainsworth was responsible for the product management, product marketing, technical support, and engineering functions for OpenEdge, Corticon, DataDirect Connect, DataDirect Hybrid Data Pipeline, Sitefinity, MOVEit, WhatsUp Gold, Kemp Loadmaster, and Kemp Flowmon. Before joining Progress, Mr. Ainsworth was Senior Vice President, Engineering Services at CA Technologies, Inc., a position he assumed in April 2016. Prior to that time, Mr. Ainsworth held various senior positions within CA Technologies, Inc., which he joined through acquisition in 1994.

Ms. Jarrett joined Progress as Chief Marketing Officer in January 2017. She transitioned to Senior Vice President and General Manager of our Developer Tools Business in June 2019 and was elevated to Executive Vice President in November 2021. Ms. Jarrett currently serves as Executive Vice President and General Manager of the Digital Experience business unit. She has been in this role since December 2022. As General Manager, Ms. Jarrett is responsible for sales, product management, product marketing, demand generation, technical support, and engineering for Progress’ Digital Experience business. Prior to joining Progress, Ms. Jarrett was Chief Marketing Officer at Acquia from 2015 until December 2016, Chief Marketing Officer at Kaseya, Inc. from 2013 until 2015, and Vice President, Corporate Charge Card and Loyalty Products at American Express in 2013. Prior to that time, Ms. Jarrett was Vice President, Product Management and Strategy at Oracle Corporation from 2011 until 2012 and Senior Vice President of Marketing and Product Management at FatWire from 2007 until its acquisition by Oracle in 2011.

44

Our Executive Officers

Mr. Subramanian currently serves as Executive Vice President, General Manager of Infrastructure Management and has been in this role since December 2022. As General Manager, Mr. Subramanian is responsible for the sales, product management, product marketing, field marketing, technical support, and engineering for Progress’ infrastructure management business. Mr. Subramanian became Senior Vice President and General Manager, Chef in October 2020 upon completion of our acquisition of Chef and was elevated to Executive Vice President in November 2021. Prior to that time, upon joining the Company in August 2019, Mr. Subramanian was responsible for driving all facets of the Company’s early-stage products including the Kinvey, Kinvey Health Cloud, DataRPM, NativeChat and NativeScript product lines. Prior to joining Progress, Mr. Subramanian was an Executive Director at athenahealth, Inc. from August 2016 to July 2019, and Vice President, Products at Citrus Payment Solutions Pvt. Ltd., from September 2015 to August 2016. Previously, he served as Vice President, SaaS at Kaseya, Inc., from January 2014 to August 2015.

Ms. Wang currently serves as Chief Legal Officer, Corporate Secretary, and Chief Compliance Officer and has been in this role since September 2022, where she leads Progress’ legal, compliance, and corporate governance efforts. She joined the Company in May 2022 as Deputy General Counsel and became Acting Chief Legal Officer in June 2022. Prior to joining the Company, Ms. Wang was with W. P. Carey Inc. (NYSE: WPC) from 2014 to 2022, where she most recently held the role of Senior Vice President and Deputy Chief Legal Officer. Ms. Wang previously practiced law in the corporate departments of Clifford Chance US LLP and Proskauer Rose LLP.

2026 Proxy Statement	45

Proposal Advisory Vote on Compensation 2 of Our Named Executive Officers Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and related compensation tables and narrative, which provide detailed information on the 2025 compensation of our named executive officers. We believe our executive compensation programs demonstrate our pay-for-performance philosophy, which creates alignment with our stockholders and drives the creation of sustainable long-term stockholder value.

Board Recommendation

We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the other related tables and narrative disclosure.”

This say-on-pay vote is advisory only and not binding on the Company, the Compensation Committee, or our Board of Directors. Although the vote is advisory, our Board of Directors and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our named executive officers.

46

Compensation Discussion and Analysis

Introduction

This “Compensation Discussion and Analysis” section describes the elements of our compensation programs for our named executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors arrives at specific compensation decisions and policies.

We describe below our compensation philosophy, policies, and practices relating to the fiscal year ended November 30, 2025, with respect to the following “named executive officers” (“NEOs”), whose compensation is set forth in the “Summary Compensation Table” and other compensation tables contained in this Proxy Statement:

Yogesh Gupta President and Chief Executive Officer	Anthony Folger Executive Vice President, Chief Financial Officer	John Ainsworth Executive Vice President and General Manager, Application and Data Platform	Loren Jarrett Executive Vice President and General Manager, Digital Experience	Sundar Subramanian Executive Vice President and General Manager, Infrastructure Management

We present our Compensation Discussion and Analysis in the following sections:

1	Executive Summary In this section, we discuss our strategy, our fiscal year 2025 corporate performance, and certain governance aspects of our executive compensation program.	> See page 48
2	Executive Compensation Program In this section, we describe our executive compensation philosophy and process and the material elements of our executive compensation program.	> See page 51
3

2025 Executive Compensation Decisions

In this section, we provide an overview of our Compensation Committee’s executive compensation decisions for fiscal year 2025 and certain actions taken before or after fiscal year 2025 when doing so enhances the understanding of our executive compensation program.

> See page 56
4	Other Executive Compensation Matters In this section, we describe our other compensation policies and review the accounting and tax treatment of compensation.	> See page 64

2026 Proxy Statement	47

Compensation Discussion and Analysis

Executive Summary

Fiscal Year 2025 Performance

As outlined below, our financial and operating performance in fiscal year 2025 was strong, as we benefited from steady demand across virtually all our products lines and markets. Our employees worked diligently, enabling us to execute exceptionally well against our strategic plan.

Performance relative to our most important incentive compensation metrics, as well as other highlights of our fiscal year 2025 operational and financial results, include:

Incentive Compensation Metrics $247M Adjusted Free Cash Flow Above Our Target $978M Revenue Above Our Target $385M Non-GAAP Operating Income Above Our Target Annualized recurring revenue (“ARR”) of $852 million as of the end of fiscal year 2025, increased 2% year-over-year on a constant currency basis Acquisition of Nuclia, which closed in June 2025 Over $105 million of capital returned to stockholders in fiscal year 2025 100% NRR net retention rate as of the end of fiscal year 2025, illustrating our predictable and durable revenue performance Key product releases featuring AI, including Progress Agentic RAG, ShareFile, OpenEdge, Flowmon, Progress Data Platform, Sitefinity, Telerik, and Kendo UI

48

Compensation Discussion and Analysis

Fiscal Year 2025 Compensation Structure

The Compensation Committee’s philosophy is to tie executive pay to Company performance, thereby creating alignment with our stockholders and driving the creation of sustainable long-term stockholder value. During fiscal year 2025, our compensation programs continued to reflect this philosophy and compensation earned reflected our business achievements.

Our fiscal year 2025 budget and operating plan prioritized enhancing customer retention and reflected our expectations for strong recurring revenue and high renewal rates. Consistent with past years, we also prioritized operating our business as efficiently as possible, resulting in strong cash flow which allows us to continue to execute our Total Growth Strategy and return capital to Progress stockholders.

As was the case in fiscal year 2024, the Compensation Committee utilized a combination of short and long-term compensation programs to advance our strategy.

2025 Executive Compensation Highlights

Base Salaries for our named executive officers are targeted at market competitive levels 100% of annual cash bonuses for our named executive officers tied to achieving pre-established financial objectives that are difficult to attain and require achievement that is closely linked to our annual operating plan and budget, and publicly announced expectations Payouts of annual cash bonuses capped at 150% of target amounts 50% of annual target equity opportunity for our named executive officers was delivered in the form of cliff-vested performance-based stock units tied to three-year relative total stockholder return and cumulative operating income metrics 30% of annual target equity opportunity for our named executive officers was delivered in the form of time-based restricted stock units and 20% in the form of stock options

Our compensation program for fiscal year 2025 remained largely consistent with our fiscal year 2024 compensation structure. The Compensation Committee, in consultation with Pay Governance, its independent compensation consultant, reviewed our fiscal year 2025 compensation structure in November 2024 and January 2025. Consistent with prior years, our annual and long-term incentive plans were designed to achieve financial goals related to our business plan for fiscal year 2025 and in line with our financial guidance to stockholders.

For fiscal year 2025, the Compensation Committee added ARR as a performance metric in our Corporate Bonus Plan to better reflect the Company’s focus on the durability of our recurring revenue. With the addition of ARR, the 2025 Corporate Bonus Plan included the following financial metrics (weighted as indicated): ARR (20%), total revenue (20%, reduced from 40% last year), total non-GAAP operating income (40%) and total adjusted free cash flow (20%).

For fiscal year 2025, payouts under our Corporate Bonus Plan were made at 130% of target, based on our solid performance. The construct, underlying metrics, and resulting performance and payout outcome under the Corporate Bonus Plan are described further in the section below entitled “Cash Incentive Compensation”.

The three-year performance period for PSUs awarded under our 2023 Long-Term Incentive Plan (“LTIP”) ended on November 30, 2025. Based on our relative total stockholder return (“TSR”) and cumulative total operating income, 87% of the awarded PSUs were earned, as described further in the section entitled “2025 Executive Compensation Decisions—Equity Compensation—PSUs” below.

2026 Proxy Statement	49

Compensation Discussion and Analysis

Compensation Governance

What We Do: % % 70% of annual equity award is performance-based, through performance-based stock units and stock options % Grant performance-based equity awards with performance measures that span three years % Maintain stock ownership guidelines to ensure our directors’ and executives’ interests are aligned with those of our stockholders % Clawback Policy: our compensation recovery policy is in line with the SEC’s rules and the Nasdaq Listing Rules % Cap the amounts our executives can earn under our annual and long-term incentive plans % Compensation Committee retains independent compensation consultant What We Don’t Do: × × No excessive perquisites × No guaranteed salary increases or non-performance-based bonuses × No pledging or hedging of Company stock by directors or executive officers × No excise tax gross-ups

Response to 2025 Say-on-Pay Vote and the Evolution of our Executive Compensation Programs

We value the input of our stockholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. We also regularly seek feedback from our stockholders to better understand their opinions on governance issues, including compensation. The Compensation Committee carefully considers stockholder feedback and the outcome of each vote when reviewing our executive compensation programs each year.

At our 2025 annual stockholders meeting, approximately 93% of the votes cast approved, on an advisory basis, our executive compensation for fiscal year 2024. As shown in the table at right, stockholder support with respect to the advisory vote on executive compensation has averaged approximately 96% over the past six years.

The Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for our executives.

50

Compensation Discussion and Analysis

Executive Compensation Program

Philosophy and Objectives

Our philosophy is to reward executive officers based upon corporate performance, as well as to provide long-term incentives for the achievement of financial and strategic goals. We use a combination of cash compensation, composed of base salary and an annual cash bonus program, long-term equity incentive compensation programs, and a broad-based benefits program to create a competitive compensation package for our executive management team. We tie the payment of cash and long-term equity incentive compensation to executive officers to the achievement of financial objectives.

The Compensation Committee uses the following principles to guide its decisions regarding the compensation of our executive officers:

Pay for Performance

Total compensation should reflect a “pay-for-performance” philosophy in which more than 50% of each executive officer’s compensation is tied to the achievement of Company financial objectives. Cash compensation for our executive officers is weighted toward short-term incentive bonus awards tied to Company financial objectives that are difficult to attain and require achievement that is closely linked to our annual operating plan, budget and publicly announced expectations. Long-term incentive awards, namely PSUs and stock options, also ensure pay and performance alignment over the long-term.

Alignment with Stockholders’ Interests	Total compensation levels should include long-term performance-based equity awards to align executive officer and stockholder interests.
Internal Parity	To the extent practicable, base salaries and short- and long-term incentive targets for similarly situated executive officers should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.
External Competitiveness	Total compensation should be competitive with peer companies so that we can attract and retain high-performing key executive talent. To achieve this goal within market ranges, our Compensation Committee annually reviews the compensation practices of other companies in our peer group, as discussed in the “Peer Group” section below.

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Compensation Discussion and Analysis

Compensation Review Process

January March June September November Determine achievement of performance-based compensation under prior period Review pay-for-performance alignment Grant annual performance-based and time-based equity awards Establish executive compensation for year Review Compensation Discussion and Analysis Review non-executive Board of Directors compensation Review annual say-on-pay vote results and proxy advisor recommendations Consider performance criteria for next fiscal year Review Compensation Committee Charter Review and establish compensation peer group for upcoming year Review executive compensation trends and regulatory updates Review equity use and forecast expense Establish performance-based compensation plans for next year

Role of Compensation Committee

Toward the end of each fiscal year, the Compensation Committee begins the process of reviewing executive officer compensation for the next fiscal year. The Compensation Committee is provided with reports from its independent compensation consultant comparing our executive compensation and equity granting practices relative to the market and to our peer group. The Compensation Committee reviews recommendations from management on the current fiscal year annual and long-term incentive compensation programs. The Compensation Committee then reviews and approves any changes to executive officers’ total target cash compensation and long-term equity incentive compensation. The Compensation Committee reviews all recommendations considering our compensation philosophy and seeks input from its independent compensation consultant prior to making any final decisions.

The Compensation Committee meets in executive session (without management) with its independent compensation consultant to deliberate on executive compensation matters. None of our executive officers participate in the Compensation Committee’s deliberations or decisions regarding their own compensation.

Role of Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for his direct reports (including our other named executive officers). In making these recommendations, the factors considered include market data, tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another.

These initial CEO recommendations are presented at Compensation Committee meetings. The Total Rewards team within our Human Resources team and individuals within our Finance and Legal teams support the Compensation Committee in the performance of its responsibilities. During fiscal year 2025, our Chief Financial Officer, Chief Legal Officer, Chief Human Resources Officer, Vice President, Global Rewards & M&A, and Head of Corporate Legal attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance, and relevant legal and regulatory developments.

52

Compensation Discussion and Analysis

Role of Compensation Consultant

Our Compensation Committee again retained Pay Governance to advise it on matters related to executive compensation for fiscal year 2025.

Other than providing limited guidance regarding our broad-based equity plan design for all employees, Pay Governance did not provide any services for management in fiscal year 2025. Pay Governance consulted with our management when requested by the Compensation Committee and only as necessary to obtain relevant compensation and performance data for the executives, as well as essential business information so that it could effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.

During fiscal year 2025, Pay Governance provided a range of services to the Compensation Committee to support the Compensation Committee’s agenda and obligations under its charter, including providing advice relating to the impact of regulatory updates, industry trends and peer group compensation data, advice on the structure and competitiveness of our compensation programs, advice on the consistency of our programs with our executive compensation philosophy, and advice on director compensation. Representatives of Pay Governance also attended Compensation Committee meetings.

The Compensation Committee assessed the independence of Pay Governance and determined that Pay Governance is independent of Progress and has no relationships that could create a conflict of interest with us. As part of its assessment, the Compensation Committee considered the fact that Pay Governance did not provide any other services to us and consults with our management only as necessary to provide the services described above.

Peer Group

To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analyses. Each year, as necessary, the Compensation Committee reviews with its independent compensation consultant the list of peer companies as points of comparison to ensure that comparisons are meaningful.

With management’s input, and focus on the following considerations, Pay Governance provided recommendations on the composition of our peer group for fiscal year 2025.

General Description

Application Software or Systems Software companies, as defined by the S&P Global Industry Classification Standard, which operate in similar or related businesses and with which Progress competes for business or talent.

Criteria Considered

•	Publicly traded on a major U.S. exchange and based in U.S.
•	Revenues: 0.5x to 2.5x of Progress
•	Market Cap: 0.2x to 6.0x of Progress
•	Qualitative Factors:
•	Business model (i.e. the company has similar businesses/product offerings to Progress)
•	Key competitor (for business or talent) to Progress
•	Proxy advisor-defined peers
•	Recent financial performance
•	Growth and profitability profiles

2026 Proxy Statement	53

Compensation Discussion and Analysis

For fiscal year 2025, the Compensation Committee removed four peer companies utilized in 2024 and added four new peer companies as shown in the table below. The four companies removed (Avid Technology, Inc., Everbridge, Inc., New Relic, Inc. and Xperi Inc.) no longer meet our criteria for inclusion (e.g., public companies with revenues or market caps within the ranges specified above).

Peer Group List
ACI Worldwide, Inc.*	E2open Parent Holdings, Inc.*	Smartsheet Inc.*
Appian Corporation	Manhattan Associates, Inc.	SolarWinds Corporation*
Aspen Technology, Inc.	N-able, Inc.	SPS Commerce, Inc.
Blackbaud, Inc.	Pegasystems, Inc.	Verint Systems, Inc.
CommVault Systems, Inc.	Qualys, Inc.
Dynatrace, Inc.	Rapid7, Inc.
* Added for 2025.

Pay Governance then prepared a compensation analysis based on survey data and data gathered from publicly available information for our peer group companies. Pay Governance separately analyzed and advised the Compensation Committee regarding the pay practices of companies engaged in a total growth strategy like ours.

Survey Data

The executive compensation analysis prepared by Pay Governance also included data from Radford’s 2024 Global Compensation Database for U.S.-based companies with revenues, market cap and headcount similar to ours. The Compensation Committee used this data to compare the current compensation for executive roles where applicable peer group proxy pay data was unavailable to determine the relative market value for each position, based on direct, quantitative comparisons of pay levels.

Competitive Positioning

Fiscal year 2025 target total direct compensation for our named executive officers was set by the Compensation Committee based predominantly on competitive pay practices, as reflected in the peer group and survey data. The Compensation Committee reviews market data at the 25th, 50th and 75th percentile and, for fiscal year 2025, sought to target total direct compensation for the named executive officers as a group within a competitive range of the 50th percentile of our peer group in setting our executive compensation programs. Additional adjustments were considered based on individual tenure, experience, performance, criticality of role, succession planning, internal pay equity, and historical pay levels.

Components of Executive Compensation

Compensation for our named executive officers currently consists of three primary components that are designed to reward performance in a simple and straightforward manner: base salary, annual cash bonus, and long-term equity awards. The objectives and key attributes of these components, as well as how each element accomplishes the goals and objectives of our overall program, are summarized below.

54

Compensation Discussion and Analysis

Compensation Element Objective Key Attributes Key Features Fixed Compensation Base Salary To secure and retain services of key executive talent by providing a fixed level of cash compensation Aligns with scope and complexity of role and prevailing market conditions; salary levels are generally at market median Adjustments may be made to reflect market conditions for a position, changes in responsibilities, individual performance, or internal pay equity Performance-Based Compensation Annual Cash Bonus To encourage and reward annual corporate performance that enhances short and long-term stockholder value 100% financial/formulaic Fiscal Year 2025 metrics utilized are: Total revenue (20%) ARR (20%) Total non-GAAP operating income (40%) Total adjusted free cash flow (20%) Cash bonuses are based on percentage of base salary, with actual awards based exclusively on attainment of objective corporate financial goals. For General Managers, two-sevenths of the total bonus opportunity is also tied to business unit performance goals under the Sales Leader Plan. PSUs under the Long-Term Incentive Plan To align the interests of management with those of our stockholders, with the goal of creating long-term growth and value 50% of annual equity award; three-year performance period with three-year cliff-vesting Performance metrics utilized are: 75% non-GAAP operating income (subject to 35% annual non-GAAP operating margin threshold) 25% relative TSR in comparison to the S&P Software and Services Select Industry Index Restricted Stock Units To retain executive talent 30% of annual equity award; vesting over three years Stock Options To align the interests of management with those of our stockholders, with the goal of creating long-term growth and value 20% of annual equity award; vesting over four years with a seven-year expiration Exercise price equal to fair market value on date of grant The non-GAAP metrics used in our compensation program exclude the impact of certain items, including (as applicable) acquisition-related revenue, amortization of acquired intangibles, stock-based compensation, restructuring expenses, acquisition-related expenses, cyber incident and vulnerability response expense, and the impact of such adjustments. These metrics are calculated quarterly and are publicly disclosed as part of our quarterly earnings releases.

The non-GAAP metrics used in our compensation program exclude the impact of certain items, including (as applicable) acquisition-related revenue, amortization of acquired intangibles, stock-based compensation, restructuring expenses, acquisition-related expenses, cyber incident and vulnerability response expense, and the impact of such adjustments. These metrics are calculated quarterly and are publicly disclosed as part of our quarterly earnings releases.

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Compensation Discussion and Analysis

2025 Executive Compensation Decisions

Program Design

Consistent with its pay-for-performance philosophy, the Compensation Committee emphasized alignment with our long-term business goals in designing our executive compensation programs for fiscal year 2025. Our executive compensation programs for fiscal year 2025 were designed to reflect our continued commitment to the goals of our Total Growth Strategy:

•	Be a trusted provider of products to develop, deploy and manage AI-powered applications and digital experiences.
•	Focus on customer and partner retention to drive recurring revenue and increased profitability.
•	Execute our Total Growth Strategy driven by targeting accretive M&A.
•	Execute our capital allocation strategy.

Pay Mix

In setting the mix among the different elements of executive compensation, we do not target specific allocations but generally weight target compensation more heavily toward performance-based compensation, both cash and equity. The percentage of performance-based compensation for our executive officers and other employees increases with job responsibility, reflecting our view of internal pay equity and the ability of a given employee to contribute to our results. We also generally align our compensation mix with the practices of our peer group when possible and to the extent consistent with our compensation strategy and business plan.

CEO Base Salary (6.3%) Target Annual Incentive (6.3%) Long Term Incentive (87.4%) CFO Base Salary (11.3%) Target Annual Incentive (7.9%) Long Term Incentive (80.8%) 93.7% Performance-based Compensation Other NEOs: 88.7% Performance-based Compensation Base Salary (17.2%) Target Annual Incentive (12.1%) Long Term Incentive (70.7%)

“Other NEOs” reflects average of NEOs, excluding CEO & CFO

Allocations among pay elements reflect our belief that a significant portion of our named executive officers’ compensation should be performance-based and therefore “at risk” based on Company performance, as well as subject to ongoing service requirements. Since our cash incentive opportunities and equity incentive awards have both upside opportunities and downside risks and our actual performance can deviate from the target goals, the amount of compensation earned will differ from the target allocations.

56

Compensation Discussion and Analysis

Alignment of Realizable Pay Value and Performance

The Compensation Committee reviews realizable pay value analyses for our executive officers to inform design and award levels for long-term incentive awards. We believe our overall executive compensation program has been effective at driving the achievement of our target financial and strategic results, appropriately aligning executive pay and corporate performance, and enabling us to attract and retain top executives within our industry. When results do not meet our expectations, our executive officers receive compensation that is below our target levels and may be below market in comparison to our peer group.

Individual Determinations

Below is a summary of the fiscal year 2025 compensation decisions of the Compensation Committee and, where applicable, changes for each named executive officer from fiscal year 2024.

Name	2025 Annual base salary	YOY change for base salary (%)	2025 Target annual Cash Incentive Award (% of salary)	YOY Change for Target Annual Cash Incentive (as % of salary)(1)	2025 Target Value of Equity Awards ($)(2)	YOY change for Target Value of Equity Awards(1)
Yogesh Gupta	$650,000	8.33%	100.00%	0.00%	$9,000,000	5.88%
Anthony Folger	$460,000	4.55%	70.00%	5.00%	$3,300,000	15.79%
John Ainsworth	$450,000	5.88%	70.00%	10.00%	$1,850,000	37.04%
Loren Jarrett	$450,000	5.88%	70.00%	10.00%	$1,850,000	37.04%
Sundar Subramanian	$450,000	5.88%	70.00%	10.00%	$1,850,000	37.04%

(1)	The year-over-year increase reflects a market adjustment approved by the Compensation Committee in consultation with its independent compensation consultant.
(2)	Equity Award total split 50% PSUs, 30% RSUs, and 20% Options.

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Compensation Discussion and Analysis

Cash Compensation

Cash Incentive Compensation

Annual Cash Bonus

It is our philosophy to base a significant portion of each executive officer’s total compensation opportunity on performance incentives. Our annual bonus plan is intended to motivate eligible participants toward overall business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives. Our bonus plan is administered by our Compensation Committee.

The Compensation Committee set the target annual cash incentive opportunity for fiscal year 2025 (expressed as a percentage of base salary earned during the year) for each named executive officer in January 2025. The percentages increased from fiscal year 2024 to align with market positioning of each role. In setting the target levels, the Compensation Committee considered each named executive officer’s 2025 target total cash opportunity against the peer group data provided by our independent compensation consultant, internal pay equity, and the roles and responsibilities of the named executive officers. The Compensation Committee believes that the target annual cash bonus opportunity should make up a larger portion of an executive officer’s total target cash compensation as the executive’s level of responsibility increases.

In the case of Ms. Jarrett and Messrs. Ainsworth and Subramanian, as named executive officers who served as General Managers in fiscal year 2025, five-sevenths of their respective target bonus was tied to performance under the fiscal year 2025 Corporate Bonus Plan and two-sevenths of their respective target bonus was tied to the achievement of financial objectives with respect to the products for which they are responsible under the Sales Leader Plan.

2025 Plan Design

In January 2025, the Compensation Committee approved the fiscal year 2025 Corporate Bonus Plan. For fiscal year 2025, the Compensation Committee added ARR as a performance metric in the Corporate Bonus Plan to better reflect the Company’s focus on the durability of our recurring revenue. In addition to ARR, the Compensation Committee adopted three plan metrics for the Corporate Bonus Plan applicable to our named executive officers, which were the same metrics utilized by the Compensation Committee in fiscal year 2024, all of which are utilized to determine funding and payout under the cash bonus plan. These plan metrics are consistent with the financial measures upon which the Company provides guidance to investors.

Performance metric	Weighting	Rationale
Total revenue	20%	reflects the priority of customer retention and recurring revenue
ARR	20%	reflects our focus on the durability of recurring revenue
Total non-GAAP operating income	40%	reflects the priority for efficient scalable operations
Total adjusted free cash flow	20%	reflects the importance of cash flow on our Total Growth Strategy execution.

Each metric was measured separately and was not impacted by performance with respect to the other metrics. The performance measures selected for our cash bonus plan were designed to support our goals of expanding our non-GAAP operating income, while at the same time preserving our strong cash flow and recurring revenue, which would result in increased stockholder returns.

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Compensation Discussion and Analysis

For fiscal year 2025, the Compensation Committee set the thresholds, targets, and stretch (maximum) performance levels for purposes of earning any award under the Corporate Bonus Plan as set forth in the following table.

	Performance and Payout
Performance Metric	Threshold	Target	Maximum
Total Revenue (% of performance target)	98%	100%	102%
ARR (% of performance target)	98%	100%	102%
Total Non-GAAP Operating Income (% of performance target)	94%	100%	106%
Total Adjusted Free Cash Flow (% of performance target)	96%	100%	108%
Payout Percentage(1)	25%	100%	150%

(1) Payout interpolated for performance within stated percentiles.

Amounts Earned under the 2025 Corporate Bonus Plan

As a result of our performance during fiscal year 2025, the Compensation Committee approved an overall payout percentage of 130% under the fiscal year 2025 Corporate Bonus Plan. This reflects weighted average payouts for total revenue of 88%, ARR of 110%, total non-GAAP operating income of 150%, and total adjusted free cash flow of 150%. For all named executive officers, the actual bonuses earned were based entirely on financial metrics and no portion of the annual bonuses were based on subjective measures.

The following table shows the bonuses earned by our named executive officers under the fiscal year 2025 Corporate Bonus Plan.

NEO	Target under Corporate Bonus Plan ($)(1)	Amount Earned ($)
Yogesh Gupta	650,000	845,000
Anthony Folger	322,000	418,600
John Ainsworth	225,000	292,500
Loren Jarrett	225,000	292,500
Sundar Subramanian	225,000	292,500

(1)	Target annual bonus for Messrs. Ainsworth and Subramanian and Ms. Jarrett above reflects the incentive opportunity tied to the Corporate Bonus Plan (50% of base salary). Each of these executives also received an incremental incentive opportunity equal to 20% of base salary under the Sales Leader Plan, resulting in total earned amounts of $386,757, $387,770, and $377,216, respectively.

Equity Compensation

We use equity compensation to attract, retain, motivate and reward our executive officers and other employees and to align our executives’ interests with those of our stockholders. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program and are designed to encourage performance by our executive officers over several years. The Compensation Committee’s decisions regarding the amount and type of equity incentive compensation, the allocation of equity, and the relative weighting of these awards within total executive compensation are based on advice provided by our independent compensation consultant and the Compensation Committee’s understanding and individual experiences with market practices of similarly situated companies. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group and the broader software industry generally.

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Compensation Discussion and Analysis

The following is a summary of our fiscal year 2025 equity program.

Program	Fiscal Year 2025 Equity Program
Form of Equity	Performance-Based Stock Units equal to 50% of annual grant value
Time-Based Restricted Stock Units equal to 30% of annual grant value
Non-Qualified Stock Options equal to 20% of annual grant value
Performance Periods	PSUs have three-year performance period
Metrics	75% of PSUs are tied to cumulative non-GAAP operating income and 25% are tied to relative TSR
Vesting	Time-based RSUs vest in six equal installments over three years Stock options vest in eight equal installments over four years PSUs: three-year cliff vest
• With respect to the TSR metric, participants can earn between 0% to 200% of the target number of PSUs, with threshold vesting at the 35th percentile, target at the 55th percentile, and maximum vesting at the 90th percentile
• With respect to the non-GAAP operating income metric, participants can earn between 0% and 200% of the target number of PSUs, subject to a 35% annual operating margin threshold
Frequency of Grant	Annual

Target Value and Award Determination

The Compensation Committee reviews the mix of equity awards granted to our executive officers on an annual basis. Consistent with the Compensation Committee’s philosophy that a significant portion of the equity mix to executive officers should be tied to our long-term performance, the Compensation Committee determined that there should be no changes to the equity mix utilized for fiscal year 2025. Accordingly, the equity mix for fiscal year 2025 was 50% PSUs, 30% RSUs, and 20% stock options.

To determine the size of the individual annual equity awards to our executive officers, the Compensation Committee, utilizing data provided by Pay Governance, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group and survey data to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee reviews market data at the 25th, 50th, and 75th percentile. In finalizing the amounts of the annual equity awards, the Compensation Committee considers this market data, the CEO’s recommendations, each executive’s performance over a multi-year period and the Compensation Committee’s assessment of the value the individual delivers to the organization, the burn rate of the executive grants, and the degree to which those amounts are aligned with our goals of motivating and retaining key employees.

RSUs

RSUs typically vest in six equal installments over a three-year period. In a volatile stock market, RSUs continue to provide value when other forms of equity such as stock options may not, which the Compensation Committee believes is useful in retaining talented executives in unpredictable economic times.

The RSUs awarded as part of the fiscal year 2025 equity program were issued on January 23, 2025. The Compensation Committee awarded these RSUs as a dollar amount, which were then converted to RSUs based on our closing stock price as reported on the Nasdaq Global Select Market on the date of grant.

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Compensation Discussion and Analysis

Stock Options

Stock option awards provide individuals with the right to purchase shares of our common stock at a fixed exercise price following vesting of the award, typically for a period of seven years, subject to continuous employment with the Company. Stock option grants are intended to correlate executive compensation to our long-term success as measured by our stock price. Stock options are tied to our future success because options granted have an exercise price equal to the closing market value at the date of grant and will only provide value to the extent that the price of our stock increases above the exercise price. As a result, the Compensation Committee views stock options as a form of performance equity, but with a longer-term focus than PSUs, which are tied to three-year performance metrics.

Stock options vest in eight equal installments over a four-year period. We believe that meaningful vesting periods encourage recipients to remain with the Company over the long term and, because the value of the awards is based on our stock price, stock options encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation, and stockholder return.

The stock options awarded as part of the fiscal year 2025 equity program were issued on January 23, 2025. The Compensation Committee awarded these stock options as a dollar amount, which were then converted to stock options based on the Black-Scholes value of our stock options on the date of grant.

PSUs

PSUs under our long-term equity incentive compensation plan are awarded to our NEOs and other executive officers and represent 50% of the total annual equity compensation granted to these individuals. PSUs are subject to the performance criteria described below over a three-year performance period and are earned only to the extent the performance criteria are achieved:

Total Stockholder Return (TSR)—Target Ties Incentive Program to Enhancing Stockholder Value

The cumulative three-year TSR measure compares the TSR of our common stock against the TSR of companies included in the S&P Software and Services Select Industry Index during the three-year measurement period. Under the 2025 LTIP, relative TSR performance must be at 55% of the index group for our executives to earn 100% of the target award. And regardless of our relative position, the TSR metric award will be capped at 100% if our absolute TSR over the measurement period is negative. Executives can earn between 0% and 200% (the maximum payout under the LTIP) of the target number of PSUs attributable to the relative TSR metric.

Operating Income—Target Ties Incentive Program to Profitable Growth

Under the 2025 LTIP, the cumulative three-year operating income target is based on the sum of the operating income amounts for 2025, 2026, and 2027 (as reflected in our 2025 strategic plan). Participants can earn between 0% and 200% of the target number of PSUs attributable to the operating income metric. Progress must achieve 99% of the operating income target for a given performance period for our executives to receive a payout with respect to this metric.

Since we implemented our Total Growth Strategy, the Compensation Committee has incorporated the ROIC of acquired businesses into updated LTIP targets for our executives. Therefore, upon the closing of any M&A transaction, we update the operating income target to incorporate the acquisition model’s forecast of the acquired company’s operating income. These adjustments ensure that our LTIP targets reflect the executive team’s ability to execute our Total Growth Strategy.

Price Paid ROIC > WACC Financial Model for Acquisition Operating Income LTIP

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Compensation Discussion and Analysis

The graphic below illustrates the effect on the operating income target if we acquire two companies during the term of the performance measurement period, with both acquisitions occurring at the beginning of a fiscal year.

Plan Year 1 Plan Year 2 Plan Year 3 Additive Operating Income from Acquisition 2 Additive Operating Income from Acquisition 1 PRGS Operating Income

The operating income metric also contains a 35% annual operating margin threshold “performance gatekeeper,” which applies at all levels of performance and requires that annual operating margin to be at or above 35% for each of 2025, 2026, and 2027 or no payout can occur with respect to this metric, regardless of cumulative operating income. Due to volatility injected during the integration of newly acquired businesses, this performance gatekeeper threshold only considers the financial results of acquired businesses after the completion of four full quarters under Progress’ direction.

Fiscal 2023 LTIP

The three-year performance period with respect to the LTIP awarded in 2023 (the “2023 LTIP”) finished on November 30, 2025.

•	TSR: Based on the price of our common stock for the 30-day trading period ending November 30, 2025, our TSR relative to the S&P Software & Services Index for the same period placed us at 32%, which resulted in a TSR metric payout percentage of 0%.
•	Operating Income: Based on our actual total three-year operating income for fiscal 2023-2025 above our target, the payout percentage with respect to the operating income metric was 116%. The Operating Income target was set at the beginning of fiscal 2023 based on the Company’s three-year financial plan and consistent with the annual financial guidance released to stockholders in the first quarter of fiscal 2023. Following the acquisitions of MarkLogic and ShareFile, the Compensation Committee adjusted the operating income targets for the performance period following each acquisition based on the acquisition models, which required our ROIC to be greater than our WACC.

Combining the two metrics, with TSR weighted at 25% and operating income weighted at 75%, resulted in a blended payout of 87% under the Fiscal 2023 LTIP.

The following table shows the portion of the 2023 PSUs earned by our named executive officers based on Company performance.

Named Executive Officer	Target PSU Value ($)	Target PSUs (#)(1)	PSUs Earned
Yogesh Gupta	3,500,000	68,081	59,230
Anthony Folger	1,300,000	25,287	22,000
John Ainsworth	600,000	11,671	10,154
Loren Jarrett	600,000	11,671	10,154
Sundar Subramanian	600,000	11,671	10,154

(1)	Target PSUs for the 2023 LTIP were determined by dividing the Target LTIP Value listed above by the closing price on the Nasdaq Global Select Market on the date of grant, which was $51.41 on January 19, 2023.

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Compensation Discussion and Analysis

Fiscal 2025 LTIP Design

For fiscal 2025, the Compensation Committee, in consultation with Pay Governance and management, reviewed the terms of the fiscal 2024 LTIP to ensure that the plan was aligned with the objectives of the Compensation Committee and with market practices. The Compensation Committee concluded that the fiscal 2024 LTIP met the objectives of the Compensation Committee because the terms of the LTIP tied the vesting of the PSUs to the long-term objectives of achieving both enhanced stockholder value and profitable growth. Pay Governance advised the Compensation Committee that the terms of the fiscal 2024 LTIP were consistent with market practices. Based on this review, the Compensation Committee determined that the metrics and terms of the fiscal 2025 LTIP should remain largely consistent with the fiscal 2024 LTIP.

The Compensation Committee left unchanged the payout scale utilized in fiscal 2024 to reflect current trends and stockholder-friendly practices (e.g., above-median performance required to achieve target payout).

For the fiscal 2025 LTIP, the three-year performance period commenced on December 1, 2024, and will end on November 30, 2027. The operating income target was set at the beginning of fiscal 2025 based on the Company’s three-year financial plan, which was aligned with the annual financial guidance released to stockholders in the first quarter of fiscal 2025. The below table sets forth the payout criteria for the 2025 LTIP:

	% of Target Earned(1)
Performance Metric	Weight	0%	50%	100%	150%	200%
Relative TSR Performance (% Rank)	25%	<35%	35%	55%	75%	90%
Operating Income (three-year Cumulative)(2)	75%	<$1,074	$1,080	$1,085	$1,112	$1,139

(1) Award interpolated for performance within stated percentiles.

(2) $ amounts in millions and using budgeted exchange rates.

Other Compensation Elements

Compensation Element	Objective	Key Features
Other Compensation	To provide benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers	Indirect compensation consisting of programs such as medical, dental, and vision insurance, a 401(k) plan with up to a 3% matching contribution, an employee stock purchase plan program, and other plans and programs generally made available to employees
Severance and Change in Control Benefits

To serve our retention and motivational objectives, helping our named executive officers maintain continued focus and dedication to their responsibilities and objectivity in order to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company; particularly important in a time of increased consolidation in our industry and increased competition for executive talent

Provides protection in the event of an involuntary termination of employment under specified circumstances, including following a change in control of the Company as described below under “Executive Compensation—Severance and Change in Control Agreements” and “Estimate of Severance and Change in Control Benefits”

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Compensation Discussion and Analysis

Other Executive Compensation Matters

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. Although the Compensation Committee may decide, in its sole discretion, to deviate from this equity grant timing depending upon facts and circumstances (i.e., a pending material business development), we generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.

Equity awards may be made only by the Compensation Committee. The Compensation Committee typically makes awards at regularly scheduled Compensation Committee meetings, and awards are not granted during regular quarterly trading blackout periods (awards are made at least two days after earnings releases and periodic SEC filings).

With respect to our annual equity grants, the Compensation Committee typically approves such grants at its regular meeting held in January of each year. If the Compensation Committee’s meeting is held before the filing of our Annual Report on Form 10-K for the recently completed fiscal year, then such equity grants will typically be granted effective as of the second trading day following the filing of our Annual Report on Form 10-K for such recently completed fiscal year (with the first day being the day after the filing date), and any options granted will have a per share exercise price equal to the closing price of our common stock on the grant date.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers, including our named executive officers. These guidelines provide for the Chief Executive Officer to hold an amount of our common stock, restricted shares, and/or restricted stock units having an aggregate value equal to at least three times their base salary. For other senior executive officers, the stock ownership requirement is at least an amount equal to their base salary. Executive officers have five years to attain the applicable ownership threshold. As of the date of this Proxy Statement, all the executive officers met the applicable ownership threshold.

Compensation Recovery Policy

Our Board of Directors has reviewed the Nasdaq and SEC compensation clawback requirements and approved a fully compliant clawback policy. This policy applies to current and former Section 16 officers and provides for the recovery by the Company, following a financial restatement, of any incentive compensation received in excess of what would have been received had such compensation been determined based on our restated financials. The Compensation Committee periodically reviews the Company’s approach to clawbacks.

Hedging and Pledging Policy

Our directors and executive officers are prohibited from engaging in short sales, transactions in derivative securities such as put or call options, hedging transactions, or other inherently speculative transactions with respect to our stock. In addition, no director or executive officer may pledge or margin, or make any offer to pledge or margin, any of our stock, including without limitation, borrowing against such stock, without prior approval. Stock options granted under our stock option plans are not deemed to be derivative securities covered by this policy.

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Compensation Discussion and Analysis

Insider Trading Policy

We have adopted insider trading policies and procedures applicable to our directors, officers, and employees, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq Listing Rules. Our policy prohibits our employees and related persons and entities from trading in securities of Progress and other companies while in possession of material, non-public information. Our policy also prohibits our employees from disclosing material, non-public information of Progress, or another publicly traded company, to others who may trade on the basis of that information. Our policy requires that certain employees of the Company (director-level and above) and other designated employees only transact in Progress securities during an open trading window period, subject to limited exceptions. In addition, employees of the Company at or above a certain level of seniority are required to obtain approval in advance of transactions in Progress securities. Our executive officers and directors must also comply with additional trading restrictions. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 30, 2025.

Tax and Accounting Considerations and Compensation Recovery Policies

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code imposes additional significant taxes if an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered with our named executive officers, contain provisions that are intended to either be exempt from Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards, measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price of the stock, the Black-Scholes option valuation model, or the Monte Carlo Simulation valuation model.

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Compensation Committee Report

This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the “Compensation Discussion and Analysis” included in this Proxy Statement and discussed it with management. Based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act through any general statement incorporating by reference in its entirety the Annual Report on Form 10-K or Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

David A. Krall, Chair

Angela T. Tucci

Vivian M. Vitale

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Analysis of Risks Associated with Our Compensation Plans

In setting compensation, the Compensation Committee considers the risks to our stockholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our overall executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group, and balanced between long and short-term performance targets and Company and individual performance. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.

We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:

•	A detailed planning process with management or Compensation Committee oversight exists for all compensation programs.
•	Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based bonus and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risk.
•	We set performance goals that we believe are strategically focused and consistent with building long-term stockholder value.
•	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.
•	Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.
•	We modify the short-term and long-term incentive plans to reflect acquisitions consistent with our internal acquisition model, five-year strategic plan, and publicly announced expectations.
•	The time-based vesting for RSUs and stock options ensures that our executives’ interests align with those of our stockholders for the long-term performance of the Company.
•	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.
•	Our long-term performance-based equity awards are based on multi-year criteria that align with our stockholders’ interests that we grow the Company in a highly profitable and disciplined manner.
•	The Compensation Committee retains and does not delegate any of its power to determine matters of executive compensation.
•	We maintain a system of controls and procedures designed to ensure that amounts are earned and paid in accordance with our plans and programs.

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Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2025, 2024, and 2023 earned by:

•	Mr. Gupta, our Chief Executive Officer;
•	Mr. Folger, our Chief Financial Officer; and
•	Ms. Jarrett, Mr. Ainsworth, and Mr. Subramaniam, our three other named executive officers.

Summary Compensation Table

Summary Compensation Table—Fiscal Years 2025, 2024, and 2023

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Yogesh Gupta, Chief Executive Officer	2025	649,038	7,043,127	1,800,010	845,000	197,633	10,534,808
	2024	623,077	6,995,912	1,700,007	762,000	293,890	10,374,886
	2023	598,750	5,784,591	1,400,004	642,000	210,189	8,635,534
Anthony Folger, Executive Vice President, Chief Financial Officer	2025	459,615	2,582,482	660,010	418,600	79,302	4,200,010
	2024	456,923	2,345,734	570,012	363,220	108,041	3,843,930
	2023	438,750	2,148,576	520,014	306,020	126,020	3,539,380
John Ainsworth, Executive Vice President and General Manager, Application and Data Platform	2025	449,519	1,447,758	370,003	292,500	139,290	2,699,071
	2024	441,346	1,111,199	270,010	269,875	104,518	2,196,948
	2023	423,250	991,659	240,013	227,375	110,441	1,992,738
Loren Jarrett, Executive Vice President and General Manager, Digital Experience	2025	449,519	1,447,758	370,003	292,500	140,303	2,700,084
	2024	441,346	1,111,199	270,010	269,875	98,661	2,191,091
	2023	423,250	991,659	240,013	227,375	101,755	1,984,052
Sundar Subramanian Executive Vice President and General Manager, Infrastructure Management	2025	449,519	1,447,758	370,003	292,500	128,327	2,688,107
	2024	441,346	1,111,199	270,010	269,875	96,357	2,188,787
	2023	426,586	991,659	240,013	227,375	119,054	2,004,687

(1)	These amounts do not reflect the actual economic value realized by the named executive officer. In accordance with FASB ASC Topic 718, we estimate the fair value of each stock-based award on the measurement date, using either the current market price of the stock or the Monte Carlo Simulation valuation model, assuming the probable outcome of related performance conditions at target levels. See the description of our 2025 Annual Equity Program described in “Compensation Discussion and Analysis” in this Proxy Statement and Note 10 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025. The value at grant date of the PSUs included in the amounts shown in this column, assuming the highest level of performance conditions achieved (payout at 200% at target) are: $9,000,048, $8,500,085 and $7,000,088 for Mr. Gupta for fiscal year 2025, 2024, and 2023, respectively; $3,300,021, $2,850,094 and $2,600,009 for Mr. Folger for fiscal year 2025, 2024, and 2023, respectively; and $1,850,038, $1,350,099 and $1,200,012 for Ms. Jarrett, Mr. Ainsworth, and Mr. Subramanian for fiscal year 2025, 2024, and 2023, respectively. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO upon the exercise of the stock options or any sale of the underlying shares of common stock.

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Summary of Executive Compensation

(2)	Represents the grant date fair value of options on the date of grant. The amounts reported represent the aggregate grant date fair value of the stock options awarded to our NEOs in the years reflected above, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 10 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025. The amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO upon the exercise of the stock options or any sale of the underlying shares of common stock.
(3)	The amounts listed reflect the amounts earned under our Corporate Bonus Plan. For all individuals, bonus payments were accrued and earned in the year indicated and paid in the succeeding fiscal year.

(4)	Amounts listed in this column for 2025 and prior years include:

Name	Company Contributions (401(k)) ($)	Insurance Premiums ($)	Sales Leader Plan ($)	Taxable/ Fringe Benefit Expenses ($)	Dividend Equivalents ($)
Mr. Gupta
2025	10,038	1,079	—	—	186,516
2024	9,889	720	—	24,897*	258,384
2023	30,000	720	—	707	178,762
Mr. Folger
2025	10,500	993	—	75	67,735
2024	10,350	633	—	—	97,058
2023	30,000	634	—	—	95,386
Mr. Ainsworth
2025	10,500	971	94,257	—	33,562
2024	10,350	612	47,653	42	45,861
2023	30,000	612	47,031	405	32,393
Ms. Jarrett
2025	10,500	971	95,270	—	33,562
2024	10,350	612	41,838	—	45,861
2023	22,500	612	45,790	460	32,393
Mr. Subramanian
2025	9,077	971	84,716	—	33,562
2024	9,916	612	39,626	343	45,861
2023	22,500	612	35,575	31,708	28,659
*	Attendance at Company-hosted business event, including travel and participation by Mr. Gupta’s spouse. Amount includes $10,312 reimbursement for the payment of taxes by Mr. Gupta related to this event.

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Summary of Executive Compensation

Grants of Plan-Based Awards

Grants of Plan-Based Awards Table—2025

								All Other	All Other
								Stock	Option	Exercise	Grant
								Awards:	Awards:	of or	Date Fair
								Number of	Number	Base	Value of
		Estimated Future Pay-outs			Estimated Future Pay-outs			Shares of	Securities	Price of	Stock and
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Underlying	Option	Option
		Plan Awards			Plan Awards			or Units	Options	Awards	Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date(1)	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(3)	(#)(3)	(#)(4)	(#)(5)	($/Sh)	($)(6)
Yogesh Gupta	—	162,500	650,000	975,000	—	—	—	—	—	—	—
	1/23/2025	—	—	—	9,770	83,149	166,298	—	—	—	4,500,024
	1/23/2025	—	—	—	—	—	—	49,890	—	—	2,700,047
	1/23/2025	—	—	—	—	—	—	—	113,137	54.12	1,800,010
Anthony Folger	—	80,500	322,000	483,000	—	—	—	—	—	—	—
	1/23/2025	—	—	—	3,582	30,488	60,976	—	—	—	1,650,011
	1/23/2025	—	—	—	—	—	—	18,293	—	—	990,017
	1/23/2025	—	—	—	—	—	—	—	41,484	54.12	660,010
John Ainsworth	—	78,750	315,000	472,500	—	—	—	—	—	—
	1/23/2025	—	—	—	2,008	17,092	34,184	—	—	—	925,019
	1/23/2025	—	—	—	—	—	—	10,255	—	—	555,001
	1/23/2025	—	—	—	—	—	—	—	23,256	54.12	370,003
		—	—	—	—	—	—		—	—
Loren Jarrett	—	78,750	315,000	472,500	—
	1/23/2025	—	—	—	2,008	17,092	34,184	—	—	—	925,019
	1/23/2025	—	—	—	—	—	—	10,255	—	—	555,001
	1/23/2025	—	—	—	—	—	—	—	23,256	54.12	370,003
Sundar Subramanian	—	78,750	315,000	472,500	—	—	—	—	—	—	—
	1/23/2025	—	—	—	2,008	17,092	34,184	—	—	—	925,019
	1/23/2025	—	—	—		—	—	10,255	—	—	555,001
	1/23/2025	—	—	—		—	—	—	23,256	54.12	370,003

(1)	Awards granted on January 23, 2025, were approved by the Compensation Committee on January 13, 2025.
(2)	These columns indicate the range of payouts (25%, 100%, and 150%) targeted for fiscal year 2025 performance under our Corporate Bonus Plan as described in “Compensation Discussion and Analysis” in this Proxy Statement. The actual payout with respect to fiscal year 2025 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” For Messrs. Ainsworth and Subramanian and Ms. Jarrett, two-sevenths of amounts are tied to performance under the Sales Leader Plan.
(3)	These columns represent performance share units awarded under our Long-Term Incentive Plan. The amounts shown indicate the potential performance share units at threshold, target, and maximum levels of performance. If the threshold is not achieved, no performance share units will be earned with respect to that performance metric. See “Compensation Discussion and Analysis” section of this Proxy Statement for additional discussion of the Long-Term Incentive Plan.
(4)	Represents RSUs that vest, subject to continuous employment, in six equal installments over three years beginning approximately nine months after the date of issuance.
(5)	Represents stock options that vest, subject to continuous employment, in eight equal installments over four years beginning approximately nine months after date of issuance.
(6)	For RSUs and PSUs, the value shown is the fair value of the awards, measured at the grant date. For stock options, the grant date fair value is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 10 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025. The closing price of our stock on the Nasdaq Global Stock Market on January 23, 2025, was $54.12.

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Summary of Executive Compensation

Narrative Description of Summary Compensation Table and
Grants of Plan-Based Awards Table

The material terms of our named executive officers’ annual compensation, including base salaries, cash incentive plan, time-based RSUs, stock options, and Long-Term Incentive Plan PSUs, and the explanations of the amounts of salary, cash incentives, and equity values in proportion to total compensation, are described under the section entitled “Compensation Discussion and Analysis” of this Proxy Statement.

As discussed in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the 2025 non-equity incentive awards were granted pursuant to the fiscal year 2025 Corporate Bonus Plan, with amounts to be earned based on the achievement of certain financial targets. In fiscal year 2025, we achieved strong performance under our bonus plan with respect to the revenue, ARR, non-GAAP operating income, and the adjusted free cash flow metrics, which resulted in an overall payout percentage of 130% under the 2025 Corporate Bonus Plan.

As discussed in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the PSUs awarded under the Long-Term Incentive Plan will be earned based on the results achieved during the three-year performance period as determined following our 2027 fiscal year, contingent upon each named executive officer’s continued service.

The RSUs granted to our named executive officers in 2025 vest in equal installments every six months over three years, subject to continuous employment. There is no purchase price associated with PSU or RSU awards. The stock options granted to our named executive officers in 2025 vest in equal installments every six months over four years, subject to continuous employment. The stock options have an exercise price equal to the closing price of our common stock on the date of grant.

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Summary of Executive Compensation

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2025, for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2025

		Option Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
										Awards:		Market or
										Number of		Payout
									Market	Unearned		Value of
		Number of					Number		Value of	Shares,		Unearned
		Securities					of Shares		Shares or	Units or		Shares,
		Underlying					or Units of		Units of	Other		Units or
		Unexercised			Option		Stock That		Stock That	Rights		Other Rights
		Options			Exercise	Option	Have Not		Have Not	That Have		That Have
		Exercisable		Unexercisable	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Grant Date	(#)		(#)	($)	Date	(#)(1)		($)(2)	(#)(3)		($)(4)
Yogesh Gupta	1/21/2020	72,574	(5)	—	47.16	1/20/2027	—		—	—		—
	1/19/2021	97,298	(6)	—	42.61	1/18/2028	—		—	—		—
	1/20/2022	89,703	(7)	12,814	44.49	1/19/2029	—		—	—		—
	1/19/2023	60,723	(8)	36,432	51.41	1/18/2030	6,809	(9)	281,961	68,081	(10)	2,819,234
	1/18/2024	40,683	(11)	67,805	57.83	1/17/2031	22,048	(12)	913,008	73,492	(13)	3,043,304
	1/23/2025	14,143	(14)	98,994	54.12	1/22/2032	41,575	(15)	1,721,621	83,149	(16)	3,443,200
Anthony Folger	3/31/2020	22,894	(5)	—	31.49	3/30/2027	—		—	—		—
	1/19/2021	36,757	(6)	—	42.61	1/18/2028	—		—	—		—
	1/20/2022	32,620	(7)	4,659	44.49	1/19/2029	—		—	—		—
	1/19/2023	22,555	(8)	13,532	51.41	1/18/2030	2,529	(9)	104,726	25,287	(10)	1,047,135
	1/18/2024	13,641	(11)	22,735	57.83	1/17/2031	7,393	(12)	306,144	24,642	(13)	1,020,425
	1/23/2025	5,186	(14)	36,298	54.12	1/22/2032	15,245	(15)	631,295	30,488	(16)	1,262,508
John Ainsworth	1/21/2020	13,196	(5)	—	47.16	1/20/2027	—		—	—		—
	1/19/2021	17,298	(6)	—	42.61	1/18/2028	—		—	—		—
	1/20/2022	16,310	(7)	2,330	44.49	1/19/2029	—		—	—		—
	1/19/2023	10,410	(8)	6,246	51.41	1/18/2030	1,168	(9)	48,367	11,671	(10)	483,296
	1/18/2024	6,462	(11)	10,769	57.83	1/17/2031	3,503	(12)	145,059	11,673	(13)	483,379
	1/23/2025	2,907	(14)	20,349	54.12	1/22/2032	8,546	(15)	353,890	17,092	(16)	707,780
Loren Jarrett	1/19/2021	17,298	(6)	—	42.61	1/18/2028	—		—	—		—
	1/20/2022	16,310	(7)	2,330	44.49	1/19/2029	—		—	—		—
	1/19/2023	10,410	(8)	6,246	51.41	1/18/2030	1,168	(9)	48,367	11,671	(10)	483,296
	1/18/2024	6,462	(11)	10,769	57.83	1/17/2031	3,503	(12)	145,059	11,673	(13)	483,379
	1/23/2025	2,907	(14)	20,349	54.12	1/22/2032	8,546	(15)	353,890	17,092	(16)	707,780
Sundar Subramanian	9/30/2019	14,617	(17)	—	38.06	9/30/2026	—		—	—		—
	1/21/2020	11,311	(5)	—	47.16	1/20/2027	—		—	—		—
	1/19/2021	17,298	(6)	—	42.61	1/18/2028	—		—	—		—
	1/20/2022	16,310	(7)	2,330	44.49	1/19/2029	—		—	—		—
	1/19/2023	10,410	(8)	6,246	51.41	1/18/2030	1,168	(9)	48,367	11,671	(10)	483,296
	1/18/2024	6,462	(11)	10,769	57.83	1/17/2031	3,503	(12)	145,059	11,673	(13)	483,379
	1/23/2025	2,907	(14)	20,349	54.12	1/22/2032	8,546	(15)	353,890	17,092	(16)	707,780

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Summary of Executive Compensation

(1)	The unvested awards shown in this column are RSUs subject to service-based vesting, unless otherwise noted.
(2)	The market value of unvested RSUs was calculated as of November 28, 2025 (the last trading day of our fiscal year 2025), based on the closing price of our common stock on the Nasdaq Global Select Market of $41.41 on that date.
(3)	The unvested awards shown in this column are PSUs subject to performance-based vesting. PSUs are reported assuming payout at target award levels, unless otherwise noted.
(4)	The market value of unvested PSUs was calculated as of November 28, 2025, based on the closing price of our common stock on the Nasdaq Global Select Market of $41.41 on that date.
(5)	Vested in eight equal semi-annual installments beginning October 1, 2020.
(6)	Vest in eight equal semi-annual installments beginning October 1, 2021.
(7)	Vest in eight equal semi-annual installments beginning October 1, 2022.
(8)	Vest in eight equal semi-annual installments beginning October 1, 2023.
(9)	Vest in six equal semi-annual installments beginning October 1, 2023.
(10)	Vested on February 1, 2026, based on the Company meeting total stockholder return and operating income criteria over the three-year period ending November 30, 2025.
(11)	Vest in eight equal semi-annual installments beginning October 1, 2024.
(12)	Vest in six equal semi-annual installments beginning October 1, 2024.
(13)	Vest on February 1, 2027, subject to the Company meeting total stockholder return and operating income criteria over the three-year period ending November 30, 2026.
(14)	Vest in eight equal semi-annual installments beginning October 1, 2025.
(15)	Vest in six equal semi-annual installments beginning October 1, 2025.
(16)	Vest on February 1, 2028, subject to the Company meeting total stockholder return and operating income criteria over the three-year period ending November 30, 2027.
(17)	Vest in eight equal semi-annual installments beginning April 1, 2020.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2025, under our equity incentive plans and the corresponding amounts realized by the named executive officers. The value realized on exercise of stock option awards is calculated as the difference between the closing price of our common stock on the Nasdaq Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for RSUs is calculated as the product of the number of shares subject to the RSUs that vested and the closing price of our common stock on the Nasdaq Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal Year 2025

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Yogesh Gupta	100,275	2,628,208	120,847	6,601,236
Anthony Folger	10,000	246,652	43,658	2,386,002
John Ainsworth	19,231	296,824	21,690	1,184,985
Loren Jarrett	32,427	690,928	21,690	1,184,985
Sundar Subramanian	—	—	21,690	1,184,958

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Summary of Executive Compensation

Severance and Change in Control Agreements

We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with a change in control of the Company or the termination of employment under certain circumstances. We do not provide excise tax gross-ups to our executive officers under these or any other agreements. The Company is not obligated to pay any enhanced benefits to our executive officers in the event of a voluntary termination by an executive or upon termination by the Company for cause.

Mr. Gupta’s Executive Employment Agreement

In connection with his appointment as our President and Chief Executive Officer, we and Mr. Gupta entered into an employment agreement, effective as of October 10, 2016, setting forth Mr. Gupta’s compensation and certain other terms. Mr. Gupta’s employment agreement provides that if his employment is terminated because of an “involuntary termination,” he will be entitled to:

(1)	the payment of cash severance equal to 18 months of salary and target cash bonus compensation as of the date of termination, which will be paid over 18 months;
(2)	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year;
(3)	the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and
(4)	18 months of acceleration of unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms).

Receipt of the severance and benefits is subject to Mr. Gupta’s execution of a standard separation and release agreement. Separation payments upon any involuntary termination within 24 months following a change in control would be governed by the Employee Retention and Motivation Agreement (“ERMA”) described below and not by Mr. Gupta’s employment agreement.

An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Gupta as a result of certain events occurring without his consent such as an assignment to him of duties or a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Gupta from that position, a material reduction in Mr. Gupta’s base salary or target bonus, a relocation of Mr. Gupta to a facility or location more than fifty miles from his then present location, or a material breach of the employment agreement by us.

Mr. Gupta’s employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as Progress.

Mr. Gupta’s Employee Retention and Motivation Agreement

We and Mr. Gupta have also entered into an ERMA, which provides certain compensation and benefits if his employment is involuntarily terminated within 24 months of a change in control of the Company. If an involuntary termination of Mr. Gupta’s employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the ERMA.

Change in Control Benefits. Under Mr. Gupta’s ERMA, upon a change in control of the Company, Mr. Gupta would be entitled to:

(1)	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year; and

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Summary of Executive Compensation

(2)	12 months of acceleration of unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms), unless we continue or the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Gupta are continued by us or assumed by our successor entity, then vesting will continue in its usual course.

Involuntary Termination Following Change in Control. In the event of an involuntary termination within 24 months following a change in control, Mr. Gupta would be entitled to:

(1)	a lump-sum payment of cash severance equal to 24 months of total target cash compensation as of the date of termination;
(2)	the continuation, for a period of 24 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and
(3)	accelerated vesting of all unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms).

In the event that any amounts provided for under Mr. Gupta’s ERMA or otherwise payable to Mr. Gupta would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Gupta would be entitled to receive either full payment of the benefits under the agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Gupta.

Mr. Folger’s Executive Employment Agreement

In connection with his appointment as Chief Financial Officer, we and Mr. Folger entered into an employment agreement, effective January 31, 2020, setting forth Mr. Folger’s compensation and certain other terms. Mr. Folger’s employment agreement provides that if his employment is terminated because of an “involuntary termination,” he will be entitled to:

(1)	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;
(2)	the continuation, for a period of 12 months of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and
(3)	12 months accelerated vesting of unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms).

Receipt of the severance and benefits is subject to Mr. Folger’s execution of a standard separation and release agreement, which will also include non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product area and activities as the Company. Separation payments upon any involuntary termination within 12 months following a change in control would be governed by the ERMA described below and not by Mr. Folger’s employment agreement.

An “involuntary termination” is defined in the employment agreement as a termination of employment by the Company other than for “Cause” (as defined in the agreement), disability or death or a termination by Mr. Folger as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Folger from such position, a material reduction in Mr. Folger’s base salary or target bonus, a relocation of Mr. Folger to a facility or location more than fifty miles from his then-present location or a material breach of the employment agreement by the Company.

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Summary of Executive Compensation

Other Employee Retention and Motivation Agreements

We have also entered into ERMAs with each of Messrs. Folger, Ainsworth, Subramanian and Ms. Jarrett. Currently, upon a change in control of the Company, the executive officer will be entitled to the immediate acceleration of unvested stock options and shares of restricted stock or restricted units, with performance-based equity vested at the percentage set forth in the applicable award agreement, unless we continue or the acquirer assumes all such options and restricted equity. In addition, the executive officer will be entitled to the payment of his or her annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. Upon the involuntary termination of the executive officer within 12 months following a change in control, the executive officer will be entitled to receive a lump sum payment equal to 18 months of their total target compensation and their benefits will continue for 18 months. In addition, outstanding stock options and shares of restricted stock or restricted units held by the executive officer granted prior to the date of such termination under the Company’s equity plans which would otherwise become fully vested, nonforfeitable and not subject to any restrictions following the date of such termination shall instead become fully vested, nonforfeitable and not subject to restrictions as of the date of such termination. Under no circumstances would any of our executive officers be entitled to a gross-up payment under the ERMAs for any excise taxes to which they may be subject if any of the above payments and benefits are considered to be “parachute payments.”

Executive Severance Guidelines

We have adopted severance guidelines applicable to our executive officers, including the named executive officers other than Messrs. Gupta and Folger. Any severance payable to Messrs. Gupta and Folger is governed by the employment agreements described above. Our executive severance guidelines provide that upon an involuntary termination and the execution of a standard release of claims, an executive officer is entitled to:

(1)	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;
(2)	the payment of their annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year;
(3)	the continuation, for a period of 12 months of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and
(4)	12 months of acceleration of unvested stock options and RSUs (but not unvested performance equity).

Severance payments and benefits upon any involuntary termination within 12 months following a change in control are governed by the Employee Retention and Motivation Agreement described below.

The payment of severance and other benefits is conditioned upon the executive agreeing to non-competition, non-disparagement and related covenants. The non-competition covenant would be in effect for one year following the termination of employment. In connection with the termination of employment of an executive officer, all PSUs awarded to that executive officer are cancelled.

Estimate of Severance and Change in Control Benefits at Fiscal-Year End

The following table indicates the estimated payments and benefits that each of Messrs. Gupta, Folger, Ainsworth, Subramanian and Ms. Jarrett would have received under (a) their respective employment agreements, in the case of Mr. Gupta, (b) our severance guidelines applicable to executive officers, in the case of Messrs. Ainsworth, Folger, Subramanian and Ms. Jarrett and (c) each of their ERMAs, assuming in each case that the change in control of the Company, termination of their employment, and/or retirement occurred at November 30, 2025.

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Summary of Executive Compensation

These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which amounts would only be known at the time that he or she becomes entitled to such payment.

Involuntary Termination(1) ($)		Change in Control Only(2) ($)	Involuntary Termination Following Change in Control(2)(3) ($)
Yogesh Gupta
Cash Severance	1,950,000	—	2,600,000
Pro Rata Bonus	650,000	650,000	650,000
Stock Options	—	—	—
Restricted Stock Units	2,227,941	—	2,916,589
Benefits(4)	44,855	—	59,807
Total	4,872,796	650,000	6,226,396
Anthony Folger
Cash Severance	782,000	—	1,173,000
Pro Rata Bonus	322,000	—	322,000
Stock Options	—	—	—
Restricted Stock Units	561,313	—	1,042,165
Benefits(4)	40,617	—	60,926
Total	1,705,930	—	2,598,091
John Ainsworth
Cash Severance	765,000	—	1,147,500
Pro Rata Bonus	315,000	—	315,000
Stock Options	—	—	—
Restricted Stock Units	286,599	—	547,316
Benefits(4)	30,073	—	45,110
Total	1,396,672	—	2,054,926
Loren Jarrett
Cash Severance	765,000	—	1,147,500
Pro Rata Bonus	315,000	—	315,000
Stock Options	—	—	—
Restricted Stock Units	286,599	—	547,316
Benefits(4)	40,415	—	60,622
Total	1,407,014	—	2,070,438
Sundar Subramanian
Cash Severance	765,000	—	1,147,500
Pro Rata Bonus	315,000	—	315,000
Stock Options	—	—	—
Restricted Stock Units	286,599	—	547,316
Benefits(4)	32,735	—	49,102
Total	1,399,333	—	2,058,918

(1)	The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and RSUs becoming fully vested and are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 28, 2025 (the last trading day of our fiscal year 2025), which was $41.41. In the event of an involuntary termination, all unvested PSUs awarded to an individual under our Long-Term Incentive Plans (LTIP) are cancelled.

2026 Proxy Statement	77

Summary of Executive Compensation

(2)	In the event of a change in control, there is no accelerated vesting of outstanding stock options or shares of restricted stock or restricted units provided that the acquirer assumes all such outstanding stock options and shares of restricted stock or restricted units held by the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all outstanding stock options and shares of restricted stock or restricted units of the individual, (i) in the case of Mr. Gupta there is limited (12 month) accelerated vesting of stock options and RSUs in the event of a change in control, which values, based on the closing price of our common stock on November 28, 2025, are $0 and $1,579,253, respectively, and (ii) in the case of Messrs. Folger, Ainsworth, Subramanian and Ms. Jarrett, all outstanding stock options and RSUs would immediately vest, and the values of stock options and RSUs indicated in the first column would apply upon a change in control. The amounts referenced in the foregoing sentence have been calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 28, 2025, which was $41.41. Under the terms of the LTIP, in the event of a change in control, grantees are entitled to accelerated determination of PSUs earned under outstanding LTIP awards, unless the acquirer assumes such LTIP awards. Upon the change in control, our Compensation Committee will determine the number of PSUs that are eligible to be earned based on the actual attainment of the relevant metrics as of the change in control. Those PSUs determined to be earned will not become fully vested until the conclusion of the original three-year performance period, subject to the continued employment of the grantee through such date. Additionally, under the terms of the LTIP, in the event of an involuntary termination following a change in control, grantees are entitled to accelerated payout of PSUs determined to be earned under outstanding LTIP awards as of the change in control. For purposes of computing amounts attributable to accelerated vesting, the columns exclude all unvested PSUs awarded under our LTIP as those amounts are undeterminable.
(3)	The amounts shown reflect the value of certain unvested equity awards becoming fully vested in the event of an involuntary termination within 24 months following a change in control for Mr. Gupta, and involuntary termination within 12 months following a change in control for each of Messrs. Folger, Ainsworth, Subramanian and Ms. Jarrett.
(4)	Represents the estimated value of continuing benefits (medical, dental, vision and life insurance) for:
a.	18 months in the case of an involuntary termination of employment of Mr. Gupta, other than in connection with a change in control; 24 months, in the case of an involuntary termination in connection with a change in control; and
b.	12 months in the case of an involuntary termination of employment of Messrs. Folger, Ainsworth and Subramanian and Ms. Jarrett, other than in connection with a change in control; 18 months, in the case of an involuntary termination in connection with a change in control.

78

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2025 annual total compensation of our CEO Mr. Gupta was $10,534,808, the 2025 annual total compensation of our median compensated employee was $93,870, and the ratio of these amounts is 112 to 1. Progress recalculates the median employee each year for purposes of this ratio in order to capture growth and variation in our employee population due to our Total Growth Strategy.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected November 1, 2025, as the date to identify our median compensated employee based on our human resources system of record. We utilized total direct compensation as our consistently applied compensation measure. In this context, total direct compensation means the applicable annual fixed pay determined as of November 1, 2025, the annual incentive cash target amount or commission target amount payable for service in 2025 and the approved value of the annual equity awards granted during 2025.

The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee determination in an amount of up to five percent (5%) of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 14 employees in six jurisdictions, as set forth below. After taking into account the de minimis exemption, approximately 2,936 employees (or 99.5% of the population) were considered for identifying the median employee.

Our calculation excluded the following approximate number of employees from the following locations: Japan (4); Italy (2); Belgium (2); Finland (2); Hong Kong (2); and Hungary (2).

To identify our median compensated employee, we then calculated the total direct compensation for of the included employee population, converted other currencies to U.S. dollars as of November 30, 2025, and ordered the employees based on their total direct compensation.

To compute the pay ratio, we then calculated both the CEO and median employee’s annual total compensation pursuant to the proxy disclosure rules and compared the annual total compensation of the CEO to that of the median employee.

2026 Proxy Statement	79

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our PEO and the other NEOs (as calculated in accordance with Item 402(v) of Regulation S-K) and certain financial performance measures. The following table sets forth information regarding the Company’s performance and the “compensation actually paid” to our NEOs, as calculated in accordance with applicable SEC rules. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the Compensation Discussion and Analysis.

					Value of Initial Fixed $100 Investment Based On:
			Average			NASDAQ
			Summary	Average		Computer
	Summary		Compensation	Compensation	PRGS	Index		Non-GAAP
Compensation		Compensation	Table Total	Actually Paid	Total	Total	Net	Operating
Fiscal	Table Total	Actually Paid	for non-PEO	to non-PEO	Stockholder	Stockholder	Income	Income
Year	for PEO($)(1)(2)	to PEO($)(3)	NEOs($)(1)(2)	NEOs($)(3)	Return($)(4)	Return($)(4)(5)	($M)	($M)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	10,534,808	6,957,319	3,071,818	2,224,624	104.61	272.68	251.9	384.8
2024	10,374,886	9,791,311	2,605,189	2,524,468	172.27	206.32	219.0	298.5
2023	8,635,534	9,246,854	2,380,214	2,526,879	134.31	148.35	194.2	270.6
2022	6,900,213	12,820,362	1,928,895	3,424,464	132.97	102.36	182.8	242.1
2021	6,019,029	13,091,651	2,440,870	4,036,210	120.82	142.39	172.9	229.2
(1)	The Principal Executive Officer (“PEO”) and non-PEO NEOs for the applicable years were as follows:
•	2021: Mr. Gupta served as the PEO for the entirety of 2021. The Company’s other NEOs for 2021 were: Anthony Folger, Stephen Faberman, Loren Jarrett and Gary Quinn.
•	2023, 2024, and 2025: Mr. Gupta served as the PEO for the entirety of 2023, 2024, and 2025. The Company’s other NEOs for 2023, 2024, and 2025 were: Anthony Folger, John Ainsworth, Loren Jarrett and Sundar Subramanian.
•	2022: Mr. Gupta served as the PEO for the entirety of 2022. The Company’s other NEOs for 2022 were: Anthony Folger, John Ainsworth, Loren Jarrett and Jeremy Segal.
•	2021: Mr. Gupta served as the PEO for the entirety of 2021. The Company’s other NEOs for 2021 were: Anthony Folger, Stephen Faberman, Loren Jarrett and Gary Quinn.
(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in which the NEO served as PEO in the case of Mr. Gupta and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s other NEOs reported for the applicable year.
(3)	To calculate the compensation actually paid (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Gupta and for the average of the other NEOs is set forth following the footnotes to this table.
(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on November 30, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)	The TSR Peer Group consists of the NASDAQ Computer Index, an independently prepared index (and which is used for the Company’s stock performance chart in the Annual Report on Form 10-K for the year ended November 30, 2025).
(6)	As noted in “Compensation Discussion and Analysis,” the Compensation Committee selected Non-GAAP Operating Income as a key metric for evaluating and rewarding management’s performance in the 2025 incentive program design. This measure is used to determine the payout of 20% of the 2025 corporate bonus plan, as well as 75% of the LTIP (on a three-year aggregated basis), and is aligned with the earnings we have reported to stockholders on a quarterly basis.

80

Pay Versus Performance

The following tables set forth the detailed calculation from SCT Total to Compensation Actually Paid for the PEO and NEOs, respectively:

	PEO
Fiscal Year	2021	2022	2023	2024	2025
SCT Total	$6,019,029	$6,900,213	$8,635,534	$10,374,886	$10,534,808
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($4,557,407)	($5,642,964)	($7,184,594)	($8,695,919)	($8,843,137)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$5,272,547	$7,164,080	$6,944,482	$6,150,287	$4,860,131
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$5,407,403	$4,351,106	$26,379	$398,911	($189,601)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$452,241	$419,596	$553,066	$761,983	$784,542
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$497,837	($371,669)	$271,987	$801,163	($189,424)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Compensation Actually Paid	$13,091,651	$12,820,362	$9,246,854	$9,791,311	$6,957,319

	NEO
Fiscal Year	2021	2022	2023	2024	2025
SCT Total	$2,440,870	$1,928,895	$2,380,214	$2,605,189	$3,071,818
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($1,688,435)	($1,282,551)	($1,590,901)	($1,764,843)	($2,173,944)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,922,508	$1,628,288	$1,537,748	$1,248,194	$1,194,801
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$1,142,112	$1,115,953	$7,467	$100,546	($15,285)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$105,531	$95,362	$122,452	$154,630	$192,848
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$113,625	($61,483)	$69,899	$180,751	($45,614)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Compensation Actually Paid	$4,036,210	$3,424,464	$2,526,879	$2,524,468	$2,224,624

2026 Proxy Statement	81

Pay Versus Performance

Relationship Between Pay and Performance

We believe the “Compensation Actually Paid” in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance.” “Compensation Actually Paid” is higher than our Summary Compensation Total figures in each of the first three years presented due to the increased value of performance-based and equity compensation as a result of strong stock price performance. “Compensation Actually Paid” is lower than our Summary Compensation Total figures for 2025 and 2024 primarily because equity awards granted in 2025 and 2024 had a lower value at year end than on the date of grant.

The following charts provide a description of the relationship between the “Compensation Actually Paid” to the PEO and average of non-PEO NEOs and respective metrics.

82

Pay Versus Performance

Tabular List of Financial Performance Measures

The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2025. Please see the “Compensation Discussion and Analysis” for a further description of the metrics used in the Company’s executive compensation program.

1.	Non-GAAP Operating Income – incentivizes profitability and operation efficiency
2.	ARR – reflects the Company’s focus on the durability of our recurring revenue
3.	Revenue – broad topline financial metric incentivizing business development and growth
4.	Adjusted Free Cash Flow – reflects disciplined management of the business to generate cash for investment and capital returns

2026 Proxy Statement	83

Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated
Proposal 3		Our Board of Directors recommends that you vote FOR this proposal.

We are asking our stockholders to approve the amendment and restatement of the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated (the “2008 Plan”). The 2008 Plan was originally adopted by our stockholders at the annual meeting of stockholders held on April 23, 2008. Our stockholders have since approved amendments or restatements of the 2008 Plan at each of the 2010, 2013, 2021, and 2024 annual meetings of stockholders. Our Board of Directors unanimously approved the Amended and Restated 2008 Plan (the “A&R 2008 Plan”) on March 24, 2026, subject to stockholder approval, to make an additional 2,000,000 shares of our common stock available for the issuance of awards under the A&R 2008 Plan, as well as other immaterial changes. The changes to and material features of the A&R 2008 Plan are described below. If approved by the Company’s stockholders, the A&R 2008 Plan will become effective on the date of such stockholder approval.

Under the 2008 Plan, as of March 1, 2026, equity awards covering 5,348,882 shares were outstanding. Due to the conversion rate provision of the 2008 Plan (as described below), the equity awards outstanding counted as 7,627,178 shares against the 2008 Plan share reserve. As of March 1, 2026, 2,306,131 shares remained available for future grants, subject to the conversion rate provision. Given our current grant practices and anticipated needs, we may exhaust the existing share reserve in less than one year. We consider it important to maintain a strong association between compensation of our employees and our stockholders’ long-term interests. Awards under the A&R 2008 Plan are intended to provide our employees significant incentive to protect and enhance stockholder value. We believe that there is an insufficient number of shares remaining available for new grants under the 2008 Plan to sustain these important stock-based incentives. If stockholders approve the A&R 2008 Plan, we expect that the shares available will meet our anticipated needs for approximately one year, subject to changes in business conditions or other trends.

In addition to the increase of authorized shares by 2,000,000, the A&R 2008 Plan also includes certain administrative and clarifying edits.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote will be necessary to approve the A&R 2008 Plan.

Our Board of Directors recommends that you vote FOR the proposal to approve the A&R 2008 Plan, including an increase the number of shares authorized for issuance under the A&R 2008 Plan.

Why Adding Shares to the 2008 Plan is Important

Our Board of Directors believes that the A&R 2008 Plan is a vital component of our employee compensation programs, allowing us the ability to compensate our employees, consultants, and non-employee directors whose contributions are important to our success. It helps to create a culture of ownership in our future that aligns directly to our Progress values. In addition, our Board views the A&R 2008 Plan as essential in enabling us to maintain our competitive position with respect to our Total Growth Strategy, providing us with the ability to retain and incentivize key talent. We operate in a competitive market and new hire and acquisition-related grants are essential in helping us attract talented individuals around the globe. We believe our stock-based compensation programs enable us to maintain our competitive position regarding recruiting and retaining highly skilled and engaged personnel.

84

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock
Option and Incentive Plan, as Amended and Restated

We believe that the availability of an adequate reserve of shares for issuance under the A&R 2008 Plan is central to this objective. On March 24, 2026, our Board of Directors unanimously approved the A&R 2008 Plan, which includes an increase in the number of shares of our common stock reserved for issuance under the 2008 Plan by 2,000,000 shares. If the increase is approved by stockholders, there will be 4,306,131 shares available for grant. A copy of the proposed A&R 2008 Plan is attached as Appendix A to this Proxy Statement.

In addition to the 2008 Plan, we currently have one other equity plan that has not been approved by stockholders, which is the 2002 Nonqualified Stock Plan (the “2002 Plan”). The 2002 Plan permits the issuance of stock options to individuals who are not our directors or Section 16 officers. The 2002 Plan does not contain an adequate reserve of shares and does not permit broad-based equity awards of the type we utilize as part of our equity-based compensation programs for us to rely solely on that plan. Furthermore, we cannot replenish shares under the 2002 Plan without stockholder approval.

The following table provides certain additional information regarding our equity incentive program:

As of March 1, 2026
Total Shares Subject to Outstanding Stock Options	2,341,997
Total Shares Subject to Outstanding Full Value Awards(1)	3,263,162
Weighted-Average Exercise Price of Outstanding Stock Options	$47.54
Weighted-Average Remaining Term of Outstanding Stock Options	4.21 years
Total Shares Available for Grant under the 2008 Plan and the 2002 Nonqualified Stock Plan (excluding the 2,000,000 for which we are seeking approval in this Proposal 3)	2,347,831
Total Common Stock Outstanding	42,074,590
Closing Price of Common Stock as Reported on the Nasdaq Global Select Market	$41.88
(1)	Full value awards are stock awards or units (other than options), and the number of shares listed represents shares issuable to grantees in respect of the full value awards.

Highlights of the Plan. The following are highlights of certain provisions of the A&R 2008 Plan that are designed to protect stockholder interests:

•	The A&R 2008 Plan does not contain an evergreen feature, meaning that the plan does not provide for automatic share reserve replenishment, and stockholder approval is required to add shares.
•	Upon exercise of Stock Appreciation Rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the A&R 2008 Plan.
•	Shares that we repurchase on the open market with the proceeds of an option or stock appreciation right exercise price will not be available for issuance under the A&R 2008 Plan.
•	We may not, without stockholder approval, reduce the option exercise price of any option, except in the case of adjustments for certain changes in our capitalization or sale events.
•	We may not, without stockholder approval, cancel any outstanding option that has an exercise price greater than the then current fair market value of the stock underlying such option in exchange for cash or other awards under the A&R 2008 Plan, except in the case of adjustments for certain changes in our capitalization or sale events.
•	For any restricted stock or deferred stock, including restricted stock units, granted to employees that has a performance-based goal, the restriction period with respect to such shares is not less than one year; and for any restricted stock or deferred stock, including restricted stock units, granted to employees that has a time-based restriction, the restriction period with respect to such shares is dependent upon the vesting terms provided in the applicable grant agreement but is generally not less than six months.

The Size of Our Share Reserve Request Is Reasonable. If the A&R 2008 Plan is approved, we will have approximately 4,347,831 million shares available for grant under our equity plans after our 2026 Annual Meeting, of which, approximately 4,306,131 million shares will be available for grant under the A&R 2008 Plan. Because substantially all of our equity awards come from the 2008 Plan and there are limitations as to the eligible recipients of awards and types of awards we can make under the 2002 Plan, we anticipate that the approximately 4,306,131

2026 Proxy Statement	85

Proposal 3:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated

million shares available for issuance under the A&R 2008 Plan will be sufficient to provide an approximate one-year pool of shares beginning after the end of fiscal year 2026, subject to changes in business conditions, acquisitions, or other needs. This one-year share pool is necessary to allow us to thoughtfully manage our existing employee base and also retain critical talent as we pursue our total growth strategy initiatives.

Potential Dilution Is Reasonable with Size of the Share Reserve Request. The following table sets forth the number of shares authorized for future issuance, along with the equity dilution represented by the shares available for future awards, as a percentage of the 42,074,590 shares of our common stock outstanding on March 1, 2026, both with respect to the shares currently available for issuance under the 2008 Plan, and the additional shares available for issuance under the A&R 2008 Plan requested by this proposal.

	Total Shares Available	Equity Dilution: Percent of Common Shares Outstanding
Shares available for future awards under the 2008 Plan	2,306,131	5.48%
Shares available for future awards under the 2002 Nonqualified Stock Plan	41,700	0.10%
Requested additional shares for future awards under the A&R 2008 Plan	2,000,000	4.75%
Total shares available for future awards after approval of the A&R 2008 Plan	4,347,831	10.33%

The following table provides information regarding our overhang, or the percentage of outstanding shares represented by all outstanding equity awards and shares available for future awards under all plans as of March 1, 2026:

Basic diluted overhang(1)	23.66%
Fully diluted overhang(2)	19.13%
(1)	Basic diluted overhang is calculated as (i) all shares issuable upon exercise of outstanding stock options and vesting of outstanding full value awards plus shares available for future awards, divided by (ii) common shares outstanding.
(2)	Fully diluted overhang is calculated as (i) all shares issuable upon exercise of outstanding stock options and vesting of outstanding full value awards plus shares available for future awards, divided by (ii) common shares outstanding plus the shares in the numerator.

Actual dilution will depend on several factors, including the types of awards made under the A&R 2008 Plan.

Burn Rate Is Reasonable. In determining whether to approve the A&R 2008 Plan, our Board of Directors and the Compensation Committee took into consideration our appropriate usage under our plans to avoid excessive stockholder dilution. The following table shows our awards granted and responsible burn rate history for each of the fiscal years indicated. The burn rates were calculated using a conversion rate of 2.25 applied through May 8, 2024, and a conversion rate of 1.5 applied from May 9, 2024, as in effect under the 2008 Plan (described below under “Shares Available for Awards”) for Full Value Awards Granted and Full Value Awards Cancelled. Full Value Awards Granted and Full Value Awards Cancelled include deferred stock awards (including RSUs, PSUs, DSUs) and restricted stock awards. Our historical 3-year average net burn rate is 5.12%. Based on our judicious use of shares under our stock plans, as shown in the table below, the Board has determined that the increase in the number of shares available for issuance under the A&R 2008 Plan is reasonable.

Our future burn rate will depend on a number of factors, including the number of participants in the A&R 2008 Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in our capital structure due to stock splits or similar events, the compensation practices of our competitors or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

86

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock
Option and Incentive Plan, as Amended and Restated

	Fiscal Year 2025	Fiscal Year 2024	Fiscal Year 2023
Stock Options Granted	427,501	266,168	242,894
Full Value Awards Granted(1)	1,972,970	2,219,342	2,152,487
Total Awards Granted (Stock Options and Full Value Awards)	2,400,471	2,485,510	2,395,381
Stock Options Cancelled	20,866	40,109	60,133
Full Value Awards Cancelled(1)	192,970	198,113	124,241
Adjusted Total Awards (After Cancellations)	2,186,635	2,247,288	2,211,007
Weighted Average Common Shares Outstanding (basic)	42,995,734	43,267,756	43,456,129
Annual Gross Burn Rate(2)	5.58%	5.74%	5.51%
Annual Net Burn Rate(3)	5.09%	5.19%	5.09%

(1)	Includes a conversion rate of 2.25 applied through May 8, 2024, and a conversion rate of 1.5 applied from May 9, 2024.
(2)	Gross Burn Rate is defined as (shares subject to all equity incentive awards granted)/weighted average common shares outstanding.
(3)	Net Burn Rate is defined as (shares subject to all equity incentive awards granted less shares subject to options and other equity incentives that that have been cancelled or were forfeited)/weighted average common shares outstanding.

Summary of the Provisions of the A&R 2008 Plan

General Terms

The following summary of the A&R 2008 Plan describes the most significant features of the A&R 2008 Plan. This summary is not intended to be complete and is qualified in its entirety by the specific language of the A&R 2008 Plan, a copy of which is attached as Appendix A to this proxy statement.

•	Administration. The A&R 2008 Plan is administered by our Compensation Committee, which is composed of at least two members of our Board of Directors who meet certain tests under the U.S. tax and securities laws for independence from our management. If there are not at least two such members, then the entire Board serves as the Compensation Committee for purposes of the plan.
•	Eligibility. The A&R 2008 Plan permits the granting of awards to officers, directors, employees, and key persons, including consultants and prospective employees, of the Company at the discretion of the Compensation Committee. The Compensation Committee selects the persons to whom awards are granted and the number, type, and terms of the award granted. As of March 1, 2026, we had eight non-employee directors and approximately 3,000 employees and consultants (including executive officers).
•	Shares Available for Awards. Subject to adjustment for certain changes in our capitalization, the maximum number of shares of common stock available for issuance under the A&R 2008 Plan (assuming stockholder approval) is equal to the sum of (i) 33,365,000, plus (ii) the number of shares of common stock that were available for grant on the adoption date of the 2008 Plan under the Old Stock Plans (our 1997 Stock Incentive Plan, our 1992 Incentive and Nonqualified Stock Option Plan and our 1994 Stock Incentive Plan, each of which was replaced upon adoption of the 2008 Plan), plus (iii) the number of shares of common stock underlying any grants pursuant to the Old Stock Plans that are forfeited, cancelled, repurchased, or are terminated (other than by exercise) from and after the adoption date of the 2008 Plan, plus (iv) the number of shares of common stock underlying any grants pursuant to the A&R 2008 Plan that are forfeited, cancelled, repurchased, or are terminated (other than by exercise).
•	Shares tendered or held back upon exercise of a stock option or stock appreciation right to cover the exercise price or tax withholding obligations of the optionee are not available for future issuance under the A&R 2008 Plan. Shares tendered or held back upon settlement of any full value award to cover the purchase price or tax withholding are available for future issuance under the A&R 2008 Plan. Shares repurchased by us on the open market with the proceeds of a stock option or stock appreciation right exercise price will not be available for issuance under the A&R 2008 Plan. Upon exercise of stock appreciation rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the A&R 2008 Plan.

2026 Proxy Statement	87

Proposal 3:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated

•	For grants made prior to the 2024 Annual Meeting, the grant of any full value award (a stock award other than an option or stock appreciation right) will reduce the number of shares of common stock available for issuance under the 2008 Plan by 2.25 shares of common stock for each such share subject to the award. To the extent there is a share of common stock issuable pursuant to a full value award under the A&R 2008 Plan granted prior to the 2024 annual meeting of stockholders and such share becomes available again for issuance under the A&R 2008 Plan pursuant to the preceding paragraph, then the number of shares of common stock available for issuance under the 2008 Plan will increase by 2.25 shares. The conversion rate for full value awards granted and forfeited with respect to grants made after the 2024 Annual Meeting is 1.5. The grant of an option or a stock appreciation right reduces the number of shares of common stock available for issuance by one share of common stock for each share subject to the award.
•	Subject to adjustment for certain changes in our capitalization, the maximum number of shares of stock that may be issued in the form of incentive stock options under the A&R 2008 Plan may not exceed 19,365,000. Shares available for issuance under the A&R 2008 Plan may be authorized but unissued shares of common stock or shares of stock we repurchase.
•	The A&R 2008 Plan prohibits the payment of dividends or dividend equivalents on unvested awards for all equity award types.

Types of Awards. Awards under the A&R 2008 Plan include stock options (both incentive and non-qualified), stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards, deferred stock awards (including restricted stock units), cash-based awards and dividend equivalent rights.

Stock Options

•	The A&R 2008 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options, or Incentive Options, under Section 422 of the Code, and (2) options that do not so qualify, or Non-Qualified Options.
•	The option exercise price of each option is determined by the Compensation Committee but may not be less than 100% of the fair market value of the shares on the date of grant.
•	The term of each option is fixed by the Compensation Committee and may not exceed ten years from date of grant. The Compensation Committee determines at what time or times each option may be exercised and, subject to the provisions of the A&R 2008 Plan, the period of time, if any, after death, disability, or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.
•	To qualify as Incentive Options, options must meet additional requirements, including a $100,000 per year limitation on the value of shares subject to Incentive Options which first become exercisable in any one year, and a maximum five-year term and exercise price of at least 110% of fair market value in the case of greater-than-10% stockholders.

Stock Appreciation Rights

•	The Compensation Committee may also grant stock appreciation rights which entitle the holder to receive, upon exercise, common stock having a fair market value equal to the amount by which the fair market value of our common stock on the date of exercise exceeds the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation right is exercised.
•	Stock appreciation rights may be granted in conjunction with an option, in which event, upon exercise of one of the awards, the number of shares with respect to which the other award may be exercised is correspondingly reduced.
•	The exercise price of a stock appreciation right is determined by the Compensation Committee but is not to be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right is fixed by the Compensation Committee and may not exceed seven years.

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Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock
Option and Incentive Plan, as Amended and Restated

Restricted Stock Awards

•	The Compensation Committee may also award shares of common stock subject to such conditions and restrictions as the Compensation Committee may determine (we refer to such shares as “Restricted Stock”).
•	Conditions and restrictions may include provisions for vesting conditioned upon the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. In the event awards of Restricted Stock granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event awards of Restricted Stock granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. The purchase price, if any, of shares of Restricted Stock is determined by the Compensation Committee.
•	Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of expect as specifically provided in the A&R 2008 Plan or in the Restricted Stock award agreement.

Unrestricted Stock Awards

•	The Compensation Committee may also grant shares of common stock (at no cost or for a purchase price determined by the Compensation Committee which shall not be less than fair market value) which are free from any restrictions under the A&R 2008 Plan (we refer to such shares as “Unrestricted Stock”).
•	Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses to be paid to employees pursuant to our other bonus plans.

Performance Share Awards

•	The Compensation Committee may also grant performance share awards entitling the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the Compensation Committee determines.
•	The Compensation Committee determines whether and to whom performance share awards are granted, the applicable performance goals, the periods during which performance is to be measured, which may not be less than one year, and such other limitations and conditions as the Compensation Committee determines.
•	A grantee receiving a performance share award has the rights of a stockholder only as to shares actually received by the grantee under the A&R 2008 Plan and not with respect to shares subject to the performance share award but not actually received by the grantee. Except as may otherwise be provided by the Compensation Committee, a grantee’s rights in all performance share awards will automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with us and our subsidiaries for any reason.

Deferred Stock Awards (including Restricted Stock Unit Awards)

•	The Compensation Committee may award units as deferred stock or restricted stock unit awards to participants. Such stock unit awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine.
•	Conditions and restrictions may include the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. However, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least one year, but vesting can occur incrementally over the vesting period.

Cash-Based Awards

•	The Compensation Committee may also grant cash-based awards upon such terms and conditions as determined by the Compensation Committee, including the achievement of individual or company performance goals. Payment of cash-based awards may be settled in cash or shares of our common stock as determined by the Compensation Committee.

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Proposal 3:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated

Dividend Equivalent Rights

•	The Compensation Committee may grant dividend equivalent rights which entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of common stock. Dividend equivalent rights may be granted to a participant as a component of deferred stock awards, restricted stock unit awards, restricted stock awards or performance share awards or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.
•	A Dividend Equivalent Right granted as a component of a deferred stock award, restricted stock unit award, restricted stock award or performance share award must provide that such Dividend Equivalent Right shall be subject to all of the same terms and conditions and settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right will expire or be forfeited or annulled under the same conditions as such other Award. Thus, the 2008 Plan prohibits the payment of dividends or dividend equivalents on unvested awards for all equity award types.

Performance-Based Awards

•	The A&R 2008 Plan provides for the grant of performance-based stock and cash awards. Any employee or other key person providing services to us may be granted a performance-based award in the form of a restricted stock award, deferred stock award (including restricted stock units), performance share award or cash-based award payable upon the attainment of performance goals that are established by the Compensation Committee.
•	The performance goals can relate to one or more of the following performance criteria (which may be applicable to the company or a unit, division, group or subsidiary of the company), in each case on a specified date or over any period determined by the Compensation Committee: revenue, non-GAAP operating income, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the common stock, economic value-added, sales or revenue, acquisitions or strategic transactions, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity or investment, total stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, working capital, earnings (loss) per share of common stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
•	The Compensation Committee may adjust or modify the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the company, or the financial statements of the company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.

Amendments and Termination. Our Board of Directors may at any time amend or discontinue the A&R 2008 Plan and the Compensation Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same exercise or purchase price and covering the same number of shares) for the purpose of satisfying changes in the law or for any other lawful purpose. Among other things, the Compensation Committee has the authority to accelerate the exercisability or vesting of an award (except Restricted Stock Awards or Deferred Stock Awards other than in the context of a Sale Event) or extend the period for exercise of an award. However, no action may be taken which adversely affects any rights under outstanding awards without the holder’s consent. No grants may be made under the A&R 2008 Plan after the date that is the tenth anniversary of its approval by our stockholders.

Unless approved by our stockholders, in no event may the Compensation Committee exercise its discretion to (i) reduce the exercise price of outstanding stock options or stock appreciation rights or (ii) cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the then current fair market value of our common stock in exchange for cash or other awards under the A&R 2008 Plan. In addition, no amendment, unless approved by our stockholders, shall be effective if it would cause a material increase in the number of shares authorized under the A&R 2008 Plan, a material increase in the benefits accruing to participants under the A&R 2008 Plan, or a change in the eligible class of recipients under the A&R 2008 Plan.

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Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock
Option and Incentive Plan, as Amended and Restated

Sale Event Provisions. The A&R 2008 Plan provides that in the event of a “Sale Event” (as defined in the A&R 2008 Plan), if awards are not assumed or otherwise continued in the transaction, the Compensation Committee will accelerate the exercisability and vesting of all outstanding awards. In that instance, the Compensation Committee may provide a cash payment to holders of full value awards equal to the per share cash consideration and to holders of options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the option or stock appreciation rights. Alternatively, the Compensation Committee may also cancel outstanding options and other awards effective upon the Sale Event, provided that holders have a period of time prior to such date in which to exercise such options and stock appreciation rights. In addition, the Compensation Committee may also grant substitute awards or accelerate the vesting of any awards and waive conditions and restrictions on any awards to the extent it may determine appropriate in the context of a Sale Event.

New Plan Benefits. Because awards to be granted in the future under the A&R 2008 Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the A&R 2008 Plan by our officers or employees. Pursuant to our non-employee director compensation policy, the Company currently makes an annual grant to its non-employee directors of restricted stock units or deferred stock units under the 2008 Plan. The Company intends to continue such practice and make such awards under the A&R 2008 Plan, provided the A&R 2008 Plan is approved by the stockholders. For a fuller description of the Company’s non-employee director compensation program, see the discussion above under the caption “Director Compensation”.

Awards Granted Under the 2008 Plan. The awards actually granted under the 2008 Plan to our named executive officers in fiscal year 2025 are described in the executive compensation tables within the “Compensation Discussion and Analysis” section of this proxy statement. The equity grant program for our non-employee directors is described under the “Director Compensation” section in this proxy statement.

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Proposal 3:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated

On March 1, 2026, the last reported sale price of our common stock on the Nasdaq Global Select Market was

$41.88. The following table sets forth, for each of the individuals and various groups indicated, the number of awards granted under the 2008 Plan as of March 1, 2026. The number of restricted stock units, performance stock units, and deferred stock units in the table below refers to the actual number of awards granted (including any awards that have already vested). These award numbers do not take into account the effect of any awards that have been cancelled or that have expired unexercised.

Name of Beneficial Owner	Number of Options Granted	Number of Restricted Stock Units Granted	Number of Performance Stock Units Granted(1)	Number of Deferred Stock Units Granted	Number of Restricted Stock Awards Granted
Named Executive Officers:
Yogesh Gupta, President and Chief Executive Officer	1,074,392	455,906	668,000	—	—
Anthony Folger, Executive Vice President, Chief Financial Officer	304,712	117,024	195,037	—	—
John Ainsworth, Executive Vice President and General Manager, Application and Data Platform	193,779	88,228	119,659	—	—
Loren Jarrett, Executive Vice President and General Manager, Digital Experience	193,779	88,228	119,659	—	—
Sundar Subramanian, Executive Vice President and General Manager, Infrastructure Management	150,519	63,776	97,533	—	—
Each nominee for election as a director:
John R. Egan	72,632	41,403	—	42,993	—
Paul T. Dacier	—	—	—	52,834	—
Rainer Gawlick	—	—	—	52,834	—
Charles F. Kane	45,498	48,447	—	47,682	—
Samskriti Y. King	—	—	—	45,259	—
David A. Krall	74,619	44,272	—	49,628	—
Angel T. Tucci	—	8,324	—	36,935	—
Vivian M. Vitale	—		—	30,367	—
All current NEOs as a group	1,917,181	813,162	1,199,888	—	—
All current directors who are not executive officers as a group	192,749	142,446	—	358,532	—
All current employees, including all current officers who are not NEOs, as a group	1,221,824	4,003,870	287,417	—	47,956
(1)	Reflects PSUs at target.

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Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock
Option and Incentive Plan, as Amended and Restated

Federal Tax Aspects of the A&R 2008 Plan

The following is a summary of the principal U.S. federal income tax consequences of transactions under the A&R 2008 Plan. It does not purport to be a complete description of all U.S. federal tax implications, nor does it discuss the income tax laws of any municipality, state or foreign country in which a recipient under the A&R 2008 Plan may reside or otherwise be subject to tax. Recipients of equity awards under the A&R 2008 Plan are strongly urged to consult their own tax advisor concerning the application of various tax laws that may apply to a recipient’s particular situation.

Incentive Options. An optionee will not have income upon the grant of an Incentive Option. Also, except as described below, an optionee will not have income upon the exercise of an Incentive Option if the optionee has been employed by us at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the optionee has not been so employed during that time, then the optionee will be taxed as described below under “Non-Qualified Options.” The exercise of an Incentive Option may result in alternative minimum tax liability for the optionee. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant and within one year after the date of exercise, then upon sale of such shares, any amount realized in excess of the option exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year or one-year holding periods described above (a “disqualifying disposition”), a portion of the profit will be ordinary income, and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-Qualified Options. An optionee will not have income upon the grant of a Non-Qualified Option. Generally, (a) at exercise, the optionee will have compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and (b) at disposition of the shares acquired upon exercise, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

Stock Appreciation Rights. A recipient will not have income upon the grant of a stock appreciation right. The recipient of a stock appreciation right will generally have compensation income equal to the fair market value of any common stock received upon exercise of the stock appreciation right. Upon the sale of the stock, the recipient will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the recipient held the stock for more than one year and otherwise will be short-term.

Restricted Stock. A recipient of Restricted Stock generally will have compensation income equal to the fair market value of the stock at the time that the stock is no longer subject to a substantial risk of forfeiture, minus any amount paid for such stock. When the stock is sold, the recipient will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the Restricted Stock, will have compensation income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time, minus any amount paid for such stock. When the stock is sold, the recipient will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. Any capital gain or loss will be taxed at long-term capital gain rates if the participant held the stock for more than one year and otherwise will be taxed at short-term capital gain rates.

Unrestricted Stock. The recipient of Unrestricted Stock will generally have compensation income equal to the fair market value of such Unrestricted Stock on the date that such Unrestricted Stock is issued to the participant, minus any amount paid for such stock. When the stock is sold, the recipient will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

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Proposal 3:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated

Performance Share Awards. The recipient of a performance share award will generally have compensation income equal to the fair market value of any common stock issued under the award on the date of issuance of the shares, and we generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. When the stock is sold, the recipient will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Deferred Stock Awards (including Restricted Stock Units). The recipient of a deferred stock award, including a restricted stock unit award, will not be subject to any income tax until the award is vested, or, as long as the requirements of Section 409A of the Code are satisfied, settled in shares of common stock. Upon vesting or settlement of the award in shares of common stock, the recipient will have compensation income equal to the fair market value of the common stock. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient. When the stock is sold, the recipient will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting or settlement date, as applicable. Any capital gain or loss will be long-term if the recipient held the stock for more than one year and otherwise will be short-term.

Cash-based Awards. The recipient of a cash-based award will generally have compensation income when the award is settled.

Dividends and Dividend Equivalents. The tax treatment of dividends paid on common stock (including Restricted Stock) will depend on the type of award granted to the recipient and the time at which the dividends or dividend equivalents are paid. Dividend equivalents paid with respect to deferred stock awards will generally be compensation income to the recipient.

Tax Consequences to the Company. There will be no tax consequences to us upon the grant of awards under the A&R 2008 Plan except that we will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

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Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated
Proposal 4		Our Board of Directors recommends that you vote FOR this proposal.

We are asking our stockholders to approve the amendment and restatement of the Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated (the “ESPP”) to increase the authorized number of shares reserved under the ESPP by 900,000. No other changes are being requested. The ESPP was originally adopted by our stockholders at a special meeting of stockholders held on July 1, 1991. Our stockholders have since approved amendments or restatements of the ESPP at each of the 1998, 2007, 2009, 2010, 2016, 2021, and 2023 annual meetings of stockholders, in each case to increase the shares available for issuance. As of March 1, 2026, a total of 11,250,000 shares of our common stock were authorized for issuance under the ESPP, of which approximately 396,691 remained available and reserved for issuance. On March 24, 2026, our Board of Directors unanimously approved the Amended and Restated ESPP (the “A&R ESPP”), subject to stockholder approval, to make an additional 900,000 shares of our common stock available for issuance under the A&R ESPP. If the A&R ESPP is approved by our stockholders, we will have 1,296,691 shares available for issuance under the A&R ESPP.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote will be necessary to approve the A&R ESPP.

Our Board of Directors recommends that you vote FOR the proposal to approve the A&R ESPP, including an increase the number of shares authorized for issuance under the A&R ESPP.

Why Adding Shares to the ESPP is Important

We believe that the availability of an adequate reserve of shares for issuance under the A&R ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain, and motivate valued employees. Further, we believe it is in our best interest to encourage stock ownership by our employees, and the A&R ESPP affords our employees the opportunity to purchase shares of our common stock at a discount through regular payroll deductions. A copy of the proposed A&R ESPP is attached as Appendix B to this Proxy Statement.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote will be necessary to approve the A&R ESPP.

Summary of the Provisions of the A&R ESPP

The following summary of the ESPP, as proposed to be amended and restated, is qualified in its entirety by the specific language of the proposed A&R ESPP, a copy of which is attached as Appendix B.

It is our intention that the A&R ESPP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, (the “Code”).

Eligibility

Generally, all of our employees who are customarily employed for at least 20 hours per week and more than five months in the calendar year are eligible to participate in the A&R ESPP following the completion of three months of continuous service to us.

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Proposal 4:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated

Participation in the A&R ESPP is limited to eligible employees who authorize payroll deductions (within ranges specified by the Compensation Committee) pursuant to the A&R ESPP. As of December 14, 2025, which was the final day of our latest open enrollment period, there were approximately 2,855 employees eligible to participate in the A&R ESPP, of whom approximately 1,526 were participating. Once an employee becomes a participant in the A&R ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the A&R ESPP, becomes ineligible to participate in the A&R ESPP, or their employment ceases. A participant may be enrolled in only one offering period at a time.

No person who owns or holds, or as a result of participation in the A&R ESPP would own or hold, stock or options to purchase stock, together equal to 5% or more of the total combined voting power or value of all classes of our outstanding stock is entitled to participate in the A&R ESPP. No employee may be granted an option to purchase our common stock under the A&R ESPP that permits him or her to purchase shares of our common stock under all Section 423 employee stock purchase plans having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Offering Period

Each offering of our common stock under the A&R ESPP is for a period of 27 months, which we refer to as an “offering period.” Offering periods are overlapping, with a new 27-month offering period beginning every three months. New offering periods begin each January 1, April 1, July 1, and October 1. Each offering period is comprised of nine three-month exercise periods. Shares are purchased on the last business day of each exercise period, in March, June, September, and December, with that day being referred to as an “exercise date”.

Option to Purchase

On the commencement date of each offering period, a participant in the offering period will be deemed to have been granted an option to purchase, on each exercise date during the offering period, up to a number of shares of our common stock determined by dividing the amount of the participant’s payroll deductions in the exercise period by 85% of the lower of the fair market value of the common stock on the first day of the offering period or the exercise date, subject to certain limitations. Our Board of Directors may establish different offering periods or exercise periods under the A&R ESPP.

If the market value of our common stock is lower on an exercise date than it was on the first day of the corresponding offering period, then all participants in the offering period will be automatically withdrawn from that offering period immediately after the exercise of the option on the exercise date and the participants will be automatically re-enrolled in a new offering period commencing immediately after that exercise date. The old offering period terminates upon such automatic re-enrollment.

Withdrawal/Termination

A participant may withdraw from any offering at any time before stock is purchased, in which case the participant must withdraw all of their payroll deductions for an exercise period prior to the exercise date. Upon withdrawal, the participant will be deemed to have withdrawn from the offering period and all of the participant’s payroll deductions will be paid to them, without interest. Participation terminates automatically upon termination of employment for any reason, including retirement and disability, but excluding termination of employment by reason of death. Upon termination of a participant’s participation in the A&R ESPP, all payroll deductions credited to the participant’s account or amounts paid that were not used to purchase shares of our common stock will be refunded to them. Upon termination of employment by reason of death, the participant’s beneficiary will have the right to elect, in accordance with procedures described in the A&R ESPP, either to withdraw all of the payroll deductions credited to the participant’s account under the A&R ESPP or to exercise the participant’s option for the purchase of stock on the exercise date next following the date of the participant’s death for the purchase of the number of full shares which the participant’s accumulated payroll deductions, at the date of the participant’s death, will purchase at the applicable price, with any excess deductions returned to the beneficiary.

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Proposal 4: Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 1991
Employee Stock Purchase Plan, as Amended and Restated

Administration

The A&R ESPP is administered by the Compensation Committee. The Compensation Committee, at its sole discretion, may establish a minimum holding period for shares of stock acquired by a participant or a participant’s beneficiary under the A&R ESPP. Currently, the Compensation Committee has set a three-month holding period. The A&R ESPP will continue until terminated by our Board of Directors.

If the increase in the number of shares reserved for issuance under the A&R ESPP is approved by our stockholders, we intend to file a Registration Statement on Form S-8 covering the shares of our common stock issuable as a result of that increase, and upon the effectiveness of such registration statement all such shares will be, when issued, eligible for resale in the public market, subject to the minimum holding period described above.

Our Board of Directors may, in its discretion, at any time, terminate or amend the A&R ESPP except that no termination may affect any option previously granted nor may any amendment make a change in any option previously granted which would adversely affect the rights of any participant holding an option under the A&R ESPP.

Adjustments to Common Stock

If we subdivide or reclassify the common stock subject to the A&R ESPP, or declare on such shares any dividend payable in shares of such common stock, or take any other similar action affecting such common stock, then the number and class of shares of common stock subject to the A&R ESPP will be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Compensation Committee to be necessary to preserve the rights of the holder of such option.

If, at any time, we merge into or consolidate with another corporation, the holder of each option then outstanding under the A&R ESPP will thereafter be entitled to receive at the next exercise date upon the exercise of such option for each share as to which such option shall be exercised, the securities or property which a holder of one share of the common stock was entitled to upon and at the time of such merger or consolidation. Subject to the terms of the A&R ESPP, the Compensation Committee will determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of our assets will be deemed a merger or consolidation for the foregoing purposes.

Summary of Federal Income Tax Consequences

A participant in the A&R ESPP recognizes no taxable income either as a result of participation in the A&R ESPP or upon the purchase of shares of our common stock under the A&R ESPP.

If a participant disposes of shares purchased under the A&R ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition”, the participant recognizes ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price (which is generally 85% of the lower of the fair market value of the common stock on the first day of the offering period or the exercise date). The participant will also have a capital gain or loss equal to the difference between the sales proceeds and the fair market value of the shares on the date the shares were purchased. This capital gain or loss will be long-term if the participant has held the shares for more than 12 months, and otherwise will be short-term.

If the participant disposes of shares purchased under the A&R ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant recognizes ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition over the exercise price or (2) the excess of the fair market value of the shares on the first day of the applicable offering period over the exercise price. Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these holding periods, then the loss will be a long-term capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (1) the excess of the fair market value of the shares on the date of death over the purchase price

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Proposal 4:	Approve an Increase in the Number of Shares Authorized for Issuance Under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated

or (ii) the excess of the fair market value of the shares on the first day of the applicable offering period over the purchase price (determined as if the purchase right were exercised on the first day of the applicable offering period) is recognized as ordinary income in the year of the participant’s death.

The amount a participant elects to have deducted from their compensation for the purchase of shares under the A&R ESPP constitutes compensation income and is subject to withholding for income, Medicare and Social Security taxes, as applicable. There is no withholding of income, Medicare or Social Security taxes upon the purchase of shares under the A&R ESPP or upon the sale of shares acquired under the A&R ESPP.

There will be no tax consequences to us except that we will be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The foregoing is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the A&R ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the A&R ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax. Participants are strongly urged to consult their own tax advisor concerning the application of the various tax laws that may apply to a participant’s particular situation.

New Plan Benefits

The benefits that will be awarded or paid in connection with the A&R ESPP are not currently determinable. Because benefits under the A&R ESPP will depend on employees’ elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the increase in shares under the A&R ESPP is approved by the Company’s stockholders. Non-employee directors and consultants are not eligible to participate in the A&R ESPP.

98

Ratification of the Selection of Independent Registered Public Accounting Firm
Proposal 5		Our Board of Directors recommends that you vote FOR the ratification of the selection of independent registered public accounting firm for fiscal year 2026.

Proposal Five is to ratify the selection by the Audit Committee of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the current fiscal year ending November 30, 2026. Deloitte was the independent registered public accounting firm for the Company for the fiscal year ended November 30, 2025. Based on the Audit Committee’s assessment of Deloitte’s qualifications and performance, our Board of Directors believes Deloitte’s retention for fiscal year 2026 is in the best interests of the Company.

Although ratification by stockholders is not required by law or by our Bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

We have been advised that a representative of Deloitte will attend the Annual Meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented during the meeting.

Evaluation of the Independent Auditor

The Audit Committee recognizes the importance of maintaining the independence—both in fact and appearance— of our independent auditor. Consistent with its charter, the Audit Committee regularly evaluates the qualifications, performance, compensation, and independence of the independent auditor and its lead audit partner, including considering whether the auditor’s quality controls are adequate and taking into account the opinions of management and internal auditors.

Quality of the independent audit firm and audit process		Alignment with Progress’ core values
•	Independent auditor firms are evaluated for risk based on financial stability, compliance with applicable laws and professional standards, and the results of applicable inspections.	•	Representatives of the independent auditor should reflect the Company’s commitment to our values.

Level of service provided by the independent audit firm		Good faith negotiation of fees
•	Subject matter experts should be available to provide valuable insights on matters important to the Company.	•	Fees incurred should be reasonable and commensurate with the fee estimates provided to the Audit Committee.

2026 Proxy Statement	99

Proposal 5: Ratification of the Selection of Independent Registered Public Accounting Firm

Tenure

After review and consideration, the Audit Committee believes that it is in the best interests of the Company to continue to retain Deloitte as our independent registered public accounting firm.

Benefits of Tenure	Key Independence Controls

Improved audit quality. During its tenure with the Company, Deloitte has gained significant institutional knowledge about our business and operations, accounting processes and internal controls on financial reporting.	Committee oversight. To help mitigate any concerns about Deloitte’s long tenure with the Company, the Audit Committee exercises oversight through continuous engagement and comprehensive annual review.

Efficient fee structure. Deloitte is able to leverage its institutional knowledge of the Company to design efficient audit plans that cover key risk areas while taking advantage of efficiencies around scoping, testing, and other areas to reduce overall cost.	Pre-approval process. The Audit Committee places limits on Deloitte’s non-audit services, including the types of services to be provided, their estimated fees, and a robust pre-approval process.

Benefits of continuity. Any change in auditor would require significant education over an extended period of time to attain a comparable level of institutional knowledge and familiarity with Company controls and processes.	Internal independence controls. Deloitte rotates its lead partner every five years and conducts periodic quality reviews of its work product. Further, Deloitte is subject to oversight by the SEC and PCAOB as well as peer reviews.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2025, and November 30, 2024, by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	2025	2024
Audit Fees(1)	$2,649,346	$2,912,681
Audit-Related Fees(2)	—	$900,000
Tax Fees(3)	$14,401	$19,192
All Other Fees(4)	$1,895	$1,895
Total Fees	$2,665,642	$3,833,768
(1)	Represents fees billed for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and reviews of financial statements included in our interim filings in our Quarterly Reports on Form 10-Q, as well as statutory audit fees related to our wholly-owned foreign subsidiaries. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.
(2)	Represents, for 2024, fees billed for audit services in connection with the acquisition of ShareFile.
(3)	Represents fees primarily for tax services. In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.
(4)	Represents fees billed for access to technical accounting software resources provided by Deloitte.

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Proposal 5: Ratification of the Selection of Independent Registered Public Accounting Firm

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests for specific services by the independent registered public accounting firm that comply with the auditor services policy are reviewed by our Finance, Tax and Internal Audit departments. Requests approved internally are aggregated and submitted to the Audit Committee in one of the following ways:

•	request for approval of services at a meeting of the Audit Committee; or
•	request for approval of services by the Chair of the Audit Committee and then approval by the full Audit Committee at the next meeting of the Audit Committee.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

2026 Proxy Statement	101

Audit Committee Report

Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an audit of the effectiveness of the Company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, risks relating to data privacy and cybersecurity and the steps management has taken to monitor and control such exposures, and the performance of the independent registered public accounting firm. In addition, the Audit Committee focuses on risks associated with M&A activities, including financial integration.

The full text of the Audit Committee’s charter is available on the Corporate Governance page of the Company’s website. The Audit Committee reviews the charter annually and evaluates the performance of the Company’s independent registered public accounting firm and determines whether to reengage or consider other accounting firms. As part of that process, the Audit Committee has met and held discussions with management and Deloitte regarding their planned audit of internal control over financial reporting and the financial statement audit.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independent accountant’s independence.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2025, with management and Deloitte. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee met with Deloitte, with and without management present, to discuss the results of the audit and review procedures, including the evaluations of the Company’s internal controls and the consolidated financial statements. The Audit Committee reviewed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the U.S. Securities and Exchange Commission (the “SEC”), including the matters required to be reviewed pursuant to Rule 207 of Regulation S-X.

Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2025, for filing with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Charles F. Kane, Chair

Rainer Gawlick

Samskriti Y. King

102

Other Matters

Our Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed as proxies for the Annual Meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.

Certain Relationships and Related Persons Transactions

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee’s charter, which can be found at https://investors.progress.com/corporate-governance, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director, or certain stockholders of the Company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) the Company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.

We identify transactions for review and approval in accordance with the policies and procedures set forth in our Code of Conduct and Business Ethics, which can be found at https://investors.progress.com/corporate-governance. The Code of Conduct and Business Ethics requires our employees, including our executive officers, to disclose any potential or actual conflicts of interest to their manager or our compliance office. This disclosure also applies to potential conflicts involving immediate family members of employees. We require our directors to complete a questionnaire intended to identify any transactions or potential transactions that must be reported per SEC rules and regulations. This questionnaire also requires our directors to promptly notify us of any changes during the year.

Transactions with Related Persons

During fiscal year 2025, neither the Company nor its subsidiaries engaged in any transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest, nor are any such transactions currently proposed.

Information About Progress Software Common Stock Ownership

The following table sets forth certain information regarding beneficial ownership as of March 1, 2026:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	by each of our directors and nominees for the Board of Directors;
•	by each of our named executive officers; and
•	by all of our directors and executive officers as a group.

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Other Matters

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 1, 2026, through the exercise of any stock option, warrants or other rights.

The percentage of shares beneficially owned is based on 42,074,590 shares of our common stock outstanding as of March 1, 2026. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of our common stock subject to options that are currently vested or exercisable or that will become vested or exercisable within 60 days of March 1, 2026, restricted stock units that vest within 60 days of March 1, 2026, and fully vested deferred stock units or deferred stock units that vest within 60 days of March 1, 2026. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Common Stock Beneficially Owned
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	6,584,194	15.6%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	5,534,242	13.2%
John Ainsworth(4)	135,975	*
Paul T. Dacier(5)	48,659	*
John R. Egan(6)	47,142	*
Anthony Folger(7)	209,400	*
Rainer Gawlick(8)	51,369	*
Yogesh K. Gupta(9)	724,851	1.7%
Loren Jarrett(10)	86,590	*
Charles F. Kane(11)	66,259	*
Samskriti Y. King(12)	41,084	*
David A. Krall(13)	95,915	*
Sundar Subramanian(14)	127,548	*
Angela T. Tucci(15)	41,084	*
Vivian M. Vitale(16)	26,192	*
All executive officers and directors as a group (14 persons)(17)	1,743,267	4.1%
*	Less than 1%
(1)	Subject to the other information contained in the footnotes to this table, all persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, except for any community property interest owned by spouses and subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted, the address of such person is c/o Progress Software Corporation, 15 Wayside Road, Suite 400, Burlington, Massachusetts 01803.
(2)	Derived from a Schedule 13G/A filed on July 18, 2025. The Schedule 13G/A reported that BlackRock, Inc. (“BlackRock”), a parent holding company through certain of its subsidiaries, beneficially owned 6,584,194 shares of our common stock, with sole voting power over 6,502,890 shares and sole dispositive power over 6,584,194 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)	Derived from a Schedule 13G/A filed on February 13, 2024. The Schedule 13G/A reported that The Vanguard Group, Inc. (“Vanguard”), an investment adviser, beneficially owned 5,534,242 shares of our common stock, with shared voting power over 81,602 shares, sole dispositive power over 5,406,000 shares and shared dispositive power over 128,242 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Includes 66,538 shares issuable upon the exercise of outstanding options that are exercisable as of March 1, 2026; 9,473 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 1, 2026; and 4,044 restricted stock units that will vest within 60 days of March 1, 2026.

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Other Matters

(5)	Includes 48,659 fully vested deferred stock units.
(6)	Includes 47,142 fully vested deferred stock units.
(7)	Includes 133,653 shares issuable upon the exercise of outstanding options that are exercisable as of March 1, 2026; 18,903 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 1, 2026; and 8,042 restricted stock units that will vest within 60 days of March 1, 2026.
(8)	Includes 51,369 fully vested deferred stock units.
(9)	Includes 375,124 shares issuable upon the exercise of outstanding options that are exercisable as of March 1, 2026; 52,661 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 1, 2026; and 22,473 restricted stock units that will vest within 60 days of March 1, 2026.
(10)	Includes 53,387 shares issuable upon the exercise of outstanding options that are exercisable as of March 1, 2026; 9,473 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 1, 2026; and 4,044 restricted stock units that will vest within 60 days of March 1, 2026.
(11)	Includes 66,259 fully vested deferred stock units.
(12)	Includes 41,084 fully vested deferred stock units.
(13)	Includes 95,195 fully vested deferred stock units.
(14)	Includes 79,315 shares issuable upon the exercise of outstanding options that are exercisable as of March 1, 2026; 9,473 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 1, 2026; and 4,044 restricted stock units that will vest within 60 days of March 1, 2026.
(15)	Includes 41,084 fully vested deferred stock units.
(16)	Includes 26,192 fully vested deferred stock units.
(17)	Includes 733,053 shares issuable upon the exercise of outstanding options that are exercisable as of March 1, 2026; 107,126 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 1, 2026; and 45,956 restricted stock units that will vest within 60 days of March 1, 2026.

Equity Compensation Plan Information

Information related to securities authorized for issuance under equity compensation plans as of November 30, 2025, is as follows (in thousands, except per-share data):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	3,872(2)	$49.19	4,936(3)
Equity compensation plans not approved by stockholders(4)	203	$42.12	109
Total	4,075	$48.45	5,045

(1)	Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Plan and ESPP.
(2)	Includes 2,121,400 restricted stock units under the 2008 Plan. Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)	Includes 459,000 shares available for future issuance under the ESPP.
(4)	Consists of the 2002 Nonqualified Stock Plan (described below).

The 2002 Plan is an equity compensation plan of the Company for which the approval of stockholders was not required. Section 16 officers and members of the Board of Directors are not eligible for awards under the 2002 Plan. Awards under the 2002 Plan may include nonqualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals, and stock appreciation rights. A total of 109,013 shares were available for issuance under the 2002 Plan as of November 30, 2025.

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Other Matters

Proposals of Stockholders For 2027 Annual Meeting

Proposals of stockholders intended to be presented at the 2027 annual meeting of stockholders must, in order to be included in our proxy materials for the 2027 annual meeting of stockholders, be received at our principal executive offices by November 25, 2026.

Under our Bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2027 annual meeting of stockholders must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to our Secretary not later than the close of business on the 90th day (February 6, 2027) nor earlier than the close of business on the 120th day (January 7, 2027) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the 2027 annual meeting of stockholders is advanced by more than 30 days before or delayed by more than 30 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the 2027 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the 2027 annual meeting of stockholders or the 10th day following the date on which public announcement of the date of the meeting is first made.

Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our Bylaws must comply with the additional requirements of Rule 14a-19(b) and the other applicable requirements of our Bylaws. We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

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Other Matters

About the Meeting and Voting

Q: Who is soliciting my vote?

A: The Board of Directors of Progress is soliciting your vote for the 2026 Annual Meeting.

Q: What is the purpose of the Annual Meeting?

A:

•	To elect nine directors to serve until the annual meeting of stockholders to be held in 2027;
•	To hold an advisory vote on the fiscal year 2025 compensation of our named executive officers (say-on-pay vote);
•	To approve an increase in the number of shares authorized for issuance under the 2008 Plan;
•	To approve an increase in the number of shares authorized for issuance under the ESPP;
•	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year; and
•	To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement of that meeting.

Q: How do I attend the meeting?

A: This year’s Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the Annual Meeting live online via webcast. All stockholders as of the close of business on March 9, 2026, the record date, or their duly appointed proxies, may attend the meeting.

You will be able to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit your questions online before and during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRGS2026. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person. The webcast will start at 10:00 a.m. Eastern Time on May 7, 2026. You will need the 16-digit control number included on your proxy card or voting instruction form in order to be able to enter the Annual Meeting online. Information contained on the Annual Meeting website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Online access to the audio webcast will open at 9:45 a.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website. We will have technicians available to assist you.

Q: Why is the Annual Meeting a virtual, online meeting?

A: We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling stockholders to participate remotely from any location around the world.

Our virtual Annual Meeting will be governed by our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/PRGS2026 on the date of the Annual Meeting. We have designed the format of the Annual Meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Stockholders will be able to submit questions online before and during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.

Q: Who is entitled to vote during the Annual Meeting?

A: Only stockholders of record at the close of business on March 9, 2026, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all shares that you held on that date during the meeting, or any postponements or adjournments of the meeting. There were 42,074,590 shares of our common stock outstanding on the record date.

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Other Matters

If you hold your shares through a broker, bank, or other nominee rather than directly in your own name, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting online. Your broker, bank, or nominee will provide a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares. Shares held in street name may also be voted online at the Annual Meeting.

Q: What are the voting rights of the holders of our common stock?

A: Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered during the Annual Meeting.

Q: What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating, and returning a proxy card or to vote online at the Annual Meeting.

Many of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and you are also invited to attend the Annual Meeting online. Your broker, bank, or nominee will provide a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares. Shares held in street name may also be voted online at the Annual Meeting.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A: We are distributing our proxy materials to certain stockholders over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we mailed to many of our stockholders the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a copy of the proxy materials by mail or email. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or email on an ongoing basis.

This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.

Q: May I see a list of stockholders entitled to notice of the Annual Meeting?

A: A list of our stockholders who are entitled to notice of the Annual Meeting will be available to stockholders during the meeting at www.virtualshareholdermeeting.com/PRGS2026.

Q: How do I submit a question at the virtual Annual Meeting?

A: Before the Annual Meeting, you can submit questions at www.virtualshareholdermeeting.com/PRGS2026. During the Annual Meeting, you can view our agenda and rules of conduct and procedures and submit questions at www.virtualshareholdermeeting.com/PRGS2026. Stockholders must have their 16-digit control number to submit questions.

We intend to answer all questions submitted during the Annual Meeting that are pertinent to the Company and the items being voted on by stockholders as time permits and in accordance with our rules of conduct and procedures. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the Annual Meeting or respond directly

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to that stockholder using the contact information provided. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources, and address all stockholder questions, we will respond to no more than two questions from any single stockholder. All questions received from stockholders during the virtual Annual Meeting will be posted on the Company’s investor relations website at http://investors.progress.com/ as soon as practicable following the Annual Meeting.

Q: What is a quorum?

A: A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy to legally conduct business during the meeting. For the Annual Meeting, the presence, online or by proxy, of the holders of at least 21,037,296 shares, which is a simple majority of the 42,074,590 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

If you are a stockholder of record, you must deliver your vote by internet, phone, or mail or attend the Annual Meeting online and vote to be counted in the determination of a quorum.

Abstentions and “broker non-votes” will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum. A “broker non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner withholds its vote on a particular proposal because it has not received voting instructions from the beneficial owner and does not have the authority to vote on that matter without instructions. Brokers and other nominees have the discretion to vote on specified routine or “discretionary” matters, but not on non-routine or “non-discretionary” matters.

Q: What is the difference between a routine matter and a non-routine matter?

A: Brokers cannot vote on their customers’ behalf on non-routine or “non-discretionary” proposals such as Proposal One, the election of directors, Proposal Two, the advisory vote on the fiscal year 2025 compensation of our named executive officers (say-on-pay vote), Proposal Three, the increase in the number of shares authorized for issuance under the 2008 Plan, and Proposal Four, the increase in the number of shares authorized for issuance under the ESPP. Proposal Five, the ratification of the appointment of our independent registered public accounting firm, is a routine or “discretionary” matter for which your broker does not need your voting instruction to vote your shares.

Q: How do I vote?

A: If you are a stockholder of record, you have the option of submitting your proxy card by internet, phone, mail, or attending the Annual Meeting online.

1.	Internet: You may vote your shares from any location in the world by going to www.proxyvote.com and following the Internet voting instructions on the proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on May 6, 2026.
2.	Telephone: You may vote your shares by calling 1-800-690-6903 (free within the United States, U.S. territories, and Canada) and following the instructions provided by the recorded message. Proxies submitted via telephone must be received by 11:59 p.m. Eastern Time, on May 6, 2026.
3.	Mail: You may vote by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope provided for that purpose. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your instructions on the proxy card. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee and FOR Proposals Two, Three, Four and Five.

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Other Matters

4.	During the Annual Meeting: You may vote online during the Annual Meeting at www.virtualshareholdermeeting.com/PRGS2026. You will need your 16-digit control number included on your proxy card in order to be able to vote during the Annual Meeting.

If you are a beneficial owner of shares, you may direct your broker, bank, or nominee as to how to vote your shares using the voting instruction card provided by such broker, bank or nominee.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares during the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the nine individuals nominated by our Board of Directors;
•	approve the advisory vote on the fiscal year 2025 compensation of our named executive officers (say-on-pay vote);
•	approve an increase in the number of shares authorized for issuance under the 2008 Plan;
•	approve an increase in the number of shares authorized for issuance under the ESPP; and
•	approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year.

If any matter not listed in the Notice of Meeting is properly presented during the meeting, the proxies will vote your shares in accordance with their best judgment. As of the date of this Proxy Statement, we know of no matters that need to be acted on during the meeting other than as discussed in this Proxy Statement.

Q: How does the Board of Directors recommend that I vote?

A: The Board recommends that you vote your shares as follows:

•	FOR Proposal One — elect the nine nominees to the Board of Directors
•	FOR Proposal Two — approve the advisory vote on the fiscal year 2025 compensation of our named executive officers (say-on-pay vote)
•	FOR Proposal Three — approve an increase in the number of shares authorized for issuance under the 2008 Plan
•	FOR Proposal Four — approve an increase in the number of shares authorized for issuance under the ESPP
•	FOR Proposal Five — approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year

Q: Can I change or revoke my vote?

A: You may revoke your vote at any time before the proxy is exercised by filing with our Secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. You may also revoke or change your vote by attending the Annual Meeting online and voting electronically during the Annual Meeting as instructed above. Your attendance during the Annual Meeting will not by itself revoke your vote.

Q: How many votes are required to elect directors (Proposal One)?

A: The nine nominees receiving the highest number of affirmative votes will be elected (also known as a “plurality” of the votes cast). You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors absent instructions from beneficial owners. As a result, any uninstructed shares will be treated as broker-non votes. Broker non-votes will have no effect on the results of this vote.

110

Other Matters

In an uncontested election, if a nominee receives a greater number of votes “withheld” from their election than votes “for” such election, that nominee is required to submit their offer of resignation for consideration to our Nominating and Corporate Governance Committee in accordance with our Director Resignation Policy discussed in more detail in Proposal 1 of this Proxy Statement.

Q: How many votes are required to adopt the other proposals (Proposals Two, Three, Four, and Five)?

A: The other proposals will be approved if these proposals receive the affirmative vote of a majority of the shares present or represented and entitled to vote on these proposals. For Proposals Two, Three, Four, and Five, you may vote FOR the proposal, AGAINST the proposal, or you may abstain. Abstentions will have the same effect as a vote “against” each of Proposals Two, Three, Four, and Five. Absent instructions from beneficial owners, brokerage firms do not have authority to vote shares held by the firms in street name on Proposal Two (advisory vote on fiscal year 2025 compensation of our named executive officers), Proposal Three (increase in the number of shares authorized for issuance under the 2008 Plan) or Proposal Four (increase in the number of shares authorized for issuance under the ESPP). As a result, any uninstructed shares on these Proposals will be treated as a broker non-vote. Those broker non-votes will have no effect on the results of the vote with respect to these Proposals.

Brokerage firms do have authority to vote customers’ uninstructed shares held by the firms in street name on Proposal Five (ratification of the selection of independent registered public accounting firm). We are not required to obtain the approval of our stockholders to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year, the Audit Committee of our Board of Directors will consider the results of this vote when selecting auditors in the future.

Q: What is “householding” of proxy materials?

A: In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings, save printing and postage costs, and align with our sustainability practices to reduce paper consumption. If you would like to have a separate copy of our annual report and/or Proxy Statement mailed to you or to receive separate copies of future mailings, please contact Broadridge Financial Solutions, Inc. by mail at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by phone at (866) 540-7095. Such additional copies will be delivered promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy and would like to receive only one copy, please submit your request to Broadridge Financial Solutions, Inc. at the address or phone number listed above.

Q: Who will count the votes and where can I find the voting results?

A: Broadridge Financial Solutions, Inc. will tabulate the voting results. We will announce the voting results at the Annual Meeting and we will publish the results by filing a Current Report on Form 8-K with the SEC within four business days of the Annual Meeting.

Expenses of Solicitation

We will bear the cost of solicitation of proxies. In addition to soliciting stockholders by mail, we will reimburse other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers, and regular employees may, without additional compensation, solicit stockholders in person or by mail, telephone, facsimile, or otherwise following the original solicitation. We may engage a proxy solicitation firm in connection with the Annual Meeting, in which case the fees and expenses associated with any such proxy solicitation firm will be paid by us.

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Other Matters

Available Information

Stockholders of record on March 9, 2026, will receive with this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended November 30, 2025, containing detailed financial information concerning the Company.

We will furnish our Annual Report on Form 10-K for the fiscal year ended November 30, 2025, including the financial statements, free of charge upon written request. The exhibits to the Annual Report on Form 10-K for the fiscal year ended November 30, 2025, not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to the following address: Progress Software Corporation, 15 Wayside Road, Suite 400, Burlington, Massachusetts 01803, Attention: YuFan Stephanie Wang, Corporate Secretary.

Our Annual Report on Form 10-K for the fiscal year ended November 30, 2025 (including exhibits thereto), is also available on our website at www.progress.com.

PROGRESS SOFTWARE CORPORATION

2026 Annual Meeting of Stockholders

Progress Software Corporation

15 Wayside Road

Suite 400

Burlington, MA 01803

112

Appendix A:

Progress Software Corporation
2008 Stock Option and Incentive Plan,

as Amended and Restated

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Appendix A

PROGRESS SOFTWARE CORPORATION

2008 STOCK OPTION AND INCENTIVE PLAN

(Amended and Restated by the Board of Directors: March 24, 2026)

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Amended and Restated Progress Software Corporation 2008 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of Progress Software Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the Committee.

“Adoption Date” means March 12, 2008.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Document” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Document is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Cause” means (i) any material breach by the grantee of any agreement to which the grantee and the Company are both parties, (ii) any act or omission to act by the grantee which may have a material and adverse effect on the Company’s business or on the grantee’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or material neglect of duties by the grantee in connection with the business or affairs of the Company or any affiliate of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means a committee which is comprised of not less than two Non-Employee Directors who are independent.

“Deferred Stock Award” means an Award of phantom stock units to a grantee, including restricted stock units.

“Disability” means disability as set forth in Section 22(e)(3) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 21.

A-2

Appendix A

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the closing price per share of Stock as reported by the NASDAQ Global Select Market or another national securities exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations. If the Stock is not quoted on the NASDAQ Global Select Market or another national securities exchange, the fair market value of the Stock shall be as determined in good faith by the Administrator.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award that is subject to performance-based vesting conditions.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals may include, but are not limited to the following: revenue, non-GAAP operating income, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, sales or revenue, acquisitions or strategic transactions, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, total shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

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Appendix A

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder. “Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to

Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)	Administration of Plan. The Plan shall be administered by the Administrator. In the event the Administrator is the Committee rather than the Board, it is the intention of the Company that the Committee shall consist of “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person serving on the Committee does not meet the qualification imposed by this sentence. Except as specifically reserved to the Board under the terms of the Plan or when the Board is serving as Administrator, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. Action by the Committee shall require the affirmative vote of a majority of all members thereof.

(b)	Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)	to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Cash-Based Awards and Performance Share Awards, Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;

(iv)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	to accelerate at any time the exercisability and vesting of all or any portion of any Award with the exception of a Restricted Stock Award or Deferred Stock Award other than in the context of a Sale Event;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;

A-4

Appendix A

(vii)	to reduce the per-share exercise price of any outstanding Stock Option or Stock Appreciation Right awarded to any employee of the Company, including any officer or director of the Company (but not to less than 100% of Fair Market Value on the date the reduction is made); provided, however, that such reduction shall be effective only if approved by the shareholders of the Company; and

(viii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)	Award Document. Awards under the Plan shall be evidenced by Award Documents that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(d)	Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e)	Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)	Stock Issuable. The maximum number of shares of Stock (subject to adjustment as provided in Section 3(c) hereof) reserved and available for issuance under the Plan shall be equal to the sum of (i) 33,365,000, plus (ii) the number of shares of Stock available for grant on the Adoption Date under the Progress Software Corporation 1992 Incentive and Nonqualified Stock Option Plan, the Progress Software Corporation 1994 Stock Incentive Plan and the Progress Software Corporation 1997 Stock Incentive Plan, as amended and restated March 22, 2007 (together, the “Old Stock Plans”), plus (iii) the number of shares of Stock underlying any grants pursuant to the Old Stock Plans that are forfeited, canceled, repurchased or are terminated (other than by exercise) from and after the Adoption Date, plus (iv) the number of shares of Stock underlying any grants pursuant to this Plan that are forfeited, canceled, repurchased or are terminated (other than

2026 Proxy Statement	A-5

Appendix A

by exercise). Shares tendered or held back upon exercise of an Option or a Stock Appreciation Right to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. Shares tendered or held back upon settlement of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) to cover the purchase price or tax withholding shall be available for future issuance under the Plan. Shares repurchased by the Company on the open market with the proceeds of an Option or Stock Appreciation Right exercise price shall no longer be available for issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The maximum number of shares of Stock that may be issued in the form of Incentive Stock Options may not exceed 19,365,000 (subject to adjustment as provided in Section 3(c) hereof). The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)	Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) made prior to May 9, 2024, shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.25 shares of Stock for each such share of Stock subject to the Award; provided, however, any such Award granted on or after May 9, 2024, will be deemed as an Award of 1.5 shares of Stock for each such share of Stock subject to the Award. To the extent there is a share of Stock issuable pursuant to a full value Award under the Plan granted prior to May 9, 2024, and such share of Stock again becomes available for issuance under the Plan pursuant to Section 3(a), then the number of shares of Stock available for issuance under the Plan shall increase by 2.25 shares; provided, however, to the extent there is a share of Stock issuable pursuant to a full value Award under the Plan granted on or after May 9, 2024, and such share of Stock again becomes available for issuance under the Plan pursuant to Section 3(a), then the number of shares of Stock available for issuance under the Plan shall increase by 1.5 shares. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock subject to the Award.

(c)	Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

A-6

Appendix A

(d)	Sale Event. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event the Awards are not assumed, continued or otherwise substituted in connection with a Sale Event, the Administrator shall accelerate the exercisability and vesting of all outstanding Awards. The Administrator shall have the option to (i) make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the sale price multiplied by the number of shares of Stock subject to all outstanding Options and Stock Appreciation Rights at exercise prices not in excess of the sale price and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) permit each grantee, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.

(e)	Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a)	Grant of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b)	Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)	Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

2026 Proxy Statement	A-7

Appendix A

(d)	Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)	Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Document:

(i)	in cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)	through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)	by the Company reducing the number of shares otherwise issuable to optionee upon the exercise of the Stock Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate purchase price for the shares for which the Stock Option is exercised, and optionee paying to the Company in cash the remaining balance of the aggregate Exercise Price;

(iv)	a combination of (i), (ii), and (iii); or

(v)	by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Document or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)	Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

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Appendix A

SECTION 6. STOCK APPRECIATION RIGHTS

(a)	Grant of Stock Appreciation Rights. The Administrator in its discretion may grant Stock Appreciation Rights to any grantee (i) alone, (ii) simultaneously with the grant of a Stock Option and in conjunction therewith or in the alternative thereto or (iii) subsequent to the grant of a Non-Qualified option and in conjunction therewith or in the alternative thereto.

(b)	Exercise Price of Stock Appreciation Rights. The exercise price per share of a Stock Appreciation Right granted alone shall be determined by the Administrator, but shall not be less than 100% of Fair Market Value on the date of grant of such Stock Appreciation Right. A Stock Appreciation Right granted simultaneously with or subsequent to the grant of a Stock Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Stock Option, shall be transferable only upon the same terms and conditions as the related Stock Option and shall be exercisable only to the same extent as the related Stock Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Stock exceeds the exercise price per share thereof.

(c)	Terms and Conditions. Upon any exercise of a Stock Appreciation Right, the number of shares of Stock for which any related Stock Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Stock with respect to which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Stock Option by the number of shares for which such Option shall have been exercised. Any Stock Appreciation Right shall be exercisable upon such additional terms and conditions as may from time to time be prescribed by the Administrator.

(d)	Settlement in Shares. A Stock Appreciation Right shall entitle the grantee upon exercise thereof to receive from the Company, upon written request to the Company at its principal offices (the “Request”), a number of shares of Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), having an aggregate Fair Market Value equal to the product of (i) the excess of Fair Market Value, on the date of such Request, over the exercise price per share of Stock specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares of Stock for which such Stock Appreciation Right shall be exercised.

(e)	Deemed Exercise. A Stock Appreciation Right shall be deemed exercised on the last day of its term, if not otherwise exercised by the holder thereof, provided that the Fair Market Value of the Stock subject to the Stock Appreciation Right exceeds the exercise price thereof on such date.

(f)	Term. The term of a Stock Appreciation Right shall not exceed seven years.

SECTION 7. RESTRICTED STOCK AWARDS

(a)	Nature of Restricted Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Document. The terms and conditions of each such Award Document shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)	Rights as a Shareholder. Upon execution of the Restricted Stock Award Document and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Document. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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Appendix A

(c)	Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Document. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)	Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. DEFERRED STOCK AWARDS

(a)	Nature of Deferred Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Deferred Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award Document. The terms and conditions of each such Award Document shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Deferred Stock Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than one year; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over the vesting period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be settled in the form of shares of Stock. To the extent that a Deferred Stock Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)	Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the

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Appendix A

grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c)	Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to shares of Stock acquired by the grantee upon settlement of a Deferred Stock Award.

(d)	Termination. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

(a)	Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

(b)	Elections to Receive Unrestricted Stock In Lieu of Compensation. Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an irrevocable written election delivered to the Company no later than the date or dates specified by the Administrator, receive a portion of the cash compensation otherwise due to him in Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid). Such Unrestricted Stock shall be paid to the grantee at the same time as the cash compensation would otherwise be paid.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 11. PERFORMANCE SHARE AWARDS

(a)	Nature of Performance Share Awards. The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year, and such other limitations and conditions as the Administrator shall determine.

(b)	Rights as a Shareholder. A grantee receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(c)	Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

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Appendix A

SECTION 12. DIVIDEND EQUIVALENT RIGHTS

(a)	Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Document. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award must provide that such Dividend Equivalent Right shall be subject to all of the same terms and conditions and settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award may also contain terms and conditions different from such other Award. Further, the payment of dividends or dividend equivalents on unvested awards for all equity award types is prohibited.

(b)	Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)	Termination. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13. PERFORMANCE-BASED AWARDS

(a)	Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Deferred Stock Award, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.

(b)	Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award if, in its sole judgment, such reduction or elimination is appropriate.

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Appendix A

SECTION 14. TRANSFERABILITY OF AWARDS

(a)	Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)	Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Document regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Deferred Stock Awards) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c)	Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)	Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15. TAX WITHHOLDING

(a)	Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)	Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 16. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or

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Appendix A

(ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)	an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior shareholder approval, in no event may the Administrator exercise its discretion to (i) reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or (ii) cancel any outstanding Option or Stock Appreciation Right that has an exercise price greater than the then current Fair Market Value of the Stock in exchange for cash or other Awards under the Plan. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(d).

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a)	No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)	Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such

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Appendix A

advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)	Shareholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)	Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)	Forfeiture or Recoupment of Awards. A grantee’s rights with respect to any Award under this Plan shall in all events be subject to (a) all rights that the Company may have under any Company written clawback or recoupment policy or other written agreement or arrangement with the grantee and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission in effect on the grant date or thereafter.

SECTION 21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by Company shareholders at which a quorum is present (the “Effective Date”). No grants of Stock Options and other Awards may be made hereunder after the date that is the tenth anniversary of the Effective Date.

SECTION 22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

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Appendix B:

Progress Software Corporation

1991 Employee Stock Purchase Plan,

as Amended and Restated

Appendix B

PROGRESS SOFTWARE CORPORATION

1991 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated by the Board of Directors: March 24, 2026)

1.	PURPOSE

The Progress Software Corporation Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Progress Software Corporation (the “Company”) will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	DEFINITIONS

(a)	“Eligible Compensation” for purposes of the Plan means: (i) with respect to individuals who are hourly employees, base salary plus payments for overtime and bonuses or (ii) with respect to individuals who are salaried employees, base salary plus sales commissions and bonuses. Eligible Compensation shall not include any deferred compensation other than contributions by an individual through a salary reduction agreement to a cash or deferred plan pursuant to Section 401(k) of the Code or to a cafeteria plan pursuant to Section 125 of the Code.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Common Stock” means the common stock, $.01 par value per share, of the Company.

(e)	“Company” shall also include any subsidiary of Progress Software Corporation designated as a participant in the Plan by the Board, unless the context otherwise requires.

(f)	“Employee” means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by (i) the Company or (ii) any subsidiary corporation.

(g)	“Subsidiary Corporation” shall mean any present or future corporation which is or would constitute a “subsidiary corporation” as that term is defined in Section 424(f) of the Code.

3.	ELIGIBILITY

(a)	Participation in the Plan is completely voluntary. Participation during any one or more of the Offering Periods, as hereafter defined, under the Plan shall neither limit, nor require, participation during any other Offering Period.

(b)	Each Employee of the Company and its Subsidiary Corporations shall be eligible to participate in the Plan on any Offering Period commencement date, as hereafter identified, following the completion of three months of continuous service with the Company and/or its Subsidiary Corporations; provided, however, that no Employee shall be granted an option under the Plan:

(i)	if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation; for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or

(ii)	which permits his/her rights to purchase stock under all Section 423 employee stock purchase plans of the Company and its Subsidiary Corporations to exceed US $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423 (b)(8) of the Code shall apply.

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Appendix B

4.	OFFERING PERIOD / EXERCISE PERIOD

The right to purchase stock hereunder shall be made available by a series of “Exercise Periods” during an “Offering Period” to employees eligible in accordance with Paragraph 3 hereof.

(a)	Offering Period. Each participant in the Plan will be enrolled in an Offering Period. An Offering Period has a duration of 27 consecutive months unless a participant: withdraws from the Plan, ceases to be an eligible employee or is automatically transferred to a new Offering Period. Offering Periods commence on each of the following dates: January 1, April 1, July 1, or October 1.

Notwithstanding the foregoing, no Offering Period shall commence if at any time it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended. If an Offering Period cannot commence upon any date for the reason set forth above, an Offering Period may commence upon a date other than January 1, April 1, July 1 or October 1, and such Offering Period may be for a duration of less than 27 months. Any determination as to whether an Offering Period shall so commence on another date, and the duration of such Offering Period, shall be in the sole discretion of the Committee.

(b)	Exercise Period. Each 27-month Offering Period consists of nine consecutive Exercise Periods lasting three months each. Exercise Periods start on January 1, April 1, July 1, and October 1.

(c)	Exercise Date. During each 27-month Offering Period there will be nine Exercise Dates. An Exercise Date is the last date of each Exercise Period. Therefore, Exercise Dates will be as follows: March 31, June 30, September 30, and December 31.

Notwithstanding the foregoing and subject to Paragraph 22, in the event that, on any Exercise Date provided for herein, it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended, such Exercise Date shall be of no force or effect.

5.	PARTICIPATION

Any eligible employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with their payroll department and the Plan administrator 20 days prior to an Offering Period commencement date.

A participant may be enrolled in only one Offering Period at a time. A participant will be re-enrolled automatically as a participant in future Offering Periods when an Offering Period in which such participant is currently enrolled ends, unless such participant withdraws from participation, is terminated or terminates employment, becomes ineligible to participate for any reason, or the Plan terminates.

6.	PAYROLL DEDUCTIONS

(a)	At the time a participant files his/her authorization for a payroll deduction, he/she shall specify a percentage of his/her Eligible Compensation to be deducted from his/her pay on each payday during any Offering Period in which he/she is a participant in the Plan. Such percentage shall be in increments of one percent (1%) up to a maximum percentage to be established for each Offering Period by the Committee.

(b)	Payroll deductions for participants shall commence on the Offering Period commencement date following the effective date of his/her authorization for such payroll deductions.

(c)	A participant may, at any time, reduce the percentage (but not below 1%) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. A reduction in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full pay period commencing after such date.

B-2

Appendix B

(d)	A participant may, at any time, increase the percentage (but not above the maximum established by the Committee) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. An increase in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full Exercise Period commencing after such date.

(e)	All payroll deductions made for a participant shall be credited to his/her account under the Plan. A participant may not make any separate cash payment into such account.

7.	GRANTING OF OPTION / EXERCISE PRICE

(a)	On the commencement date of each Offering Period, a participant in such Offering Period shall be deemed to have been granted an option to purchase on each Exercise Date during such Offering Period (at the per share exercise price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated during the applicable Exercise Period by eighty-five (85%) of the market value per share of the Company’s Common Stock on the Offering Period commencement date or on the Exercise Date, whichever is lower, provided that the number of shares subject to the option shall not exceed 200% of the number of shares determined by dividing 10% of the participant’s Eligible Compensation over the Offering Period (determined as of the Offering Period commencement date) by 85% of the market value per share of the Company’s Common Stock on the Offering Period commencement date, subject to the limitations set forth in Section 3 (b) and 12 hereof. The Market value per share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

(b)	The exercise price per share to be paid for Common Stock purchased under the Plan shall be equal to the lower of 85% of the market value per share of the Common Stock on the first day of the Offering Period in which the Exercise Date falls, or 85% of the market value per share of the Common Stock on the Exercise Date. Market value per share of the Common Stock on a particular date is the closing price (or closing bid, if no sales were reported) of the Common Stock on the National Association of Securities Dealers Automated Quotation System, Inc. (“NASDAQ”), or, in the event the Common Stock is listed on a stock exchange, the market value per share shall be the closing price on such exchange, for that date, as reported in the Wall Street Journal. If a closing price is not available for a particular date, then the market value per share to be used for that date will be the closing stock price as of the last preceding trading day on the NASDAQ or a stock exchange for which a closing price is available. If the Common Stock is not listed on the NASDAQ or a stock exchange then the market value per share will be determined by the Committee.

For purpose of calculating the number of shares of Common Stock to be purchased with payroll deductions from participants outside of the United States, the Company will use the exchange rate published in the Wall Street Journal on the Exercise Date.

8.	EXERCISE OF OPTION

Unless a participant withdraws from the Plan or is terminated from participating in the Plan pursuant to paragraph 10 hereof, his/her option for the purchase of Common Stock will be deemed to have been exercised automatically on each Exercise Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his/her account at that time will purchase at the price of the Common Stock as determined in Paragraph 7 (b). Fractional shares will not be issued under the Plan and any excess funds in a participant’s account representing any fractional shares after Common Stock purchases made on each Exercise Date will be automatically carried forward to the next Exercise Period unless the participant elects, by written notice to their payroll department, to have the excess returned to him/her.

In the event that an Exercise Date is of no force or effect pursuant to the provisions of Paragraph 4 above, the automatic exercise described in this Paragraph shall occur on the next succeeding Exercise Date in such Offering Period that has not been determined to be of no force or effect. If there is no such Exercise Date in the Offering Period, all of the participant’s outstanding payroll deductions for such Offering Period shall be returned to the participant, without interest.

2026 Proxy Statement	B-3

Appendix B

9.	NEW OFFERING PERIOD

If the market value of the Common Stock is lower on an Exercise Date than it was on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from that Offering Period immediately after the participants’ exercise of the option on such Exercise Date, and such participants will be automatically re-enrolled in a new Offering Period commencing immediately after that Exercise Date. The old Offering Period terminates upon such automatic re-enrollment.

10.	WITHDRAWAL AND TERMINATION

(a)	Prior to the Exercise Date for each Exercise Period, any participant may withdraw all but not less than all of his/her payroll deductions under the Plan for such Exercise Period by giving written notice to his/her payroll department. All of the participant’s payroll deductions credited to such account will be paid to him/her after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made. Withdrawal from an Exercise Period will be deemed to be a withdrawal from the Offering Period which includes such Exercise Period. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

(b)	A participant may elect not to exercise an option by giving written notice to their payroll department no less than seven (7) business days prior to the applicable Exercise Date. Any such election will be treated as a withdrawal pursuant to section (a) above.

(c)	A participant’s election not to participate in, or withdrawal from, any Offering Period or Exercise Period within such Offering Period will not have any effect upon his/her eligibility to participate in any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

(d)	Upon termination of the participant’s employment for any reason, including retirement but excluding death, all of his/her payroll deductions accrued during the relevant Exercise Period will be returned to the participant.

(e)	Upon termination of the participant’s employment because of death, the participant’s beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the participant’s former payroll department prior to the expiration of a period of 90 days commencing with the date of the death of the participant but in no event later than the applicable Offering Period, either

(i)	to withdraw all of the payroll deductions credited to the participant’s account under the Plan; or

(ii)	to exercise the participant’s option for the purchase of stock on the Exercise Date next following the date of the participant’s death for the purchase of the number of full shares which the participant’s accumulated payroll deductions, at the date of the participant’s death, will purchase at the applicable price, and any excess deductions will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the appropriate payroll department of the Company, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant at the date of the participant’s death and the same will be paid promptly to said beneficiary.

11.	INTEREST

No interest will be paid or allowed on any money paid into the Plan or credited to any participant.

12.	STOCK

(a)	The maximum number of shares of Common Stock available for issuance and purchase by participants under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17, shall be 12,150,000 shares of Common Stock, par value $.01 per share, of the Company. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, with the balances of payroll deductions credited to each participant under the Plan carried forward to the next Exercise Period in the applicable Offering Period or returned to the participant if the participant so chooses, by giving written notice to their payroll department to this effect.

B-4

Appendix B

(b)	The participant will have no interest in stock underlying his/her option until such option has been exercised.

(c)	The Committee, in its sole discretion, may establish a minimum holding period, if any, for shares of stock acquired pursuant hereto by any participant or his beneficiary pursuant to Paragraph 14 hereof. Certificates representing said shares of stock issued pursuant to this Plan may bear legends to that effect.

13.	ADMINISTRATION

The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee.

14.	DESIGNATION OF BENEFICIARY

A participant shall file with their payroll department a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall prior to the death of the participant by whom he has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

15.	TRANSFERABILITY

Neither payroll deductions credited to a participant nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10(a).

16.	USE OF FUNDS

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	EFFECT OF CHANGES OF COMMON STOCK

If the Company shall subdivide or reclassify the Common Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

18.	AMENDMENT OR TERMINATION

The Board may at any time terminate or amend the Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant holding options under the Plan.

2026 Proxy Statement	B-5

Appendix B

19.	NOTICES

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the participant’s payroll department.

20.	MERGER OR CONSOLIDATION

If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised, the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation. In accordance with this Paragraph and Paragraph 17, the Committee shall determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

21.	APPROVAL OF STOCKHOLDERS

The Plan is subject to the approval of the stockholders of the Company at their next annual meeting or at any special meeting of the stockholders for which one of the purposes of such a special meeting shall be to act upon the Plan.

22.	GOVERNMENTAL AND OTHER REGULATIONS

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of the Commonwealth of Massachusetts. In the event of any inconsistency between such provisions of the Code and any such laws, said provisions of the Code shall govern to the extent necessary to preserve favorable federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.

B-6

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V83859-P42562 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 2. To approve, on an advisory basis, the compensation of Progress Software Corporation's named executive officers. 3. To approve an increase in the number of shares authorized for issuance under the Progress Software Corporation 2008 Stock Option and Incentive Plan, as Amended and Restated. 4. To approve an increase in the number of shares authorized for issuance under the Progress Software Corporation 1991 Employee Stock Purchase Plan, as Amended and Restated. 5. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2026. NOTE: The named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors 01) Paul T. Dacier 02) John R. Egan 03) Rainer Gawlick 04) Yogesh K. Gupta 05) Charles F. Kane 06) Samskriti Y. King 07) David A. Krall 08) Angela T. Tucci 09) Vivian M. Vitale Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. PROGRESS SOFTWARE CORPORATION The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. SCAN TO VIEW MATERIALS & VOTE w PROGRESS SOFTWARE CORPORATION 15 WAYSIDE ROAD, SUITE 400 BURLINGTON, MA 01803 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PRGS2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V83860-P42562 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. PROGRESS SOFTWARE CORPORATION 2026 ANNUAL MEETING OF STOCKHOLDERS May 7, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Yogesh Gupta, Anthony Folger and YuFan Stephanie Wang, or any of them acting singly, as proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/PRGS2026 on May 7, 2026, at 10:00 A.M., Eastern Time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 25, 2026, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the Annual Meeting of Stockholders of the Company or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person. Continued and to be signed on reverse side